Form 10-K, Exhibit 13
period 1997-01-31
EDISON CONTROLS CORP
filed 1997-04-29
CIK 795968

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


Fiscal 1996 was a year of change for Edison Control Corporation (the "Company"). On June 21, 1996, the Company acquired Construction Forms, Inc., a leading Wisconsin-based manufacturer of concrete pumping systems, abrasion-resistant piping systems, and concrete and plaster/mortar mixers. On October 31, 1996, Edison sold its faulted circuit indicator business to its manager. On November 15, 1996, the Company changed its fiscal year end to January 31, 1997 to conform with the year end of the acquired companies. Accordingly, the financial statements reflect the change in year end and a one-month transition period.


RESULTS OF OPERATIONS

Fiscal 1996 versus Fiscal 1995 Operations

Net sales for the year ended January 31, 1997 ("fiscal 1996") totaled $13,604,340 compared to $791,502 for the year ended December 31, 1995 ("fiscal 1995"). Net sales of the acquired companies from June 21, 1996
accounted for $12,717,228 of the total net sales.   On a pro forma basis,
net sales of the acquired companies increased 7.2% from $19,789,192 in fiscal 1995 to $21,221,335 in fiscal 1996. The increase was due to increased export and domestic volume of the concrete pumping systems business.

Gross profit percentage was 32.4% for fiscal 1996 compared to 16.5% for fiscal 1995. The gross profit percent of the acquired companies was 33.0% for fiscal 1996.

Selling, engineering and administrative expenses for fiscal 1996 increased to $3,238,168 compared to $729,267 in 1995. As a percent of sales, the amount decreased from 92.1% in 1995 to 23.8% in fiscal 1996. The acquired companies selling, engineering and administrative expenses for fiscal 1996 were $2,406,711 or 18.9% of net sales of the acquired companies.

Stock option amortization of $455,691 related to options for 167,611 shares of the Company's common stock granted to the acquired companies' management in June 1996. The difference between the $3.00 option price and the $7.50 market price at time of grant is being amortized over the one year vesting period. The Company expects to recognize $298,558 of amortization in fiscal 1997.

Intangible amortization of $187,536 relates principally to the goodwill and organizational/finance costs associated with the acquisition. The Company anticipates $314,400 of amortization in fiscal 1997.

Operating earnings for fiscal 1996 were $531,702 or 3.9% of net sales compared to an operating loss of $598,622 in 1995. The acquired companies accounted for $1,596,362 of operating earnings for fiscal 1996.

Net investment earnings, which includes interest, dividends, and realized and unrealized gains or losses on trading securities, decreased from $4,096,645 in 1995 to $33,279 for fiscal 1996. A majority of this decrease was related to the decline in value of Glenayre Technologies, Inc. stock held by the Company. The Company realized significant gains on sales of this stock during the year, but also incurred significant unrealized losses on the stock during the year.

Interest expense increased to $775,762 for fiscal 1996 from $0 in fiscal
1995. This change related to the debt incurred on the acquisition. Interest expense is expected to increase in fiscal 1997 due to a full year of borrowing.

The loss on sale of net assets for $434,166 related to the sale, on October 31, 1996 of certain net assets of the electronic fault indicator business. The Company anticipated continued operating losses in the future from this business and, accordingly, decided to dispose of its assets.

Stock warrant amortization of $594,097 related to a warrant granted to the principal stockholder in connection with this stockholder's personal guaranty of subordinated debt incurred in connection with the Company's acquisition of Construction Forms and its affiliates. The warrant was granted for 500,000 shares of the Company's common stock at $1.60 per share. At the time the transaction was negotiated in April 1996, the Company's Common Stock was $4.00 per share and on the date the acquisition was consummated on June 21, 1996, the closing price in said market for the Company's Common Stock was $7.50 per share. In approving the transaction, the Board of Directors received an opinion of Commonwealth Associates, an independent investment banking firmm that the Warrant issued for the limited guarantee and collateral was fair, from a financial point of view, to the holders of the Company's Common Stock. The difference between the Warrant price and the fair market value at the time the transaction was negotiated is being amortized over the three year term of the subordinated debt. Amortization of $400,000 is expected in fiscal 1997.

The net loss for the year was principally due to the loss on sale of net assets and the amortization of goodwill, financing costs, stock options and stock warrants. Excluding these items, the Company would have had net income of approximately $270,000, or $.11 per share.

1995 versus 1994

Net sales for fiscal 1995 totaled $791,502, a decrease of $652,502 or 45.2%, compared with 1994. While sales prices remained stable in 1995, the sales decrease was due in part to a decline in the sale of the Company's products for export. Sales in Mexico in 1994 were $229,219 versus $36,093 in 1995, an 84% decrease. Sales domestically decreased as well, primarily due to sales to Jacksonville Electric Authority from $261,648 in 1994 and decreasing to $0 in 1995. This decline was partly attributable to an excess inventory condition at Jacksonville Electric Authority. Management also believes the decreased 1995 unit volume was a result of decreased spending by the Company's electric utility customers for products such as faulted circuit indicators which are not essential for the generation and distribution of electric power.

Gross profit margins decreased to 16.5% in fiscal 1995 from 30.4% in fiscal 1994. The decrease was due to reduced unit volume and the allocation of overhead cost over the unit volume.

Selling, general and administrative expenses were $729,267 in fiscal year 1995, an increase of $52,410, or 7.2% from 1994. As a percentage of sales, selling, general and administrative expenses increased to 92% of sales in 1995, from 47% of sales in 1994. This increase is a result of increased salary, rent and other administrative expenses related to the hiring of a President and Chief Executive Officer in February, 1995. Selling expenses remained constant at 14% of sales.

The operating loss before interest and dividends, realized gains and unrealized gains (losses) on trading securities was $598,622 in fiscal year 1995 compared to $238,179 in fiscal 1994, an increase in the loss of $360,443. The increase in the operating loss was due to decreased sales volume, decreased gross profit margin and increased selling, general and administrative expenses.

Interest and dividends, net of security fees and commissions, for fiscal year 1995 was $39,598 compared to $187,818 in fiscal year 1994, a decrease of $148,220 or 78.9%. This decrease was due to fewer dividend generating securities. Realized gains on the sale of trading securities for 1995 was $2,214,145 as compared to $712,530 for 1994. The increase of $1,501,615 or
210.7% was due to increased trading activities. In addition, 1995 included unrealized gains on trading securities of $1,842,902 as compared to losses of $193,830 in 1994. The increase in unrealized gains was mainly attributable to an upward-market trend.

The effective tax rate increased to 40% in 1995 as compared to 18% in 1994 due to the remaining tax-loss carry forward being utilized in fiscal 1994.

Net income of $2,082,582 or $.95 per share for fiscal year 1995 increased from $1,830,347 or $.85 per share in fiscal year 1994 for a difference of $252,235.

Cash increased $1,199,095 from $821,901 in fiscal 1994 to $2,020,996 in 1995.
This increase is significantly a result of cash provided by operations of $1,122,000 which was generated from the sale of trading securities and proceeds from the exercise of $117,000 of stock options.


LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $7,234,818 for fiscal 1996, compared to $1,122,000 for fiscal 1995. The increase was mainly due to the sale of trading securities to finance the acquisition of Construction Forms, Inc. and its affiliates. The reduction of inventories of the acquired companies to accommodate the leveraged position of the Company also contributed to the increase.

Net working capital of $11,554,170 at January 31, 1997 increased $1,254,295, or 12.2%, from the December 31, 1995 levels of $10,299,875. The current ratio at January 31, 1997 was 3.9:1 compared to 5.73:1 at December 31, 1995. The change was mainly due to changes in cash, trading securities and debt used to finance the acquisition and increased net working capital of the acquired companies.

Cash used in investing activities for fiscal 1996 was $19,274,791 compared to $39,905 in fiscal 1995. This change was the result of the acquisition of Construction Forms, Inc. and its affiliates. The purchase price of approximately $20,550,000, including acquisition costs, was funded by $4,800,000 of the Company's available resources, with the remaining amount funded from available bank borrowings. Capital expenditures increased by $376,435 principally due to the acquired companies' activities.

Cash provided by financing activities in fiscal 1996 of $12,166,288 was primarily due to the issuance of debt related to the acquisition and subsequent payments of debt. The Company's debt to capitalization ratio at January 31, 1997 was 55.4% compared to 0% at December 31,1995. The Company maintains various debt agreements which are described in more detail in the footnotes to the consolidated financial statements. Required principal payments in fiscal 1997 are expected to be approximately $869,000. The Company entered into a two year $10,000,000 interest rate cap/floor agreement to reduce the impact of changes in interest rate borrowings under its variable rate debt. The agreement, which expires December 10, 1998, maintains a cap rate of 7% (90 day LIBOR) and a floor rate of 4.5%.

The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents, investments, trading securities and existing bank credit lines. Proposed capital expenditures for the fiscal year ending January 31, 1998 are expected to total approximately $500,000, as compared to $416,340 for fiscal 1996.

The Company intends to continue to expand its businesses, both internally and through potential acquisitions. The Company currently anticipates that any potential acquisitions would be financed primarily by internally generated funds or additional borrowings.

Summary of Selected Financial Data
Edison Control Corporation

                        Year Ended
                        January 31,       Year Ended December 31,
                        1997         1995      1994      1993      1992
Statement of Operations

Net sales               13,604,340  791,502    1,444,004 1,195,807 1,611,297
Cost of sales           9,191,243   660,857    1,005,326 851,701   1,193,232
Gross profit            4,413,097   130,645    438,678   344,106   418,065
Selling, engineering
 and administrative     3,238,168   729,267    676,857   651,267   762,953
Operating income (loss) 531,702     (598,622)  (238,179) (307,161) (344,888)

Realized gains on
 trading securities     2,802,490   2,214,145  712,530   545,742   133,648

Unrealized gains (losses)
 on trading securities  (2,854,059) 1,842,902  (193,830) 0         0

Interest, dividends and
 other income           84,848      39,598     187,818   305,390   326,426

(Loss) earnings from
 continuing operations (731,028)    2,082,582  1,830,347 543,971   115,186

Cumulative effect of
 change in accounting
 principle, net of
 income taxes          0            0          1,447,567  0         0

Net (loss) earnings    (731,028)    2,082,582  1,830,347  543,971   115,186


Per common share

(Loss) earnings before
 cumulative effect of
 change in accounting
 principle             (0.33)       0.95        0.18       0.25     0.05

Cumulative effect of
 change in accounting
 principle, less taxes 0            0           0.67       0        0

Net (loss) earnings    (0.33)       0.95        0.85       0.25     0.05

Book value             5.98         4.86        3.89       3.02     2.76


At Year End

Working capital        11,554,170   10,299,875  8,101,993 6,256,984 5,674,025
Property, plant and
 equipment-net         7,077,228    65,687      65,618    88,999    127,647
Total assets           34,060,105   12,553,489  9,332,572 6,444,468 5,951,247
Long-term debt         16,907,424   0           0         0         0
Stockholders' equity   13,601,241   10,375,912  8,176,330 6,345,983 2,802,012

Weighted average common
 shares and common share
 equivalents           2,210,849    2,189,633   2,149,500 2,140,599 2,100,000

Common stock
 outstanding           2,275,933    2,136,000   2,100,000  2,100,000 2,100,000

Note: As discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations, significant changes were made to the Company's core business in fiscal 1996.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Edison Control Corporation:

We have audited the accompanying consolidated balance sheet of Edison Control Corporation and subsidiaries (the "Company") as of January 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the one-month transition period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the years ended December 31, 1995 and 1994 were audited by other auditors whose report, dated February 14, 1996, expressed an unqualified opinion on those statements and included an explanatory paragraph that described a change in the method of accounting for debt and equity securities as discussed in Note 1 to the consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1997, and the results of their operations and their cash flows for the year then ended and the one-month transition period ended January 31, 1996, in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Milwaukee, Wisconsin
April 7, 1997

EDISON CONTROL CORPORATION

Consolidated Balance Sheets
January 31, 1997 and December 31, 1995

Assets                                         1997           1995
Current assets:
Cash and cash equivalents (Note 1)             772,008        2,020,996
Investments (Note 1)                           284,000        284,000
Trading securities (Notes 1 and 4)             4,751,688      9,838,998
Accounts receivable, less allowance of $292,000
 and $0, respectively (Note 1)                 2,713,308      55,398
Receivable from affiliate (Note 6)             156,035        0
Inventories (Notes 1 and 5)                    5,316,948      230,318
Prepaid expenses and other current assets      197,576        47,739
Deferred compensation (Notes 1 and 11)         298,558        0
Deferred financing costs (Note 11)             983,333        0

 Total current assets                          15,473,454     12,477,449

Investment in and advances to affiliate
 (Note 6)                                      340,054        0

Other assets:
 Prepaid pension (Note 10)                     385,021        0
 Deferred financing costs (Note 11)            1,372,591      0
 Deferred income taxes (Note 8)                0              10,350

 Total other assets                            1,757,591      10,350

Property, plant and equipment (Note 1):
 Cost:
  Land                                         343,059        0
  Building and improvements                    2,672,111      75,038
  Machinery and equipment                      4,383,674      364,942
  Construction in progress                     7,322          0

  Total property, plant and equipment          7,406,166      439,980

  Less - accumulated depreciation              (328,938)      (374,293)

  Property, plant and equipment, net           7,077,228      65,687

Goodwill (net of amortization of $135,484)
 (Note 1)                                      9,154,833      0

Organizational/finance costs (net of
 amortization of $54,125) (Note 1)             256,945        0

TOTAL ASSETS                                   34,060,105     12,553,486

See notes to consolidated financial statements.


Liabilities and Stockholders' Equity            1997          1995
Current liabilities:
 Trade accounts payable                         868,088       924
 Accrued compensation                           606,010       0
 Taxes other than income taxes                  38,119        0
 Other accrued expenses (Note 7)                529,896       51,701
 Income taxes payable (Note 8)                  9,077         518,728
 Deferred income taxes (Note 8)                 245,000       1,606,221
 Deferred compensation (Notes 1 and 11)         754,250       0
 Current maturities on long-term debt (Note 9)  868,844       0

  Total current liabilities                     3,919,284     2,177,574

Long-term debt-less current maturities (Note 9) 16,038,580    0

Deferred income taxes (Note 8)                  501,000       0

Total liabilities                               20,458,864    2,177,574


Stockholders' equity (Note 11):

Preferred stock, $.01 par value; 1,000,000
 shares authorized, none issued                 0             0
Common stock, $.01 par value; 10,000,000 shares
 authorized, issued and outstanding 2,275,933
 and 2,136,000 shares, respectively             22,759        21,360
Additional paid-in capital                      10,016,435    6,143,334
Retained earnings                               3,453,331     4,211,218
Foreign currency translation adjustments        108,716       0

Total stockholders' equity                      13,601,241    10,375,912

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      34,060,105    12,553,486

See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

Consolidated Statements of Operations
Years ended January 31, 1997, December 31, 1995, 1994
and one-month transition period ended January 31, 1996

                                        One-Month
                          Year Ended    Ended               Year Ended
                          January 31,   January 31,   December 31, December 31,
Net sales                 13,604,340    63,564        791,502      1,444,004

Cost of goods sold        9,191,243     54,046        660,857      1,005,326

Gross profit              4,413,097     9,518         130,645      438,678

Other operating expenses:
 Selling, engineering and
  administrative expenses 3,238,168     83,009        729,267      676,857
 Stock option amortization
  (Note 11)               455,691       0             0            0
 Goodwill and
  organizational/finance
  cost amortization
  (Note 1)                187,536       0             0            0

   Total other operating
    expenses              3,881,395     83,009        729,267      676,857

Operating earnings (loss) 531,702       (73,491)      (598,622)    (238,179)

Other expense (income):
 Interest expense         775,762       0             0             0
 Realized (gains) losses
  on trading securities   (2,802,490)   (600,496)     (2,214,145)   (712,530)
 Unrealized losses (gains)
  on trading securities   2,854,059     583,345       (1,842,902)   193,830
 Interest and
  miscellaneous income    (84,848)      (10,481)      (39,598)      (187,818)
 Loss on sale of assets,
  net (Note 2)            434,166       0             0             0
 Stock warrant
  amortization (Note 11)  594,097       0             0             0
 Equity in earnings of
  affiliate (Note 6)      (18,016)      0             0             0

   Total other expense
    (income)              1,752,730     (27,632)      (4,096,645)   (706,518)

(Loss) earnings before
 income taxes (credit)
 and cumulative effect
 of change in accounting
 principle                (1,221,028)   (45,859)       3,498,023     468,339

Income taxes (credit)
 (Note 8)                 (490,000)     (19,000)       1,415,441     85,559

(Loss) earnings before
 cumulative effect of
 change in accounting
 principle                (731,028)     (26,859)       2,082,582     382,780

Cumulative effect of change
 in accounting principle,
 less income taxes of
 $962,635                 0             0              0             1,447,567

Net (loss) earnings       (731,028)     (26,859)      2,082,582      382,780

(Loss) earnings per common
 share and common share
 equivalentS:

 (Loss) earnings before
  cumulative effect of
  change in accounting
  principle                (0.33)       (0.01)        0.95           0.18

 Cumulative effect of
  change in accounting
  principle                0             0            0              0.67

 Net (loss) earnings       (0.33)       (0.01)       0.95           0.85

Weighted average common
 shares and common share
 equivalents              2,210,849     2,136,000     2,189,633      2,149,500


See notes to consolidated financial statements

EDISON CONTROL CORPORATION

Consolidated Statements of Stockholders' Equity
Years ended January 31, 1997, December 31, 1995, 1994
and one-month transition period ended January 31, 1996

                                                         Foreign
                                    Additional           Currency
                  Common Stock      Paid-in    Retained  Translation
                Shares    Amount    Capital    Earnings  Adjustments  Total
Balances, January
 1, 1994        2,100,000 21,000    6,026,694  298,289   0            6,345,983

 Net earnings   0         0         0          1,830,347 0            1,830,347

Balances, December
 31, 1994       2,100,000 21,000    6,026,694  2,128,636 0            8,176,330

 Stock options
  exercised     36,000    360       116,640    0         0            117,000
 Net earnings   0         0         0          2,082,582 0            2,082,582

Balances, December
 31, 1995       2,136,000 21,360    6,143,334  4,211,218 0            10,375,912

 Net (loss)     0         0         0          (26,859)  0            (26,859)

Balances, January
 31, 1996       2,136,000 21,360    6,143,334  4,184,359 0            10,349,053

 Stock issued at
  acquisition
  (Note 11)     114,933   1,149     860,851    0         0            862,000
 Stock warrants
  issued
  (Note 11)     0         0         2,950,000  0         0            2,950,000
 Stock options
  exercised
  (Note 11)     25,000    250       62,250     0         0            62,500
 Foreign currency
  translation
  adjustment    0         0         0          0         108,716      108,716
 Net (loss)     0         0         0          (731,028) 0            (731,028)

Balances, January
 31, 1997       2,275,933 22,759    10,016,435 3,453,331 108,716      13,601,241

See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

Consolidated Statements of Cash Flows
Years ended January 31, 1997, December 31, 1995, 1994
and one-month transition period ended January 31, 1996

                                          One-Month
                             Year Ended   Ended              Year Ended
                             January 31,  January 31, December 31,  December 31,
                             1997         1996        1995          1994
Operating activities:
Net (loss) earnings          (731,028)    (26,859)    2,082,582     1,830,347

Adjustments to reconcile net
 (loss) to net cash provided
 by (used in) operating
 activities:
 Depreciation of plant and
  equipment                  328,421      2,389       39,836         38,512
 Amortization                1,235,253    0           0              0
 Provision for doubtful
  accounts                   10,127       0           0              0
 Realized (gain) on trading
  securities                 (2,802,490)  (600,409)   (2,214,145)    (712,530)
 Unrealized loss (gain) on
  trading securities         2,854,059    583,345     (1,842,902)    193,830
 Purchases of trading
  securities                 (9,003,912)  (3,436,325) (16,653,501)   (8,282,783)
 Proceeds from the sales of
  trading securities         15,409,029   2,084,100   18,501,000     8,908,423
 Cumulative effect of change
  in accounting principle    0            0           0              (2,410,202)
 Loss on sale of assets      396,318      0           0              0
 Equity in earnings of
  affiliate                  (18,016)     0           0              0

 Changes in assets and
  liabilities, net of acquired
  companies:
  Accounts receivable        (140,961)    (40,958)    170,748         (40,213)
  Receivable from affilate   44,973       0           0               0
  Inventories                1,417,211    4,493       19,139          (4,578)
  Prepaid expenses and other
   assets                    23,928       7,500       (458)           20,530
  Prepaid pension            57,577       0           0               0
  Trade accounts payable     (71,315)     20,876      (68,527)        16,264
  Accrued compensation       78,084       8,283       0               0
  Taxes, other than income
   taxes                     (44,774)     0           0               0
  Accrued expenses           101,490      (9,413)     14,323          (7,920)
  Income taxes               (538,285)    216,000     351,054         167,674
  Deferred income taxes      (1,370,871)  (235,000)   722,851         873,020

Net cash provided by (used
 in) operating activities    7,234,818    (1,422,065) 1,122,000       590,374


Investing activities:

Additions to plant and
 equipment                  (416,340)      0          (39,095)        (15,131)
Maturities of certificates
 of deposit                 0              0          0               95,000
Payments received on advance
 to affiliate               45,823         0          0               0
Proceeds from sale of
 assets                     9,819          0          0               0
Payment for the purchase of
 acquired companies, net of
 cash acquired              18,914,093

Net cash (used in) provided
 by investing activities    (19,274,791)   0          (39,905)        79,869


Financing activities:

Proceeds from issuance of
 long-term debt             16,540,000     0           0              0
Payments on long-term debt  (4,531,936)    0           0              0
Proceeds from issuance of
 common stock               95,724         0           0              0
Stock options exercised     62,500         0           117,000        0

Net cash provided by
 financing activities       12,166,288     0           117,000        0

Effect of exchange rate
 changes on cash            46,762         0           0              0

Net increase (decrease) in
 cash and cash equivalents  173,077        (1,422,065) 1,199,095      670,243

Cash and cash equivalents,
 beginning of period        598,931        2,020,996   821,901        151,658

Cash and cash equivalents,
 end of period              772,008        598,931     2,020,996      821,901


Supplemental disclosure of cash flow information:

Cash paid during the year for:
 Interest                   773,954        0            0             0
 Income taxes, net of
  refunds                   1,419,070      0            341,536       0

Supplemental scheduled of non-cash investing and financing activities:

 Stock issued under separate
  agreement which offset a
  portion of purchase price
  of acquired companies     766,274        0             0            0
 Notes receivable offset
  against purchase price
  of acquired companies     332,400        0             0            0
 Fair value of warrants
  issued in connection with
  financing of acquisition  2,950,000      0             0            0

See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 1997, DECEMBER 31, 1995, 1994
AND ONE-MONTH TRANSITION PERIOD ENDED JANUARY 31, 1996


1.	NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of Edison Control Corporation ("Edison") and subsidiaries, all of which are wholly owned (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations - The Company is currently comprised of four operating segments. Construction Forms ("ConForms") is a leading manufacturer and distributor of systems of pipes, couplings and hoses and other equipment used for the pumping of concrete. ConForms manufactures a wide variety of finished products which are used to create appropriate configurations of systems for various concrete pumps. Ultra Tech manufactures abrasion resistant piping systems for use in industries such as mining, pulp and paper, power and waste treatment. Gilco produces a line of concrete and plaster/mortar mixers. JABCO primarily leases property and equipment to Ultra Tech.

The Company's principal market is North America with limited sales activity in Europe.

Cash Equivalents - The Company considers all temporary investments with maturities of three months or less when acquired to be cash equivalents.

Investments - Investments consist of certificates of deposit with maturities in excess of three months and are recorded at cost which approximates market. The Company intends to hold the certificates until maturity.

Trading Securities - Debt and equity securities purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. The cost of securities sold is based on the first-in, first-out method.

Accounting Change - In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company adopted the provisions of the new standard for securities held as of or acquired after January 1, 1994. The cumulative effect as of January 1, 1994 of adopting Statement No. 115 increased net income by $1,447,567 (net of $962,635 in deferred income taxes), or $.67 per share.

Accounts Receivable - Accounts receivable are stated net of an allowance for doubtful accounts and finance charges.

Inventories - Inventories are stated at the lower of cost (principally last-in, first-out method) or market.

Property, Plant and Equipment - Property, plant and equipment is stated at cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repairs, which do not significantly improve the related asset or extend its useful life, are charged to expense as incurred. For financial reporting purposes, plant and equipment is depreciated primarily by the straight-line method over the estimated useful lives of the assets. Depreciation claimed for income tax purposes is computed by accelerated methods.

Goodwill and Intangible Assets - Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies and is amortized on a straight-line basis over 40 years. The Company assesses the carrying value of goodwill at each balance sheet date. Consistent with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", such assessments include, as appropriate, a comparison of the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period of the goodwill to the net carrying value of goodwill. The Company recognizes diminution in value of goodwill, if any, on a current basis. Organizational/finance costs are amortized over their economic useful lives ranging from three to twenty years.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - Management believes the carrying amount of financial instruments is a reasonable estimate of the fair value of these instruments.

Translation of Foreign Currencies - Assets and liabilities of foreign operations are translated into United States dollars at current exchange rates. Income and expense accounts are translated into United States dollars at average rates of exchange prevailing during the period. Adjustments resulting from the translation of financial statements of the foreign operations are included as foreign currency translation adjustments in the stockholders' equity section of the accompanying consolidated balance sheets.

Revenue Recognition - The Company recognizes revenue upon  shipment of products.

Research and Development - Amounts expended for research and development for the year ended January 31, 1997, the one-month transition period ended January 31, 1996, and the years ended December 31, 1995 and 1994 totaled approximately $190,000, $6,000, $43,000 and $32,000, respectively, and are expensed as incurred.

Net (Loss) Earnings Per Common Share and Common Share Equivalent - Net (loss) earnings per common share and common share equivalent is computed based upon the weighted average number of common shares and common share equivalents (stock options and warrants) outstanding during the year. Common share equivalents from dilutive stock options and warrants were calculated using the treasury stock method. Common share equivalents (stock options and warrants) are antidilutive for the year ended January 31, 1997 and period ended January 31, 1996.

Accounting Pronouncements - Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation" was issued in 1995. The Company has elected to continue to account for stock-based compensation under Accounting Principles Board Opinion No. 25 as allowed by SFAS No. 123.

Reclassifications - Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

2.	ACQUISITIONS AND DISPOSITIONS

On June 21, 1996, the Company purchased all of the issued and outstanding stock of Construction Forms, Inc. and subsidiaries and JABCO, LLC for an aggregate cash consideration of approximately $20,550,000. The acquisition was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Accordingly, the results of operations have been included since the date of the acquisition. Resultant goodwill is being amortized over 40 years. The purchase price was allocated as follows:

Receivables                     2,810,237
Inventory                       6,699,256
Property, plant and equipment   6,990,408
Goodwill                        9,290,317
Prepaid pension                 442,598
Cash and other assets           1,714,648
Liabilities assumed             (7,397,464)

Total                           20,550,000

The following unaudited pro-forma results of operations give effect to the acquisition as if it had occurred at the beginning of the fiscal year for each of the periods presented:

                                                      Year Ended
                                               January 31,   December 31,
                                               1997          1995
Net sales                                      22,810,447    20,580,694
Net (loss) earnings                            (681,643)     607,565

Net (loss) earnings per common share           (0.30)        0.21


The unaudited pro-forma information is not necessarily indicative of either results of operations that would have occurred had the purchase been made at the beginning of each fiscal year or of future results of operations of the combined companies.

On October 31, 1996, the Company sold certain net assets of its electronic fault indicator operation. In return, the Company received cash of $10,000, a $275,000 promissory note bearing interest at an annual rate of 8.25%, and a five year warrant to purchase 20% of the capital stock of the new company. It is management's opinion that the possibility of collection of any principal or interest on the note receivable is remote and, accordingly, has reserved the total balance of the note and will not record any interest income until received. The total loss on the sale of these net assets was $434,166, including the note receivable reserve.

3.	CHANGE IN FISCAL YEAR

The Company changed its fiscal year end from December 31 to January 31 in order to correspond with the fiscal year of the acquired companies.

4.	TRADING AND MARKETABLE SECURITIES

Trading securities at January 31, 1997 consisted of the following:

                                         Number of
Name of Issuer/                          Shares or
Title of Issue                           Units       Cost      Market
Common Stocks:
 Computer Associates International, Inc. 10,000      630,000   453,750
 Deisgner Holdings, Inc.                 10,000      165,000   141,250
 Electronic Data Systems Corp.           10,000      441,250   460,000
 General Motors Corp.                    10,000      532,500   610,000
 Glenayre Technologies, Inc.             50,000      1,163,961 962,500
 Healthsource                            10,000      138,750   132,500
 Panavision                              6,400       139,750   120,000
 Sun International Hotels                5,100       259,475   181,688
 US Trust Corporation                    20,000      659,125   1,690,000

Total                                                4,129,811 4,751,688

Trading securities at December 31, 1995 consisted of the following:

                                         Number of
Name of Issuer/                          Shares or
Title of Issue                           Units        Cost      Market
Common Stocks:
 Chase Manhattan                         13,600       629,625   821,100
 Exel Ltd. - Ord.                        10,000       537,500   608,750
 Glenayre Technologies, Inc.             65,000       1,355,175 4,046,250
 Ivax Corporation                        35,745       354,542   1,018,733
 Made Networks NV                        7,340        242,500   328,465
 3COM Corporation                        10,000       461,250   466,250
 US Trust Corporation                    20,000       659,125   995,000
 Wang Laboratories, Inc., New            35,000       618,750   581,875
 York International                      17,500       776,250   822,500

  Total Common Stocks                                 5,634,717 9,688,923

Preferred Stock:
 Bankamerica Corp.                       5,800        145,000   150,075

Total                                                 5,779,717 9,838,998


5.	INVENTORIES

Inventories consisted of the following:

                                  January 31,       December 31,
                                  1997              1995
Raw materials                     2,737,369         217,651
Work-in-process                   617,615           0
Finished goods                    2,016,964         12,667

 Subtotal                         5,371,948         230,318

Less-reserve to reduce carrying
 value to LIFO cost               (55,000)          0

Net inventories                   5,316,948         230,318


6.	INVESTMENT IN AND ADVANCES TO AFFILIATE

The Company owns 50% of the outstanding common stock of South Houston Hose Company and accounts for the investment by the equity method. The Company had sales of approximately $685,000 to the affiliate during 1996. Summary unaudited financial information as of January 31, 1997 and the year then ended is as follows:

Current assets         934,399
Noncurrent assets      49,930
Current liabilities    306,198
Noncurrent liabilities 41,555
Stockholders' equity   636,576
Net sales              2,239,949
Net earnings           94,070

7.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

                                               Year Ended
                                         January 31,  December 31,
Group benefits                           190,680      0
Warranty                                 151,000      0
Legal and professional                   78,500       0
Interest                                 57,268       0
Selling commissions                      17,475       2,907
Other                                    34,973       4,621

Total                                    529,861      51,701



8.	INCOME TAXES

Deferred income taxes are provided on temporary differences relating to reporting expenses in different periods for financial statement and income tax purposes and differences in bases of assets and liabilities. Such differences relate primarily to unrealized gain (losses) on investments, depreciation expense, inventory costs, bad debt expense, warranty costs, insurance, compensation and pension expense.

The provision for income taxes (credit) is as follows:

                                 One-Month
                     Year Ended  Ended       Year Ended    Year Ended
                     January 31, January 31, December 31,  December 31,
                     1997        1996        1995          1994
Currently payable:
 Federal             718,871     184,000     506,616       128,924
 State               162,000     32,000      185,974       46,250

  Subtotal           880,871     216,000     692,590       175,174

Deferred:
 Federal             (1,120,871) (200,000)   556,595       (69,127)
 State               (250,000)   (35,000)    166,256       (20,488)

  Subtotal           (1,370,871) (235,000)   722,851       (89,615)

Total                (490,000)   (19,000)    1,415,441     85,559

Temporary differences which gave rise to the deferred tax assets
(liabilities) included the following items at January 31, 1997 and December 31, 1995:

                                           1997           1995
Deferred tax assets:
Compensation and other employee benefits   290,000        0
Inventory items                            0              400
Book reserves and other items              6,000          0
Fixed assets                               0              9,950
Net operating loss carryforwards           140,000        0
Deferred financing                         207,000        0
Vacation pay                               63,000         0

 Subtotal                                  706,000        10,350

Deferred tax liabilities:
Inventory items                            (543,000)      0
Unrealized gains                           (243,000)      (1,606,221)
Fixed assets                               (516,000)      0
Pension benefit                            (150,000)      0

 Subtotal                                  (1,452,000)    (1,606,221)

Net deferred tax liability                 (746,000)      (1,595,871)

The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:

                                        One-Month
                            Year Ended  Ended               Year Ended
                            January 31, January 31,   December 31, December 31,
Statutory tax rate          34.0%       34.0%         34.0%        34.0%

State taxes, net of federal
 tax benefit                4.8%         5.7%          7.0%         4.3%
Goodwill                    (3.8)%       0.0%          0.0%         0.0%
Dividends received
 deduction                  1.3%         2.9%          (0.5)%       (3.1)%
Effect of utilization of
 loss carryforward and
 change in valuation
 allowance                  0.0%         0.0%           0.0%         (13.7)%
Reversal of provision for
 taxes not necessary in the
 future                     4.5%         0.0%           0.0%          0.0%
Other, net                  (0.7)%       (1.2)%         0.0%          (3.2)%

Effective tax rate          40.1%        41.4%          40.5%         18.3%


At January 31, 1997, the Company has net operating loss carryforwards for Federal and state income tax purposes of approximately $280,000 and $500,000, respectively, expiring in 2012.

9.	LONG-TERM DEBT

Long-term debt, less current maturities consisted of the following at January 31, 1997:

Industrial revenue bonds                    3,000,000
Bank revolving credit loan                  3,800,000
Bank overadvance term loan                  3,281,944
Subordinated bank loan                      6,798,300
Obligation to former officer                27,180

Total debt                                  16,907,424

Less current portion                        (868,844)

Total long-term debt                        16,038,580


The Industrial Revenue Bonds ("IRB") were issued to finance construction of a new production facility in Port Washington, Wisconsin. A total of $3,000,000 was issued for the facility and is due in annual installments of $125,000 from February 1997 through February 2000, $150,000 from February 2001 through February 2005, and $175,000 from February 2006 through February 2015. The interest rate at January 31, 1997 approximated 3.65%.

The master credit agreement, which expires June 21, 1999, allows for revolving credit borrowings not to exceed $6,000,000. Borrowings, which are based on qualified assets, bear interest at either the prime rate plus .50% or the LIBOR rate plus 1.25% on the first $1,800,000 of debt (6.91% at January 31, 1997) and the LIBOR rate plus 2.00% on amounts in excess of $1,800,000 (7.66% at January 31, 1997).

Also under the master credit agreement, the Company maintains an overadvance term loan. Monthly principal payments of $59,722 are required by the agreement. Borrowings bear interest at either the prime rate plus .375% or the LIBOR rate plus 3.1%. The interest rate at January 31, 1997 was 8.625%. The agreement calls for additional principal payments based on excess cash flow as defined in the agreement.

The terms under the master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and fixed charge ratio, and restricts the Company to a maximum debt to worth ratio. Substantially all of the Company's assets are collateralized under the above debt agreements.

The Company has a loan agreement with a bank which provides for subordinated borrowings up to $6,800,000 through June 22, 1999. Borrowings bear interest at the bank's LIBOR rate plus 1.25%. On January 31, 1997, the interest rate was 6.81%. The loan is secured by substantially all of the assets of the Company and is guaranteed by the principal stockholder of Edison.

The Company has an obligation to a former officer due in September 1997. Interest is payable annually at 6%.

The Company has entered into a two year $10,000,000 interest rate cap/floor agreement to reduce the impact of changes in interest rate borrowings under its variable rate debt. The agreement maintains a cap rate of 7% (90 day LIBOR) and a floor rate of 4.5%. The Company paid a fee of $32,500 related to the cap/floor agreement and is amortizing the fee over the life of the agreement. The interest rate cap/floor agreement expires December 10, 1998.

Annual principal payments for the next five years on long-term debt are as follows:

Year                   Revolving  Overadvance              Obligation
Ending                 Credit     Term       Subordinated  to Former
January 31, IRB        Loan       Loan       Bank Loan     Officer   Total
1998        125,000    0          716,664    0             27,180    868,844
1999        125,000    0          716,664    0             0         841,664
2000        125,000    3,800,000  1,848,616  6,798,300     0         12,571,916
2001        125,000    0          0          0             0         125,000
2002        150,000    0          0          0             0         150,000
Thereafter  2,350,000  0          0          0             0         2,350,000

Total       3,000,000  3,800,000  3,281,944  6,798,300     27,180    16,907,424



10.	EMPLOYEE RETIREMENT PLANS

The Company has a noncontributory defined benefit pension plan, which relates to the acquired companies, covering substantially all full-time employees. The plan provides for benefits based on years of service and compensation.

The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements at January 31, 1997:

                                                                   1997
Actuarial present value of benefit obligations:
 Accumulated beneit obligation, including vested beneftis of
  $1,992,192                                                       2,024,083

 Projected benefit obligation for service rendered to date         2,843,888

 Plan assets at fair value, primarily pooled common stock and
  bond funds, stocks and bonds                                     3,521,295

 Plan assets in excess of projected benefit obligation             677,407

 Unrecognized net gain from past experience different from that
  assumed                                                          (292,386)

 Prepaid pension expense recognized in the consolidated balance
  sheet at January 31, 1997                                        385,021


The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 6% for the year ended January 31, 1997. The expected rate of return on plan assets is 8.0% for the year ended January 31, 1997. The Company's funding policy is to contribute annually amounts within the limits which can be deducted for Federal income tax purposes. No contributions were made to the Plan during the year ended January 31, 1997.

Pension expense consisted of the following components for the year ended January 31, 1997:

Service cost-benefits earning during the year      65,707
Interst on projected benefit obligation            119,475
Actual return on plan assets (gain) loss           (369,579)
Net amortization and deferral                      241,974

Net periodic pension expense                       57,577

The Company also has a retirement savings and thrift plan (401(k) plan), which relates to the acquired companies, covering substantially all of its employees. Under the 401(k) plan, the Company contributes amounts based on employee contributions. Amounts charged to earnings for the plan for the year ended January 31, 1997 was $42,831.

11.	EMPLOYEE STOCK OPTION PLANS

The Company adopted a 1986 Stock Option Plan (the "Plan") for the benefit of directors, officers and key employees of the Company. Pursuant to the Plan, as amended, these persons may be granted options to purchase up to an aggregate of 150,000 shares of Common Stock. The Board of Directors may authorize the granting of options under the Plan, and may determine to whom the options may be granted, the number thereof, the option price and the exercise period. The price for incentive stock options, which may be granted under the Plan and which meet the requirements of Section 422A of the Internal Revenue Code, as amended, will not be less than the fair market value of the Common Stock on the date the option is granted (100% of such fair market value for an optionee who holds more than 10% of the outstanding shares of the capital stock of the Company). The price for non-statutory options shall be fixed in the discretion of the Board of Directors and in no event will the option price for any non-statutory option granted be less than 85% of the fair market value of the Common Stock on the date of grant. The maximum exercise period for any option under the Plan is ten years from the date the option is granted (five years for an optionee who holds more than 10% of the outstanding shares of the capital stock of the Company). In November 1987, the Board of Directors issued non-statutory options to purchase an aggregate of 90,000 shares at an exercise price of $2.50 per share ("2.50 options"). In 1989, the Company issued non-statutory options to purchase an additional 60,000 shares at an exercise price of $1.22 per share. In November 1996, William Finneran purchased 25,000 shares of his options.

In June 1993, the Board of Directors granted non-statutory options to purchase 18,000 shares each to Clark H. Bailey, Gerald B. Cramer, John J. Delucca and Jay J. Miller, and 35,000 shares to William B. Finneran, Directors of the Company, at an exercise price of $2.50 per share, vesting 50% at June 5, 1994 and 50% at June 4, 1995 ("vesting $2.50 options"). In June 1995, Clarke H. Bailey exercised his option and purchased 18,000 shares.

In July 1993, the Board of Directors granted a non-statutory option to purchase 18,000 shares to John M. Sanzo, a Director of the Company, at an exercise price of $4.00 per share, vesting 50% at July 15, 1994 and 50% at July 15, 1995 ("vesting $4.00 options"). In October 1994, the Board of Directors resolved that the stock option, heretofore, granted to Mr. John M. Sanzo to be fully vested notwithstanding any term of said option to the contrary and that said option would expire 120 days following the effectiveness of a Registration Statement on Form S-8 under the Securities Act of 1993, as amended. In June 1995, John M. Sanzo exercised his option and purchased 18,000 shares.

In October 1995, the 1986 Stock Option Plan was amended to increase by 200,000 the number of shares of common stock authorized for issuance, thereunder to a total of 350,000 shares.

In February 1995, the Board of Directors authorized and on October 17, 1995, the stockholders approved, a grant to the Company's President and Chief Executive Officer of an option to purchase up to 200,000 shares of common stock pursuant to the 1986 Option Plan at an exercise price of $4.00 per share, vesting 33% each at date of grant, on February 1, 1996, and on February 1, 1997, respectively.

In February 1996, nonqualified options for 17,500 shares were granted to three individuals for services rendered at an exercise price of $4.50 per share. The options are exercisable up to the close of business on December 31, 1999.

In connection with the issuance of the subordinated debt, the principal stockholder of the Company provided collateral to a bank to support a guaranty of repayment by the Company of the principal and interest on the loan. The arrangement was made to reduce the cost of borrowed funds from that which would have been otherwise obtainable by the Company from unaffiliated "mezzanine" lenders. In consideration of his providing such collateral, the Company issued, subject to stockholder approval, a ten (10) year Warrant to purchase 500,000 shares of Common Stock exercisable at a price of $1.60 per share. At the time the transaction was negotiated, Common Stock was quoted at approximately $4.00 per share. On the date the ConForms acquisition was consummated, which was the grant date, the closing sale price for the Common Stock in the over-the-counter market was $7.50 per share. The difference between the Warrant price and the fair market value at the time the transaction was negotiated is being amortized over the three year term of the subordinated debt.

In connection with the ConForms acquisition, the Company entered into agreements for the sale for investment of an aggregate of 114,933 shares of Common Stock for a total purchase price of $862,000 to key management personnel of ConForms and its affiliates. In addition, the Company granted ten year nonqualified options to purchase an aggregate of 167,611 shares of Common Stock exercisable at $3.00 per share to key personnel. Such options vest fully on the first anniversary of the closing of the acquisition. On the date of the grant of the options, the closing sale price for the Common Stock was $7.50 per share. The difference between the option price and the fair market value at the time of grant is being amortized over the one year vesting period.

The Company has adopted the disclosure-only provisions of SFAS No.123, "Accounting for Stock-Based Compensation," but continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for all of its plans. Compensation expense was $1,049,788, $0, and $0 for the year ended January 31, 1997, the one-month transition period ended January 31, 1996, and the year ended December 31, 1995, respectively. If the Company had elected to recognize compensation costs for the options/warrants issued after December 15, 1994 in accordance with SFAS No. 123, net (loss) earnings and net (loss) earnings per share would have changed to the pro forma amounts as follows:

                                     Year        One-Month    Year
                                     Ended       Ended        Ended
                                     January 31, January 31,  December 31,
                                     1997        1996         1995
Net (loss) earnings
                       As reported:  (731,028)   (26,859)     2,082,582
                       Pro forma:    (2,128,210) (26,859)     2,000,075

Net (loss) earnings per share
                       As reported:  (0.33)       (0.01)       0.95
                       Pro forma:    (0.96)       (0.01)       0.91


The fair value of stock options/warrants used to compute and disclose pro forma net (loss) earnings and pro forma net (loss) earnings per share is the estimated present value at grant date using the Black Scholes option pricing model with the following weighted average assumptions:

                                   Year        One-Month    Year
                                   Ended       Ended        Ended
                                   January 31, January 31,  December 31,
                                   1997        1996         1995
Dividend yeild                     0%          0%           0%
Expected volatility                53%         46%          46%
Risk-free interest rate (6 year)               5.35%        5.35%
Risk-free interest rate (5 year)   6.65%
Risk-free interest rate (3 year)               5.07%        5.07%
Risk-free interest rate (2 year)   6.29%


Stock option/warrant activity is summarized as follows:

                                            Weighted    One-Month     Weighted
                              Year Ended    Average     Ended         Average
                              January 31,   Exercise    January 31,   Exercise
                              1997          Price       1996          Price
Options/warrants outstanding,
 beginning of period          314,000       3.46        314,000       3.46
Options/warrants granted      685,111       2.02        0             0
Options/warrants exercised    (25,000)      2.50        0             0

Options/warrants outstanding,
 end of period                974,111       2.47        314,000       3.46

Options/warrants exercisable,
 end of period                739,833       2.21        180,666       3.05

Price range per share         1.60 - 4.50               2.50 - 4.00

                              Year         Weighted     Year         Weighted
                              Ended        Average      Ended        Average
                              December 31, Exercise     December 31, Exercise
                              1995         Price        1994         Price
Options/warrants outstanding,
 beginning of period          150,000      2.68         150,000      2.68
Options/warrants granted      200,000      4.00         0            0
Options/warrants exercised    (36,000)     3.25         0            0

Options/warrants outstanding,
 end of period                314,000      3.46         150,000      2.68

Options/warrrants exercisable 180,666      3.05         96,500       2.78

Price range per share         2.50 - 4.00               2.50 - 4.00



12.	VALUATION ACCOUNTS

The Company had no valuation accounts as of December 31, 1995. The acquisition on June 21, 1996 included various valuation accounts. Activity related to these valuation accounts for the year ended January 31, 1997 is as follows:

                                                      Deductions
                                                      for bad debts
                                                      written off,
                                         Additions    inventory
                     Balance             charged to   disposed of,  Balance,
                     Beginning Acquired  costs and    or warranty   End of
Valuation Accounts   of Period Companies expenses     claims        Period
Allowance for doubt-
 ful accounts and
 finance charges     0         304,026   10,127       (22,153)      292,000
Excess and obsolete
 inventory reserve   0         770,000   2,500        0             772,500
Notes receivable
 reserve             0         0         275,000      0             275,000
Warranty reserve     0         174,466   42,360       (65,826)      151,000


13.	COMMITMENTS

The Company has entered into employment agreements with three of its executives. Minimum salaries to be paid to these individuals for the years ended January
31, 1998 and 1999 are $495,000 and $145,000, respectively.

The Company leases warehouse facilities expiring at various dates through November 1998. Future minimum lease payments required under these noncancelable operating lease agreements are approximately as follows:

Year Ending
January 31,
1998           109,480
1998           86,700

Total          196,180


Total rent expense for the year ended January 31, 1997, one-month transition period ended January 31, 1996 and the years ended December 31, 1995 and 1994 was approximately $137,000, $6,000, $49,000, and $45,000, respectively.

14.	RELATED PARTY TRANSACTIONS

At January 31, 1997, Edison held in its investment portfolio 50,000 shares of common stock of Glenayre Technologies, Inc. which were purchased during 1993, 1995 and 1996 at a cost of $1,163,961 and have a market value at January 31, 1997 of $962,500. The Chairman of the Board of Glenayre Technologies, Inc. is a former member of the Board of Directors of the Company.

15.	FOREIGN OPERATIONS

Foreign operations information for the year ended January 31, 1997 follows:

                                             United      United
                                             States      Kingdom     Total
Net sales to unaffiliated customers          12,158,482  1,445,858   13,604,340
Operating earnings                           498,279     33,423      531,702
Identifiable assets                          31,936,230  2,123,875   34,060,105
Depreciation and amortization                1,548,701   14,973      1,563,674
Capital expenditures                         355,401     60,939      416,340


16.	CONTINGENCIES AND LITIGATION

The Company is involved in various legal proceedings which have arisen in the normal course of business. Reserves are recorded when the occurrence of loss is probable and can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a materially adverse effect on the Company's financial condition or results of operations.