Form 10-K405, Exhibit 13
period 1998-01-31
EDISON CONTROLS CORP
filed 1998-04-22
CIK 795968

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

   Certain matters discussed in this Annual Report to Shareholders are "forward-looking statements" intended to qualify for the safe harbors from liability by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes", "anticipates", "expects", or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this report. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

   Edison Control Corporation (the "Company") embarked on a new era in fiscal 1997. Fiscal 1997 was the first full year its newly acquired operation, Construction Forms, Inc. and subsidiaries, contributed to the Company's results of operations. Operating results were significantly improved with $4,190,142 (17.6% of net sales) in operating income generated compared to $531,702 (3.9% of net sales) in the prior year. Also, the Company paid approximately $2,900,000 in debt principal payments in fiscal 1997.

   Fiscal 1996 was the year of change for the Company. On June 21, 1996, the Company acquired Construction Forms, Inc., a leading Wisconsin-based manufacturer of concrete pumping systems, abrasion-resistant piping systems, and concrete and plaster/mortar mixers. On October 31, 1996, the Company sold its faulted circuit indicator business to its manager. On November 15, 1996, the Company changed its fiscal year-end to January 31, 1997 to conform with the year-end of the acquired companies. Accordingly, the financial statements reflect the change in year-end and a one-month transition period.


                              RESULTS OF OPERATIONS


   Fiscal 1997 versus Fiscal 1996

   Net sales for the year ended January 31, 1998 ("fiscal 1997") increased 75.5% to $23,875,214 compared with $13,604,340 in the prior year. The increase was mainly attributable to the inclusion of the results of operations of the acquired companies for the full year in fiscal 1997. On a pro-forma basis, Construction Forms, Inc. and subsidiaries' net sales for fiscal 1997 increased $2,653,879 (12.5%) compared to fiscal 1996. Strong domestic sales at ConForms and large project sales to power and phosphate industry customers at Ultra Tech accounted for the increase.

   As a percentage of net sales, gross profit margin increased to 38.4% for fiscal 1997 as compared to 32.4% in the prior year. Gross margin for Construction Forms, Inc. and subsidiaries for fiscal 1997 increased to 38.4% from 32.0% in the prior year. The increase was due to better pricing on Ultra Tech sales, better fixed cost coverage from the increased volume at ConForms and Ultra Tech, the inclusion of the acquired companies for the full period, and the sale of the Company's electronic fault indicator business in late 1996.

   Selling, engineering and administrative expenses represented 18.2% and 23.8% of net sales for the years ended January 31, 1998 and 1997, respectively. The percentage decrease for fiscal 1997 was primarily attributable to the inclusion of the results of operations of the acquired companies and decreases in general insurance and ConForms' sales and marketing expenses. Selling, engineering and administrative expenses of the acquired companies on a pro-forma basis decreased to $3,815,658 in fiscal 1997 from $4,462,498 in fiscal 1996. This was mainly due to decreased personnel wages and benefits, general insurance and ConForms' sales and marketing expense.

   Interest expense was $1,133,382 and $775,762 for fiscal 1997 and 1996, respectively. Debt was incurred to finance the acquisition on June 21,
   1996.   The increase in interest expense was due to a full year of outstanding debt. While rates are expected to remain stable, interest expense is expected to decrease slightly in fiscal 1998 as further debt reduction is anticipated.

   Net investment loss, which includes interest, dividends and realized and unrealized gains or losses on trading securities, was $173,366 for fiscal
   1997 compared to last year's net gain of $33,279.   A major reason for the
   decrease was related to the decrease in the market value of the Company's holdings in Glenayre Technologies, Inc. and VIVUS Inc. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. These factors, combined with the relative size of the Company's trading portfolio, has lead, and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio as of the end of each reporting period. The Company does not use or buy derivative securities.

   The amortization of goodwill, financing costs, stock options and stock warrants created a total non-cash charge of $1,600,421 for fiscal 1997 compared to $1,235,253 for the prior year. Goodwill from the June 1996 acquisition is being amortized over a 40-year period. The stock option amortization was fully amortized as of June 21, 1997. The amortization of financing costs and stock warrants will continue principally until June 21, 1999. Excluding these items, the Company would have reported net income of approximately $2,065,000 or $.90 per share (basic). The total amortization of all these non-cash charges for the years ended January 31, 1999 and 2000 is expected to approximate $1,300,000 and $660,000, respectively.

   The Company recorded tax expense of $850,000 for fiscal 1997, which represented the estimated annual effective rate of 43.5% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

   Net income of $1,105,162, or $.49 and $.41 per share, basic and diluted, respectively, for fiscal 1997 represented an increase of $1,836,190 from a net loss of $731,028, or $.33 per share, basic and diluted, for the prior year. This change was principally due to the operating results of the acquired companies.

   Fiscal 1996 versus Fiscal 1995

   Net sales for the year ended January 31, 1997 ("fiscal 1996") totaled $13,604,340 compared to $791,502 for the year ended December 31, 1995 ("fiscal 1995"). Net sales of the acquired companies from June 21, 1996
   accounted for $12,717,228 of the total net sales.   On a pro-forma basis,
   net sales of the acquired companies increased 7.2% from $19,789,192 in fiscal 1995 to $21,221,335 in fiscal 1996. The increase was due to increased export and domestic volume of the concrete pumping systems business.

   Gross margin was 32.4% for fiscal 1996 compared to 16.5% for fiscal 1995. The gross margin of the acquired companies was 32.0% for fiscal 1996.

   Selling, engineering and administrative expenses for fiscal 1996 increased to $3,238,168 compared to $729,267 in 1995. As a percent of sales, the amount decreased from 92.1% in 1995 to 23.8% in fiscal 1996. The acquired companies selling, engineering and administrative expenses for fiscal 1996 were $2,406,711 or 18.9% of net sales of the acquired companies.

   Stock option amortization of $455,691 related to options for 167,611 shares of the Company's common stock granted to the acquired companies' management in June 1996. The difference between the $3.00 option price and the $7.50 market price at time of grant is being amortized over the one-year vesting period.

   Intangible amortization of $187,536 relates principally to the goodwill and organizational/finance costs associated with the acquisition.

   Operating income for fiscal 1996 was $531,702, or 3.9% of net sales, compared to an operating loss of $598,622 in 1995. The acquired companies accounted for $1,596,362 of operating income for fiscal 1996.

   Net investment income, which includes interest, dividends, and realized and unrealized gains or losses on trading securities, decreased from $4,096,645 in 1995 to $33,279 for fiscal 1996. A majority of this decrease was related to the decline in value of Glenayre Technologies, Inc. stock held by the Company. The Company realized significant gains on sales of this stock during the year, but also incurred significant unrealized losses on the stock during the year.

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

   Stock warrant amortization of $594,097 related to a Warrant issued to the principal shareholder in connection with this stockholder's personal guaranty of subordinated debt incurred in connection with the Company's acquisition of Construction Forms and its affiliates. The Warrant is exercisable for 500,000 shares of the Company's Common Stock at $1.60 per share. At the time the transaction was negotiated in April 1996, the Company's Common Stock was $4.00 per share and on the date the acquisition was consummated on June 21, 1996, the closing price in said market for the Company's Common Stock was $7.50 per share. In approving the transaction, the Board of Directors received an opinion of Commonwealth Associates, an independent investment banking firm, that the Warrant issued for the limited guarantee and collateral was fair, from a financial point of view,
   to the holders of the Company's Common Stock.   The difference between the
   Warrant price and the fair market value at the time of grant is being amortized over the three-year term of the subordinated debt.

   The net loss for the year was principally due to the loss on sale of net assets and the amortization of goodwill, financing costs, stock options and stock warrants. Excluding these items, the Company would have reported net income of approximately $270,000, or $.12 per share (basic).

                         LIQUIDITY AND CAPITAL RESOURCES

   Cash flow from operating activities was $3,671,674 for fiscal 1997, compared to $7,234,818 for fiscal 1996. In fiscal 1996, the net sale of trading securities to finance the acquisition of Construction Forms, Inc. and its affiliates accounted for approximately $6,405,000 of the operating cash flow. Excluding the net trading securities activity from operating cash flow, the significant increase in operating cash flow was due to the profitable results generated from the Company's core business in fiscal 1997.

   Net working capital of $10,873,332 at January 31, 1998 decreased $680,838, or 5.9%, from the fiscal 1996 year-end level of $11,554,170. The current ratio at January 31, 1998 was 3.5:1 compared to 3.9:1 at prior year-end. The change was mainly due to decreases in trading securities and investments and the increase in inventories and accounts payable due to large year-end backlogs at ConForms and Ultra Tech.

   Cash used in investing activities for fiscal 1997 was $470,364 compared to $19,274,791 in fiscal 1996. This change was the result of the acquisition of Construction Forms, Inc. and its affiliates in fiscal 1996. The purchase price of approximately $20,550,000, including acquisition costs, was funded by $4,800,000 of the Company's available resources, with the remaining amount funded from available bank borrowings. Capital expenditures increased by $138,583 principally due to the acquired companies' activities for a full year.

   The Company reduced its debt by $2,884,082 in fiscal 1997, which accounts for all the cash used in financing activities. Cash provided by financing activities in fiscal 1996 of $12,166,288 was primarily due to the issuance of debt related to the acquisition and subsequent payments of debt. The Company has reduced its debt by $5,571,018 since the June 21, 1996 acquisition date. The Company's debt to capitalization ratio at January 31, 1998 and 1997 was 49.0% and 55.4%, respectively. The Company maintains various debt agreements, which are described in more detail in the footnotes to the financial statements. Required principal payments in fiscal 1998 are expected to be approximately $842,000. The Company entered into a two year $10,000,000 interest rate cap/floor agreement to reduce the impact of changes in interest rate borrowings under its variable rate debt. The agreement, which expires December 10, 1998, maintains a cap rate of 7% (90 day LIBOR) and a floor rate of 4.5%.

   The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents, investments, trading securities and existing bank credit lines. Proposed capital expenditures for the fiscal year ending January 31, 1999 are expected to total approximately $2,500,000, compared to $554,923 for fiscal 1997. The significant increase is due principally to the construction of an addition at the Company's Port Washington facility and the implementation of a new enterprise resource planning system. The Company also intends to sell its Cedarburg facility. The Company's asking price for the facility is $1,350,000, although there can be no assurance as to when or if this facility may be resold.

   The Company intends to continue to expand its businesses, both internally and through potential acquisitions. The Company currently anticipates that any potential acquisitions would be financed primarily by internally generated funds or additional borrowings or the issuance of the Company's stock.

   As is the case with most other companies using computers in their operations, the Company is in the process of addressing the Year 2000 problem. The Company is currently engaged in a comprehensive project to select and implement a new enterprise resource planning ("ERP") system that will properly recognize the Year 2000 problem. This project involves replacing certain hardware and software maintained by the Company. Management expects to complete this project in early 1999. The Company estimates that the total cumulative cost of the project will be approximately $500,000 and will be funded through operating cash flows or the existing bank line of credit. Purchased ERP system hardware and software, approximately $350,000 of the total estimated cost, will be capitalized in accordance with normal policy. Personnel and all other costs related to the project are currently, and will continue to be, expensed as incurred.

    SUMMARY OF SELECTED FINANCIAL DATA

    EDISON CONTROL CORPORATION

                                     Year Ended January 31,                   Year Ended December 31,
    Statement of Operations           1998            1997             1995            1994             1993

    Net sales                     $23,875,214      $13,604,340         $791,502     $1,444,004        $1,195,807
    Cost of sales                 $14,717,711       $9,191,243         $660,857     $1,005,326          $851,701
    Gross profit                   $9,157,503       $4,413,097         $130,645       $438,678          $344,106
    Selling, engineering &
      administrative               $4,350,273       $3,238,168         $729,267       $676,857          $651,267
    Operating income (loss)        $4,190,142         $531,702        $(598,622)     $(238,179)        $(307,161)
    Realized (losses) gains on
      trading securities             $(54,837)      $2,802,490       $2,214,145       $712,530          $545,742
    Unrealized (losses) gains
      on trading securities         $(205,618)     $(2,854,059)      $1,842,902      $(193,830)        $      -
    Interest, dividends and
      other income                    $63,276          $84,848          $39,598       $187,818          $305,390
    Income (loss) from
      continuing operations        $1,105,162        $(731,028)      $2,082,582       $382,780          $543,971
    Cumulative effect of
      change in accounting
      principle, net of income
      taxes                        $       -         $      -        $       -      $1,447,567          $     -

    Net income (loss)              $1,105,162        $(731,028)      $2,082,582     $1,830,347          $543,971

    Per Share Information

    Net income (loss) per
      share - basic                $     0.49       $    (0.33)      $     0.98     $     0.87         $    0.26
    Net income (loss) per
      share - diluted              $     0.41       $    (0.33)      $     0.94     $     0.84         $    0.26
    Book value at year end         $     6.41       $     5.98       $     4.86     $     3.89         $    3.02

    At Year End

    Working capital               $10,873,332      $11,554,170      $10,299,875     $8,101,993        $6,256,984
    Property, plant and
      equipment-net                $6,945,103       $7,077,228          $65,687        $65,618           $88,999
    Total assets                  $32,355,957      $34,060,105      $12,553,486     $9,332,572        $6,444,468
    Long-term debt                $14,023,342      $16,907,424       $       -      $       -         $       -
    Shareholders' equity          $14,590,525      $13,601,241      $10,375,912     $8,176,330        $6,345,983
    Weighted average shares
      outstanding-assuming
      dilution                      2,686,951        2,558,232        2,209,117      2,174,918         2,131,661

    Common stock outstanding        2,275,933        2,275,933        2,136,000      2,100,000         2,100,000


   Note: As discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations, significant changes were made to the Company's core business in fiscal 1996.

   Note: The Company adopted the provisions of FASB 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of the new standard for securities held as of or acquired after January 1, 1994. The cumulative effect as of January 1, 1994 of adopting Statement No. 115 increased net income by $1,447,567 (net of $962,635 in deferred income taxes), or $.69 per share-basic and $.67 per share-diluted.

   INDEPENDENT AUDITORS' REPORT

   To the Board of Directors and Shareholders of Edison Control Corporation:

   We have audited the accompanying consolidated balance sheets of Edison Control Corporation and subsidiaries (the "Company") as of January 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended and the one-month transition period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the year ended December 31, 1995 were audited by other auditors whose report, dated February 14, 1996, expressed an unqualified opinion on those statements.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended and the one-month transition period ended January 31, 1996, in conformity with generally accepted accounting principles.


   Deloitte & Touche LLP
   Milwaukee, Wisconsin
   April 2, 1998

    EDISON CONTROL CORPORATION

    CONSOLIDATED BALANCE SHEETS
    JANUARY 31, 1998 AND 1997
    ASSETS (Note 9)                     1998                  1997

    CURRENT ASSETS:
      Cash and cash
        equivalents (Note 1)          $1,037,288            $  772,008
      Investments (Note 1)               190,000               284,000
      Trading securities
        (Notes 1 and 4)                3,653,763             4,751,688
      Accounts receivable,
        less allowance of
        $320,000 and $292,000,
        respectively (Note 1)          2,995,637             2,713,308
      Receivable from
        affiliate (Note 6)               103,482               156,035
      Inventories (Notes 1
        and 5)                         5,974,302             5,316,948
      Prepaid expenses and
        other current assets             193,099               197,576
      Refundable income taxes
        (Note 8)                          81,182                    -
      Deferred compensation
        (Note 11)                              -               298,558
      Deferred financing
        costs (Note 11)                  983,333               983,333
                                      ----------            ----------
        Total current assets          15,212,086            15,473,454

    INVESTMENT IN AND
      ADVANCES TO AFFILIATE
      (Note 6)                           433,150               340,054
    OTHER ASSETS:
      Prepaid pension (Note
        10)                              283,134               385,021
      Deferred financing
        costs (Note 11)                  389,236             1,372,570
                                      ----------            ----------
        Total other assets               672,370             1,757,591

    PROPERY, PLANT AND
      EQUIPMENT (Note 1):
      Cost:
        Land                             343,059               343,059
        Buildings and
         improvements                  2,788,014             2,672,111
        Machinery and
         equipment                     4,729,916             4,383,674
        Construction in
         progress                         47,014                 7,322
                                     -----------            ----------
                                       7,908,003             7,406,166
      Less - accumulated
        depreciation                    (962,900)             (328,938)
                                      ----------            ----------
                                       6,945,103             7,077,228
    GOODWILL (net of
      amortization of
      $367,741 and $135,484,
      respectively) (Note 1)           8,922,576             9,154,833

    ORGANIZATIONAL/FINANCE
      COSTS (net of
      amortization of
      $140,398 and $54,125,
      respectively) (Note 1)             170,672               256,945
                                      ----------            ----------
    TOTAL                            $32,255,957           $34,060,105
                                      ==========            ==========

   See notes to consolidated financial statements.

    LIABILITIES AND
      SHAREHOLDERS' EQUITY              1998                  1997

    CURRENT LIABILITIES:
      Trade accounts payable         $1,261,244              $868,088
      Accrued compensation              781,566               606,010
      Taxes other than income
        taxes                            29,985                38,119
      Other accrued expenses
        (Note 7)                        555,045               529,896
      Income taxes payable
        (Note 8)                             -                  9,077
      Deferred income taxes
        (Note 8)                        115,000               245,000
      Deferred compensation
        (Notes 1 and 11)                754,250               754,250
      Current maturities on
        long-term debt (Note
        9)                              841,664               868,844
                                     ----------            ----------
        Total current
         liabilities                  4,338,754             3,919,284

    LONG-TERM DEBT, LESS
      CURRENT MATURITIES
      (Note 9)                       13,181,678            16,038,580

    DEFERRED INCOME TAXES
      (Note 8)                          245,000               501,000
                                     ----------            ----------
        Total liabilities            17,765,432            20,458,864

    SHAREHOLDERS' EQUITY
      (Note 11):
      Preferred Stock, $.01
        par value; 1,000,000
        shares authorized,
        none issued                          -                     -
      Common Stock, $.01 par
        value; 10,000,000
        shares authorized,
        2,275,933 shares
        issued and
        outstanding                      22,759                22,759
      Additional paid-in
        capital                      10,016,435            10,016,435
      Retained earnings               4,558,493             3,453,331
      Foreign currency
        translation
        adjustments                      (7,162)              108,716
                                     ----------            ----------
        Total shareholders'
         equity                      14,590,525            13,601,241
                                     ----------            ----------
    TOTAL                           $32,355,957           $34,060,105
                                     ==========            ==========

   See notes to consolidated financial statements.

    EDISON CONTROL CORPORATION

    CONSOLIDATED STATEMENTS OF OPERATIONS
    YEARS ENDED JANUARY 31, 1998, 1997, DECEMBER 31, 1995 AND
    ONE-MONTH TRANSITION PERIOD ENDED JANUARY 31, 1996

                                             Year Ended            One-Month Ended     Year Ended
                                     January 31,     January 31,     January 31,      December 31,
                                        1998            1997             1996             1995

    NET SALES                       $23,875,214    $13,604,340          $63,564          $791,502
    COST OF GOODS SOLD               14,717,711      9,191,243           54,046           660,857
                                     ----------     ----------         --------         ---------
    GROSS PROFIT                      9,157,503      4,413,097            9,518           130,645

    OTHER OPERATING EXPENSES:
      Selling, engineering and
      administrative expenses         4,350,273      3,238,168           83,009           729,267
      Stock option amortization
      (Note 11)                         298,558        455,691               -                 -
      Goodwill and
        organizational/finance
        cost amortization (Note
        1)                              318,530        187,536               -                 -
                                     ----------     ----------        ---------         ---------
        Total other operating
         expenses                     4,967,361      3,881,395           83,009           729,267
                                     ----------     ----------        ---------         ---------
    OPERATING INCOME (LOSS)           4,190,142        531,702          (73,491)         (598,622)

    OTHER EXENSE (INCOME):
      Interest expense                1,133,382        775,762               -                 -
      Realized losses (gains) on
        trading securities               54,837     (2,802,490)        (600,496)       (2,214,145)
      Unrealized losses (gains)
        on trading securities           205,618      2,854,059          583,345        (1,842,902)
      Interest and miscellaneous
        income                          (63,276)       (84,848)         (10,481)          (39,598)
      Loss on sale of assets, net
        (Note 2)                             -         434,166               -                 -
      Stock warrant amortization
        (Note 11)                       983,333        594,097               -                 -
      Equity in earnings of
        affiliate (Note 6)              (78,914)       (18,016)              -                 -
                                     ----------     ----------        ---------        ----------
        Total other expense
        (income)                      2,234,980      1,752,730          (27,632)       (4,096,645)
                                     ----------     ----------        ---------        ----------
    INCOME (LOSS) BEFORE INCOME
      TAXES                           1,955,162     (1,221,028)         (45,859)        3,498,023
    INCOME TAXES (CREDIT) (Note
      8)                                850,000       (490,000)         (19,000)        1,415,441
                                     ----------     ----------        ---------        ----------
    NET INCOME (LOSS)                $1,105,162      $(731,028)        $(26,859)       $2,082,582
                                     ==========     ==========        =========        ==========
    NET INCOME (LOSS) PER SHARE
      (Note 1):
    Net Income (Loss) Per Share -
      Basic                           $    0.49     $    (0.33)      $    (0.01)       $     0.98
                                       ========      =========        =========         =========
    Net Income (Loss) Per Share -
      Diluted                         $    0.41     $    (0.33)      $    (0.01)       $     0.94
                                       ========      =========        =========         =========


   See notes to consolidated financial statements.

    EDISON CONTROL CORPORATION

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
    YEARS ENDED JANUARY 31, 1998, 1997, DECEMBER 31, 1995
    AND ONE-MONTH TRANSITION PERIOD ENDED JANUARY 31, 1996

                                                                                                    Foreign
                                           Common Stock           Additional                        Currency
                                                                    Paid-in        Retained       Translation
                                      Share         Amount          Capital        Earnings       Adjustments         Total

    BALANCES, JANUARY 1, 1995      2,100,000         $21,000     $6,026,694      $2,128,636                -      $8,176,330
      Stock options exercised         36,000             360        116,640              -                 -         117,000
      Net income                          -               -              -        2,082,582                -       2,082,582
                                   ---------       ---------      ---------       ---------         ---------     ----------
    BALANCES, DECEMBER 31, 1995    2,136,000          21,360      6,143,334       4,211,218                -      10,375,912
      Net (loss)                          -               -              -          (26,859)               -         (26,859)
                                   ---------       ---------      ---------       ---------         ---------     ----------
    BALANCES, JANUARY 31, 1996     2,136,000          21,360      6,143,334       4,184,359                -      10,349,053
      Stock issued at acquisition
       (Note 11)                     114,933           1,149        860,851              -                 -         862,000
      Stock warrants issued (Note
       11)                                -               -       2,950,000              -                 -       2,950,000
      Stock options exercised
       (Note 11)                      25,000             250         62,250              -                 -          62,500
      Foreign currency
       translation adjustment             -               -              -               -           $108,716        108,716
      Net (loss)                          -               -              -         (731,028)               -        (731,028)
                                 -----------       ---------     ----------       ---------        ----------     ----------
    BALANCES, JANUARY 31, 1997     2,275,933          22,759     10,016,435       3,453,331           108,716     13,601,241

      Foreign currency
       translation adjustment             -               -              -               -           (115,878)      (115,878)
      Net income                          -               -              -        1,105,162                -       1,105,162
                                 -----------       ---------     ----------       ---------        ----------     ----------
    BALANCES, JANUARY 31, 1998     2,275,933         $22,759    $10,016,435      $4,558,493           $(7,162)   $14,590,525
                                  ==========        ========     ==========       =========        ==========     ==========

   See notes to consolidated financial statements.

    EDISON CONTROL CORPORATION

    CONSOLIDATED STATEMENTS OF CASH FLOWS
    YEARS ENDED JANUARY 31, 1998, 1997, DECEMBER 31, 1995
    AND ONE-MONTH TRANSITION PERIOD ENDED JANUARY 31, 1996

                                          YEAR ENDED               One-Month        Year Ended
                                  January 31,     January 31,  Ended January 31,   December 31,
                                   1998               1997            1996             1995

    OPERATING ACTIVITIES:
     Net income (loss)          $  1,105,162  $   (731,028)       $   (26,859)  $  2,082,582

     Adjustments to reconcile
      net income (loss) to net
      cash provided by
      (used in) operating
      activities:
     Depreciation of plant and
      equipment                      653,089       328,421              2,389         39,836
     Amortization                  1,600,421     1,235,253
     Provision for doubtful
      accounts                        76,780        10,127
     Realized loss (gain) on
      trading securities sales        54,837    (2,802,490)          (600,496)    (2,214,145)
     Unrealized loss (gain) on
      trading securities             205,618     2,845,059            583,345     (1,842,902)
     Purchases of trading
      securities                  (3,768,475)   (9,003,912)        (3,436,325)   (16,653,501)
     Proceeds from the sale of
      trading securities           4,605,945    15,409,029          2,084,100     18,501,000
     Loss on sale of assets           19,973       396,318
     Equity in earnings of
      affiliate                      (78,914)      (18,016)
     Changes in assets and
      liabilities, net of
      acquired companies:
      Accounts receivable           (377,314)     (140,961)           (40,958)       170,748
      Receivable from affiliate       52,553        44,973
      Inventories                   (679,253)    1,417,211              4,493         19,139
      Prepaid expenses and
       other assets                    1,395        23,928              7,500           (458)
      Prepaid pension                101,887        57,577
      Trade accounts payable         388,713       (71,315)            20,876        (68,527)
      Accrued compensation           175,254        78,084              8,283
      Taxes, other than income
       taxes                          (2,223)      (44,774)
      Accrued expenses                19,550       101,490             (9,413)        14,323
      Income taxes                   (97,324)     (538,285)           216,000        351,054
      Deferred income taxes         (386,000)   (1,370,871)          (235,000)       722,851
                                  ----------    ----------         ----------     ----------
          Net cash provided by
           (used in) operating
           activities              3,671,674     7,234,818          1,422,065      1,122,000
                                  ----------    ----------         ----------     ----------

    INVESTING ACTIVITIES:
      Additions to plant and
       equipment                    (554,923)     (416,340)                          (39,905)
      Maturity of certificate
       of deposit                     94,000
      (Advances to) payments
       received from affiliate       (14,182)       45,823
      Proceeds from sale of
       assets                          4,741         9,819
      Payment for the purchase
       of acquired companies,
       net of cash acquired                    (18,914,093)
                                   ---------     ---------          ---------    -----------
       Net cash used in
         investing activities       (470,364)  (19,274,791)                          (39,905)
                                   ---------     ---------          ---------    -----------
    FINANCING ACTIVITIES:
     Proceeds from issuance of
       long-term debt                600,000    16,540,000
     Payments of long-term debt   (3,484,082)   (4,531,936)
     Proceeds from issuance of
       common stock                                 95,724
     Stock options exercised                        62,500                           117,000
                                   ---------     ---------          ---------    -----------
       Net cash (used in)
        provided by financing
        activities                (2,884,082)   12,166,288                           117,000
                                   ---------     ---------          ---------    -----------

    EFFECT OF EXCHANGE RATE
      CHANGES ON CASH           $     51,948   $    46,762
                                   ---------     ---------          ---------    -----------
    NET INCREASE (DECREASE) IN
      CASH AND CASH EQUIVALENTS      265,280       173,077         (1,422,065)     1,199,095

    CASH AND CASH EQUIVALENTS,
      BEGINNING OF PERIOD            772,008       598,931          2,020,996        821,901
                                   ---------     ---------          ---------    -----------

    CASH AND CASH EQUIVALENTS,
      END OF PERIOD            $   1,037,288  $    772,008      $     598,931   $  2,020,996
                                  ==========     =========          =========     ==========
    SUPPLEMENTAL DISCLOSURE OF
      CASH FLOW INFORMATION:
       Cash paid during the
        year for:
     Interest                   $  1,111,901   $   773,954           $     -               -
     Income taxes, net of
       refunds                  $  1,336,130   $ 1,419,070           $     -     $   341,536

    SUPPLEMENTAL SCHEDULE OF
      NON-CASH INVESTING AND
      FINANCING ACTIVITIES:
       Stock issued as part of
         purchase price of
         acquired companies                    $   766,274
       Notes receivable
         canceled as part of
         purchase price of
         acquired companies                    $   332,400
       Fair value of warrants
         issued in connection
         with financing of
         acquisition                           $ 2,950,000


   See notes to consolidated financial statements

   EDISON CONTROL CORPORATION

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   YEARS ENDED JANUARY 31, 1998, 1997, DECEMBER 31, 1995
   AND ONE-MONTH TRANSITION PERIOD ENDED JANUARY 31, 1996

   1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

       Principles of Consolidation - The consolidated financial statements include the accounts of Edison Control Corporation ("Edison") and subsidiaries, all of which are wholly owned (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

       Nature of Operations - The Company is currently comprised of the following operations. Construction Forms ("ConForms") is a leading manufacturer and distributor of systems of pipes, couplings and hoses and other equipment used for the pumping of concrete. ConForms manufactures a wide variety of finished products which are used to create appropriate configurations of systems for various concrete pumps. Ultra Tech manufactures abrasion resistant piping systems for use in industries such as mining, pulp and paper, power and waste treatment. Gilco produces a line of concrete and plaster/mortar mixers. JABCO primarily leases property and equipment to Ultra Tech.

       The Company's principal market is in North America with limited sales activity in Europe and Asia.

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

       Goodwill and Intangible Assets - Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies and is amortized on a straight-line basis over 40 years. The Company assesses the carrying value of goodwill at each balance sheet date. Consistent with Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", such assessments include, as appropriate, a comparison of the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period of the goodwill to the net carrying value of goodwill. The Company recognizes diminution in value of goodwill, if any, on a current basis. Organizational/finance costs are amortized over their economic useful lives ranging from three to twenty years.

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

       Translation of Foreign Currencies - Assets and liabilities of foreign operations are translated into United States dollars at current exchange rates. Income and expense accounts are translated into United States dollars at average exchange rates for the periods and capital accounts have been translated using historical rates. The resulting translation adjustments are recorded as an adjustment to shareholders' equity.

       Revenue Recognition - The Company recognizes revenue upon shipment of products.

       Research and Development - Amounts expended for research and development for the years ended January 31, 1998 and 1997, the one-month transition period ended January 31, 1996, and the year ended December 31, 1995 totaled approximately $190,000, $190,000, $6,000 and $43,000, respectively, and are expensed as incurred.

       Net income (loss) per share - Effective for 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," which established new standards for the calculation of net income per share effective for interim and annual periods ending after December 1997. Income per share for the years ended January 31, 1997 and December 31, 1995 and the one-month period ended January 31, 1996 has been restated to comply with SFAS No. 128. Reconciliation of the numerator and denominator of the basic and diluted per share computations are summarized as follows:

                                                    One-Month
                          Year Ended January 31,      Ended      Year Ended
                                                   January 31,  December 31,
                             1998        1997         1996          1995
   Net Income (Loss)
    Per Share - Basic:
     Net income (loss)
      (numerator)          $1,105,162  $(731,028)     $(26,859)    $2,082,582
     Weighted average
      shares
      outstanding
      (denominator)         2,275,933  2,210,848     2,136,000      2,119,440
     Net income (loss)
      per share - basic         $0.49     $(0.33)       $(0.01)         $0.98
   Net Income (Loss)
    Per Share-Diluted:
     Net income (loss)
      (numerator)          $1,105,162  $(731,028)     $(26,859)    $2,082,582
     Weighted average
      shares
      outstanding           2,275,933  2,210,848     2,136,000      2,119,440
     Effect of dilutive
      securities:
       Stock options           99,224          -             -         89,677
       Stock warrants         311,794          -             -              -
                            ---------  ---------     ---------      ---------
     Weighted average
      shares
      outstanding
      (denominator)         2,686,951  2,210,848     2,136,000      2,209,117
     Net income (loss)
      per share -
      diluted                   $0.41     $(0.33)       $(0.01)         $0.94

       Stock options and warrants were antidilutive for the year ended January 31, 1997 and the one-month ended January 31, 1996 under the treasury stock method.

       Accounting Pronouncements   In June 1997, the Financial Accounting
       Standards Board issued SFAS No. 130 "Reporting Comprehensive Income." The Statement is effective for fiscal 1998. The Company is in the process of evaluating the reporting requirements and does not believe the adoption of SFAS No. 130 will have a material impact on the Company's consolidated financial statements.

       In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement is effective for fiscal 1998. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will not have an impact on the Company's consolidated financial statements.

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

              Receivables                               $2,810,237
              Inventory                                  6,699,256
              Property, plant and equipment              6,990,408
              Goodwill                                   9,290,317
              Prepaid pension                              442,598
              Cash and other assets                      1,714,648
              Liabilities assumed                       (7,397,464)
                                                        ----------
                                                       $20,550,000
                                                        ==========

       On October 31, 1996, the Company sold certain net assets of its electronic fault indicator operation. In return, the Company received cash of $10,000, a $275,000 promissory note bearing interest at an annual rate of 8 1/4%, and a five year warrant to purchase 20% of the capital stock of the new company. It is management's opinion that the possibility of collection of any future principal or interest on the note receivable is remote and, accordingly, has reserved the total balance of the note and will not record any interest income until received. The total loss on the sale of these net assets was $434,166, including the note receivable reserve.

   3.  CHANGE IN FISCAL YEAR

       In fiscal 1996, the Company changed its fiscal year-end from December 31 to January 31 in order to correspond with the fiscal year of the acquired companies.

   4.  TRADING AND MARKETABLE SECURITIES

       Trading securities at January 31, 1998 consisted of the following:

                                      Number of
    Name of Issuer/                   Shares or
    Title of Issue                      Units        Cost       Market Value

    Common Stocks:
     General Motors Corp.                 5,000    $  147,325     $  173,125
     Glenayre Technologies, Inc.         40,000     1,029,352        527,500
     NCR Corp.                           10,000       278,750        300,625
     Oxford Health Plans, Inc.           10,000       160,000        175,000
     Panavision Inc.                      6,400       139,750        166,800
     Raytheon                             2,812       118,925        143,763
     Sun International Hotels            10,100       330,100        386,325
     US Trust Corporation                25,000       411,953      1,484,375
     VIVUS, Inc.                         20,000       621,350        296,250
                                                    ---------      ---------
    Total                                          $3,237,505     $3,653,763
                                                    =========      =========

      Trading securities at January 31, 1997 consisted of the following:


                                      Number of
    Name of Issuer/                   Shares or
    Title of Issue                      Units        Cost       Market Value

    Common Stocks:
     Computer Associates
      International, Inc.                10,000    $  630,000     $  453,750
     Designer Holdings, Inc.             10,000       165,000        141,250
     Electronic Data Systems Corp.       10,000       441,250        460,000
     General Motors Corp.                10,000       532,500        610,000
     Glenayre Technologies, Inc.         50,000     1,163,961        962,500
     Healthsource                        10,000       138,750        132,500
     Panavision, Inc.                     6,400       139,750        120,000
     Sun International Hotels             5,100       259,475        181,688
     US Trust Corporation                20,000       659,125      1,690,000
                                                    ---------      ---------
    Total                                          $4,129,811     $4,751,688
                                                    =========      =========


   5.   INVENTORIES

        Inventories consisted of the following:

                                                 January 31,   January 31,
                                                    1998          1997

    Raw materials                                 $2,945,598    $2,737,369
    Work-in-process                                  818,003       617,615
    Finished goods                                 2,325,701     2,016,964
                                                   ---------     ---------
                                                   6,089,302     5,371,948
    Less-reserve to reduce carrying value
      to LIFO cost                                 (115,000)       (55,000)
                                                   ---------     ---------
    Net inventories                               $5,974,302    $5,316,948
                                                   =========     =========

   6.   INVESTMENT IN AND ADVANCES TO AFFILIATE

        The Company owns 50% of the outstanding common stock of South Houston Hose Company and accounts for the investment by the equity method. The Company had sales of approximately $798,000 and $685,000 to the affiliate during 1997 and 1996, respectively. Summary unaudited financial information as of January 31, 1998 and 1997, and for the years then ended is as follows:

                                               1998           1997
           Current assets                   $1,130,349     $  934,399
           Noncurrent assets                    45,878         49,930
           Current liabilities                 388,727        306,198
           Noncurrent liabilities                    -         41,555
           Shareholders' equity                787,500        633,364
           Net sales                         2,749,253      2,239,949
           Net income                          154,136         90,858


   7.   ACCRUED EXPENSES

        Accrued expenses consisted of the following:

                                                 Year Ended
                                         January 31,     January 31,
                                            1998             1997
            Group Benefits              $    130,000   $     190,680
            Warranty                         240,000         151,000
            Legal and professional            47,468          78,500
            Interest                          58,510          57,268
            Selling commissions               28,519          17,475
            Other                             50,548          34,973
                                           ---------      ----------
            Total                       $    555,045    $    529,896
                                           =========      ==========

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

        The provision for income taxes (credit) is as follows:

                                                   One-Month
                               Year Ended            Ended       Year Ended
                        January 31,  January 31,  January 31,   December 31,
                            1998         1997         1996          1995

    Currently payable:
      Federal           $ 1,066,000  $   718,871  $   184,000   $    506,616
      State                 170,000      162,000       32,000        185,974
                          ---------    ---------    ---------     ----------
                          1,236,000      880,871      216,000        692,590
    Deferred:
      Federal             (332,000)  (1,120,871)    (200,000)        556,595
      State                (54,000)    (250,000)     (35,000)        166,256
                         ----------   ----------   ----------     ----------
                          (386,000)  (1,370,871)    (235,000)        722,851

    Total               $   850,000  $ (490,000)  $  (19,000)   $  1,415,441
                         ==========   ==========   ==========     ==========

      Temporary differences which gave rise to the deferred tax assets (liabilities) included the following items at January 31, 1998 and 1997:


                                                    1998               1997
    Deferred tax assets:
    Compensation and other employee benefits    $    312,000     $   290,000
    Book reserves and other items                     97,000           6,000
    Net operating loss carryforwards                   3,000         140,000
    Deferred financing                               615,000         207,000
                                                      67,000          63,000
                                                    --------        --------
    Vacation pay                                   1,094,000         706,000
                                                    --------        --------
    Deferred tax liabilities:
    Inventory items                                 (638,000)       (543,000)
    Unrealized gains                                (162,000)       (243,000)
    Fixed assets                                    (544,000)       (516,000)
    Pension benefit                                 (110,000)       (150,000)
                                                   ---------       ---------
                                                  (1,454,000)     (1,452,000)
                                                   ---------       ---------
    Net deferred tax liability                   $  (360,000)     $ (746,000)
                                                   =========       =========


      The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:

                                                   One-Month
                                Year Ended            Ended      Year Ended
                         January 31,  January 31,  January 31,  December 31,
                            1998         1997          1996         1995

    Statutory tax rate      34.0%        34.0%        34.0%         34.0%
    State taxes, net
     of federal tax
     benefit                 6.0          4.8          5.7           7.0
    Goodwill                 4.0         (3.8)         0.0           0.0
    Dividends received
     deduction              (0.3)         1.3          2.9          (0.5)
    Reversal of
     provision for
     taxes not
     necessary in the
     future                  0.0          4.5          0.0           0.0
    Other, net              (0.2)        (0.7)        (1.2)          0.0
                            ----         ----          ----         ----
    Effective tax rate      43.5%        40.1%        41.4%         40.5%
                            ====         ====          ====         ====


   9. LONG-TERM DEBT

      Long-term debt, less current maturities, consisted of the following at January 31, 1998 and 1997:

                                             1998              1997

    Industrial revenue bonds            $  2,875,000      $  3,000,000
    Bank revolving credit loan             3,225,000         3,800,000
    Bank overadvance term loan             1,125,278         3,281,944
    Subordinated bank loan                 6,798,064         6,798,300
    Obligation to former officer                                27,180
                                          ----------        ----------
    Total debt                            14,023,342        16,907,424
    Less current portion                   (841,664)         (868,844)
                                          ----------        ----------
    Total long-term debt                $ 13,181,678      $ 16,038,580
                                          ==========        ==========


      The Industrial Revenue Bonds ("IRB") were issued to finance construction of a new production facility in Port Washington, Wisconsin. A total of $3,000,000 was issued for the facility and is due in annual installments of $125,000 from February 1997 through February 2000, $150,000 from February 2001 through February 2005, and $175,000 from February 2006 through February 2015. The interest rate at January 31, 1998 was 3.75%.

      The master credit agreement, which expires June 21, 1999, allows for revolving credit borrowings not to exceed $6,000,000. Borrowings which are based on qualified assets bear interest at either the prime rate plus .50% or the LIBOR rate plus 1.25% on the first $1,800,000 of debt (7.00% at January 31, 1998) and the LIBOR rate plus 2.00% on amounts in excess of $1,800,000 (7.75% at January 31, 1998).

      Also under the master credit agreement, the Company maintains an overadvance term loan. Monthly principal payments of $59,722 are required by the agreement. Borrowings bear interest at either the prime rate plus .375% or the LIBOR rate plus 3.1%. The interest rate at January 31, 1998 was 8.875%. The agreement calls for additional principal payments based on excess cash flow as defined in the agreement.

      The terms under the master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and fixed charge ratio, and restricts the Company to a maximum debt to worth ratio. Substantially all of the Company's assets are collateralized under the above debt agreements.

      The Company has a loan agreement with a bank which provides for subordinated borrowings up to $6,800,000 through June 22, 1999. Borrowings bear interest at the bank's LIBOR rate plus 1.25%. On January 31, 1998, the interest rate was 7.16%. The loan is secured by substantially all of the assets of the Company and is guaranteed by the principal stockholder of Edison.

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

      Annual principal payments for the next five years on long-term debt are as follows:

      Year Ending                    Revolving      Overadvance      Subordinated
      January 31,        IRB        Credit Loan      Term Loan        Bank Loan          Total

         1999         $125,000                       $  716,664                      $   841,664
         2000          125,000      $3,225,000          408,614      $6,798,064       10,556,678
         2001          125,000                                                           125,000
         2002          150,000                                                           150,000
         2003          150,000                                                           150,000
      Thereafter     2,200,000                                                         2,200,000
                     ---------       ---------        ---------       ---------       ----------
                    $2,875,000      $3,225,000       $1,125,278      $6,798,064      $14,023,342
                     =========       =========        =========       =========       ==========

   10. EMPLOYEE RETIREMENT PLANS

       The Company has a noncontributory defined benefit pension plan, which relates to the acquired companies, covering substantially all full-time employees. The plan provides for benefits based on years of service and compensation.

       The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements at January 31, 1998 and 1997:

                                                 1998            1997
    Actuarial present values of benefit
     obligations:
      Accumulated benefit obligation,
       including vested benefits of
       $2,085,834 and $1,992,192,
       respectively                         $ 2,123,699      $ 2,024,083
                                              =========        =========
      Projected benefit obligation for
       service rendered to date             $ 2,884,024      $ 2,843,888

      Plan assets at fair value, primarily
       pooled common stock and bond funds,
       stocks and bonds                       3,998,045        3,521,295
                                              ---------        ---------
      Plan assets in excess of projected
       benefit obligation                     1,114,021          677,407

      Unrecognized net gain from past
       experience different from that
       assumed                                 (830,887)        (292,386)
                                              ---------       ----------
      Prepaid pension expense recognized
       in the consolidated balance sheet    $   283,134      $   385,021
                                              =========       ==========

      The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 6%, respectively for the years ended January 31, 1998 and 1997. The expected rate of return on plan assets was 8.0% for the years ended January 31, 1998 and 1997. The Company's funding policy is to contribute annually amounts within the limits which can be deducted for Federal income tax purposes. No contributions were made to the Plan during the years ended January 31, 1998 and 1997.

      Pension expense consisted of the following components for the years ended January 31:

                                               1998            1997
    Service cost-benefits earned
     during the year                       $  135,824     $   65,707
    Interest cost on projected
     benefit obligation                       186,853        119,475
    Actual return on plan assets
     (gain) loss                             (606,938)      (369,579)
    Net amortization and deferral             386,148        241,974
                                            ---------      ---------
    Net periodic pension expense           $  101,887     $   57,577
                                            =========      =========


      The Company also has a retirement savings and thrift plan (401(k) plan), which relates to the acquired companies, covering substantially all of its employees. Under the 401(k) plan, the Company contributes amounts based on employee contributions. Amounts charged to earnings for the plan for the years ended January 31, 1998 and 1997 were $80,943 and $42,831, respectively.

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

      In June 1993, the Board of Directors granted five-year non-statutory options to purchase 18,000 shares each to Clark H. Bailey, Gerald B. Cramer, John J. Delucca and Jay J. Miller, and 35,000 shares to William B. Finneran, Directors of the Company, at an exercise price of $2.50 per share, vesting 50% at June 5, 1994 and 50% at June 4, 1995 ("vesting $2.50 options"). In June 1995, Clarke H. Bailey exercised his option and purchased 18,000 shares. In September 1997, the options for Gerald B. Cramer expired.

      In July 1993, the Board of Directors granted non-statutory options to purchase 18,000 shares to John M. Sanzo, a Director of the Company, at an exercise price of $4.00 per share, vesting 50% at July 15, 1994 and 50% at July 15, 1995 ("vesting $4.00 options"). In October 1994, the Board of Directors resolved that the stock option, heretofore, granted to Mr. John M. Sanzo to be fully vested notwithstanding any term of said option to the contrary and that said option would expire 120 days following the effectiveness of a Registration Statement on Form S-8 under the Securities Act of 1993, as amended. In June 1995, John M. Sanzo exercised his option and purchased 18,000 shares.

      In October 1995, the 1986 Stock Option Plan was amended to increase by 200,000 the number of shares of common stock authorized for issuance, thereunder to a total of 350,000 shares.

      In February 1995, the Board of Directors authorized and on October 17, 1995, the stockholders approved a grant to the Company's President and Chief Executive Officer of a ten-year option to purchase up to 200,000 shares of common stock pursuant to the 1986 Option Plan at an exercise price of $4.00 per share, vesting 33% each at date of grant, on February 1, 1996, and on February 1, 1997, respectively.

      In February 1996, non-qualified options for 17,500 shares were granted to three individuals for services rendered at an exercise price of $4.50 per share. The options are exercisable up to the close of business on December 31, 1999.

      In May 1997, five-year non-qualified options for 25,000 shares were granted to Robert Cooney, a member of the Board of Directors, at an exercise price of $3.50 per share, vesting 50% at November 29, 1997 and 50% on May 29, 1998.

      In October 1997, five-year non-qualified options for 25,000 shares were granted to William Scott, a member of the Board of Directors, at an exercise price of $3.50 per share, vesting 50% at April 15, 1998 and 50% on October 15, 1998.

      In connection with the issuance of the subordinated debt, the principal shareholder of the Company provided collateral to a bank to support a guaranty of repayment by the Company of the principal and interest on the loan. The arrangement was made to reduce the cost of borrowed funds from that which would have been otherwise obtainable by the Company from unaffiliated "mezzanine" lenders. In consideration of his providing such collateral, the Company issued a ten-year Warrant to purchase 500,000 shares of Common Stock exercisable at a price of $1.60 per share. At the time the transaction was negotiated, Common Stock was quoted at approximately $4.00 per share. On the date the ConForms acquisition was consummated, which was the grant date, the closing sale price for the Common Stock in the over-the-counter market was $7.50 per share. The difference between the Warrant price and the fair market value at the grant date is being amortized over the three-year term of the subordinated debt.

      In connection with the ConForms acquisition, the Company entered into agreements for the sale for investment of an aggregate of 114,933 shares of Common Stock for a total purchase price of $862,000 to key management personnel of ConForms and its affiliates. In addition, the Company granted ten-year nonqualified options to purchase an aggregate of 167,611 shares of Common Stock exercisable at $3.00 per share to key personnel. Such options vest fully on the first anniversary of the closing of the acquisition. On the date of the grant of the options, the closing sale price for the Common Stock was $7.50 per share. The difference between the option price and the fair market value at the time of grant was amortized over the one-year vesting period.

      The Company has adopted the disclosure-only provisions of SFAS No.123, "Accounting for Stock-Based Compensation," but continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for all of its plans. Compensation expense was $1,281,891, $1,049,788, $0, and $0 for the years ended January 31,
      1998, 1997, the one-month transition period ended January 31, 1996, and the year ended December 31, 1995, respectively. If the Company had elected to recognize compensation costs for the options/warrants issued after December 15, 1994 in accordance with SFAS No. 123, net income (loss) and net income (loss) per share would have changed to the pro-forma amounts as follows:

                                                Year Ended January 31,        One-Month Ended      Year Ended
                                               1998             1997         January 31, 1996   December 31, 1995

    Net income (loss)    As reported:    $  1,105,162        $  (731,028)           (26,859)      $  2,082,582
                         Pro-forma:         1,240,831         (2,128,210)           (26,859)         2,000,075
    Net income (loss)
     per share-basic     As reported:            0.49              (0.33)             (0.01)              0.98
                         Pro-forma:              0.55              (0.96)             (0.01)              0.94
    Net income (loss)
     per share-diluted   As reported:            0.41              (0.33)             (0.01)              0.94
                         Pro-forma:              0.46              (0.96)             (0.01)              0.91

      The fair value of stock options/warrants used to compute and disclose pro-forma net income (loss) and pro-forma net income (loss) per share is the estimated present value at grant date using the Black Scholes option pricing model with the following weighted average assumptions:

                                                One-Month
                           Year Ended             Ended         Year Ended
                           January 31          January 31,     December 31,
                         1998      1997           1996             1995

    Dividend yield          0%         0%              0%               0%
    Expected volatility    55%        53%             46%              46%
    Risk-free interest
      rate:
           6 year            -          -           5.35%            5.35%
           5 year            -      6.65%               -                -
           4 year        5.41%          -               -                -
           3 year            -          -           5.07%            5.07%
           2 year            -      6.29%               -                -
           1 year        5.35%          -               -                -


      Stock option/warrant activity is summarized as follows:

                                          Weighted                 Weighted
                             Year Ended    Average    Year Ended   Average
                            January 31,   Exercise     January     Exercise
                                1998        Price      31, 1997     Price

    Options/warrants
     outstanding,
     beginning of period      974,111       $2.47      314,000      $3.46
    Options/warrants
     granted                   50,000        3.50      685,111       2.02
    Options/warrants
     exercised                      -           -      (25,000)      2.50
    Options/warrants
     expired                  (18,000)       2.50            -          -
                            ---------     -------   ----------    -------
    Options/warrants
     outstanding, end of
     period                 1,006,111        2.52      974,111       2.47
                            =========     =======   ==========    =======
    Options/warrants
     exercisable,
     end of period            968,611        2.48      739,833       2.21
                            =========     =======   ==========    =======

    Price range per share   $1.60-$4.50              $1.60-$4.50
                             ==========              ===========


                               One-Month
                                 Period    Weighted                 Weighted
                                 Ended      Average   Year Ended    Average
                              January 31,  Exercise  December 31,   Exercise
                                  1996       Price       1995        Price

    Options/warrants
     outstanding, beginning
     of period                  314,000     $3.46        150,000    $2.68
    Options/warrants granted          -         -        200,000     4.00
    Options/warrants
     exercised                        -         -        (36,000)    3.25
                              ---------    ------      ---------  -------
    Options/warrants
     outstanding, end of
     period                     314,000      3.46        314,000     3.46
                              ---------    ------      ---------  -------
    Options/warrants
     exercisable, end of
     period                     180,666      3.05        180,666     3.05
                              ---------    ------      ---------  -------
    Price range per share     $2.50-$4.00            $2.50-$4.00
                              ===========            ===========


        The weighted average remaining contractual life of stock options and warrants outstanding at January 31, 1998 is 7.5 years.

        The weighted average fair value of options granted and warrants issued during the years ended January 31, 1998, 1997 and December 31, 1995 was $1.98, $6.11 and $2.08, respectively.

   12.  VALUATION ACCOUNTS

        Activity related to valuation accounts for the years ended January 31, 1998 and 1997 is as follows:

                                                                        Additions      Deductions for
                                                                        charged to    bad debts written
                                             Balance,                  (deductions     off, inventory
                                             Beginning    Acquired     from) costs     disposed of or      Balance,
         Valuation Accounts                   of Year     Companies    and expenses    warranty claims   End of Year

    Allowance for doubtful
      accounts and finance
      charges:                    1/31/98      $292,000      $     -     $ 76,780           $(48,780)        $320,000
                                  1/31/97             -      304,026       10,127            (22,153)         292,000

    Excess and obsolete
      inventory reserve:          1/31/98       772,500            -     (215,500)                 -          557,000
                                  1/31/97             -      770,000        2,500                  -          772,500

    Notes receivable reserve:     1/31/98       275,000            -            -                  -          275,000
                                  1/31/97             -            -      275,000                  -          275,000

    Warranty reserve:             1/31/98       151,000            -      164,000            (75,000)         240,000
                                  1/31/97             -      174,466       42,360            (65,826)         151,000


   13.  COMMITMENTS

        The Company has employment agreements with two of its executives. Minimum salaries to be paid to these individuals for the years ended January 31, 1999 and 2000 are $270,000 and $112,500, respectively.

        The Company has various warehouse and auto leases expiring at various dates through January 2001. Future minimum lease payments required under these noncancelable operating lease agreements are approximately as follows:



                       Year Ending
                       January 31,
                          1999                     $ 149,000
                          2000                       101,000
                          2001                        81,000
                                                    --------
                                                    $331,000
                                                    ========

      Total rent expense for the years ended January 31, 1998 and 1997, the one-month transition period ended January 31, 1996 and the year ended December 31, 1995 was approximately $145,000, $137,000, $6,000, and
      $49,000, respectively.


   14.  RELATED PARTY TRANSACTIONS

      At January 31, 1998 Edison held in its investment portfolio 6,400 shares of Panavision Inc., which were purchased in 1996 at a cost of $139,750 and have a market value at January 31, 1998 of $166,800. The Chairman of the Board and Chief Executive Officer of Panavision Inc. is a member of the Board of Directors of the Company.

   15.  FOREIGN OPERATIONS

      Foreign operations information for the year ended January 31, 1998 follows:

                              United        United
                              States       Kingdom     Malaysia     Total
   Net sales to
     unaffiliated
     customers              $21,852,948  $1,827,477   $194,789    $23,875,214
   Operating income (loss)    4,328,227     (51,859)   (86,226)     4,190,142
   Identifiable assets       30,050,025   1,852,144    453,788     32,355,957
   Depreciation and
     amortization             2,196,795      49,737      6,978      2,253,510
   Capital expenditures         412,097      54,919     87,907        554,923


      Foreign operations information for the year ended January 31, 1997 follows:

                                      United        United
                                      States        Kingdom        Total

    Net sales to unaffiliated
      customers                     $12,158,482     $1,445,858   $13,604,340
    Operating income                    498,279         33,423       531,702
    Identifiable assets              31,936,230      2,123,875    34,060,105
    Depreciation and amortization     1,548,701         14,973     1,563,674
    Capital expenditures                355,401         60,939       416,340


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