Form 10-K405, Exhibit 13
period 1999-01-31
EDISON CONTROLS CORP
filed 1999-04-21
CIK 795968

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Certain   matters   discussed  in  this  Annual  Report  to   Shareholders   are
"forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes", "anticipates", "expects", or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, new product advancements by competition, significant changes in industry technology, economic or political conditions in the countries in which the Company does business, the continued availability of sources of supply, the availability and consummation of favorable acquisition opportunities, increasing competitve pressures on pricing and other contract terms, economic factors affecting the Company's customer base and stock price variations affecting the Company's securities trading portfolio. These factors could cause actual results to differ materially from those anticipated as of the date of this report. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The year ended January 31, 1999 ("fiscal 1998") was the year for preparing for the future. Edison Control Corporation (the "Company") completed its move into its 95,000 square foot manufacturing faciltiy in Port Washington, Wisconsin, increased sales and marketing efforts in foreign countires, and implemented a new enterprise resource planning system ("ERP") that the Company believes is year 2000 compliant. Notwithstanding these expenditures, the Company was able to increase net sales by 4.9% and net income by 8.8%. Capital expenditures for the year were $3,082,725; however, debt only increased by $718,259.

                              RESULTS OF OPERATIONS

Fiscal 1998 versus Fiscal 1997

Net sales for fiscal 1998 increased 4.9% to $25,050,116 compared with $23,875,214 in the prior year. Strong domestic sales at Construction Forms ("ConForms"), the inclusion of sales from the Company's Malaysian operation and increased mortar-plaster mixer sales into the Florida market accounted for the increase. The lower percentage increase this year compared to last year was due to decreases in sales volume at the Company's Ultra Tech and ConForms Europe divisions. Fewer sales to mining industry customers and the slowing of the construction economies in Europe accounted for the decrease at Ultra Tech and ConForms Europe, respectively.

As a percentage of net sales, gross profit margin decreased to 35.6% for fiscal 1998 as compared to 38.4% in the prior year. The decrease was due mainly to product mix variations, the increase of lower margin foreign sales and costs associated with the move from Cedarburg to Port Washington. Selling, engineering and administrative expenses represented 18.2% of net sales for fiscal 1998 and fiscal 1997, respectively. Selling, engineering and administrative expenses increased $209,984 in fiscal 1998 to $4,560,257 due to increased personnel in engineering, increased sales costs related to foreign sales, moving costs and training and other costs incurred in relation to the implementation of the new ERP system.

Interest expense was $955,818 and $1,133,382 for fiscal 1998 and 1997, respectively. The decrease resulted from a reduction of the average outstanding debt from the previous year. Assuming rates remain stable, interest expense is expected to decrease in fiscal 1999 as further debt reduction is anticipated.

Net investment loss, which includes interest, dividends and realized and unrealized gains or losses on trading securities, was $152,947 for fiscal 1998 compared to last year's net loss of $173,366. A major reason for the net loss was the decrease in the market value of the Company's holdings in Glenayre Technologies, Inc. and VIVUS Inc. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. These factors, combined with the relative size of the Company's trading portfolio, has led, and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio as of the end of each reporting period. The Company does not use or buy derivative securities. See "Quantitative and Qualitative Disclosures about Market Risk".

The amortization of goodwill, financing costs, stock options and stock warrants created a total non-cash charge of $1,301,863 for fiscal 1998 compared to $1,600,421 for the prior year. Goodwill from the June 1996 acquisition of ConForms is being amortized over a 40-year period. The stock option amortization was fully amortized as of June 21, 1997. The amortization of financing costs and stock warrants will continue principally until June 21, 1999. Excluding these items, the Company would have reported net income of approximately $1,983,000, or $.69 per diluted share. The total amortization of all these non-cash charges for the year ended January 31, 2000 is expected to approximate $660,000.

The Company recorded tax expense of $850,000 for fiscal 1998, which represented the estimated annual effective rate of 41.4% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Net income of $1,202,330, or $.52 and $.42 per share, basic and diluted, respectively, for fiscal 1998 represented an increase of $97,168 from net income of $1,105,162, or $.49 and $.41 per share, basic and diluted, respectively, for the prior fiscal year.

Fiscal 1997 versus Fiscal 1996

Net sales for fiscal 1997 increased 75.5% to $23,875,214 compared with $13,604,340 in the prior year. The increase was mainly attributable to the inclusion of the results of operations of ConForms and subsidiaries for the full year in fiscal 1997. On a pro-forma basis, ConForms and subsidiaries' net sales for fiscal 1997 increased $2,653,879 (12.5%) compared to fiscal 1996. Strong domestic sales at ConForms and large project sales to power and phosphate industry customers at Ultra Tech accounted for the increase.

Gross profit margin increased to 38.4% for fiscal 1997 as compared to 32.4% in the prior year. The increase was due to better pricing on Ultra Tech sales, better fixed cost coverage from the increased volume at ConForms and Ultra Tech, the inclusion of the acquired companies for the full period, and the sale of the Company's electronic fault indicator business in late 1996.

Selling, engineering and administrative expenses represented 18.2% and 23.8% of net sales for fiscal 1997 and 1996, respectively. The percentage decrease for fiscal 1997 was primarily attributable to the inclusion of the results of operations of the acquired companies and decreases in general insurance and ConForms' sales and marketing expenses. Selling, engineering and administrative expenses of the acquired companies on a pro-forma basis decreased to $3,815,658 in fiscal 1997 from $4,462,498 in fiscal 1996. This was mainly due to decreased personnel wages and benefits, general insurance and ConForms' sales and marketing expense.

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

The amortization of goodwill, financing costs, stock options and stock warrants created a total non-cash charge of $1,600,421 for fiscal 1997 compared to $1,235,253 for the prior year. Excluding these items, the Company would have reported net income of approximately $2,065,000 or $.77 per diluted share.

The Company recorded tax expense of $850,000 for fiscal 1997, which represented the estimated annual effective rate of 43.5% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Net income of $1,105,162, or $.49 and $.41 per share, basic and diluted, respectively, for fiscal 1997 represented an increase of $1,836,190 from a net loss of $731,028, or $.33 per share, basic and diluted, for the prior year. This change was principally due to the operating results of ConForms and subsidiaries.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to interest rate risk, foreign currency risk and equity price risk. These risks include changes in U.S interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in the prices of stocks traded on the U.S. markets.

Interest Rate Risk

The Company's revolving credit borrowings and variable rate term loans, which total $14,741,601 as of January 31, 1999, are subject to interest rate risk. Most of the borrowings float at either the prime rate or LIBOR plus a certain amount of basis points. Based on the fiscal 1998 year end balance, an increase of one percent in the interest rate on the Company's loans would cause an increase in interest expense of approximately $147,000, or $.03 per diluted share, on an annual basis. The Company currently does not use derivatives to fix variable rate interst obligations.

Foreign Currency Risk

The Company has foreign operations in the United Kingdom and Malaysia. Sales and purchases are typically denominated in the British pound, Malaysian ringgit, German mark, Singapore dollar or U.S. dollar, thereby creating exposures to changes in exchange rates. The changes in exchange rates may positively or negatively affect the Company's sales, gross margins and retained earnings. The Company does not enter into foreign exchange contracts but attempts to minimize currency exposure risk through working capital management. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of a currency.

Equity Price Risk

Approximately 11% of the Company's total assets as of January 31, 1999 are invested in trading securities of various domestic companies. The market value of these investments is subject to fluctuation. This factor, combined with the relative size of the Company's trading portfolio ($3,616,314 at January 31, 1999), has led and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio. A 10% decrease in the quoted market price of these trading securities would decrease the fair market value of these securities by approximately $360,000, or $0.07 per diluted share. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. These factors, combined with the relative size of the Company's trading portfolio, has led, and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio as of the end of each reporting period. The Company does not use or buy derivative securities.

                         LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $1,480,894 for fiscal 1998, compared to $3,671,674 for fiscal 1997. In fiscal 1997, the net sale of trading securities accounted for approximately $837,000 of the operating cash flow. Excluding the net trading securities activity from operating cash flow, the significant decrease in operating cash flow was due to the increase in purchases of raw materials in the last few months of fiscal 1998 compared to the same period last year.

Net working capital of $12,730,093 at January 31, 1999 increased $1,856,761, or 17.1%, from the fiscal 1997 year-end level of $10,873,332. The current ratio at January 31, 1999 was 3.8:1 compared to 3.5:1 at prior year-end. The change was mainly due to the increase in inventories and in assets held for sale.

Cash used in investing activities for fiscal 1998 was $2,962,272 compared to $470,364 in fiscal 1997. This increase was principally due to the $2,527,802 increase in capital expenditures for the year. During fiscal 1998, the Company constructed an addition to its Port Washington facility and implemented a new enterprise resource planning system.

Due to the capital expenditures, the Company increased its debt by $718,259 in fiscal 1998, which accounted for most of the cash provided from financing activities. Cash used in financing activities in fiscal 1997 of $2,884,082 was due to repayment of debt. The Company has reduced its debt by $4,852,759 since the June 21, 1996 acquisition date. The Company's debt to capitalization ratio at January 31, 1999 and 1998 was 47.7% and 49.0%, respectively. The Company maintains various debt agreements, which are described in more detail in the footnotes to the consolidated financial statements. Required principal payments in fiscal 1999 are expected to be approximately $530,000.

The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents, investments, trading securities and existing bank credit lines. Proposed capital expenditures for the fiscal year ending January 31, 2000 are expected to total approximately $900,000, compared to $3,082,725 for fiscal 1998. The significant decrease is due principally to the construction of an addition at the Company's Port Washington facility and the implementation of a new ERP system in fiscal 1998. The Company also intends to sell its Cedarburg facility which is classified as an asset held for sale in the consolidated balance sheet. The Company's asking price for the facility is $1,295,000, although there can be no assurance as to when or if this facility may be resold.

The Company intends to continue to expand its businesses, both internally and through potential acquisitions. The Company currently anticipates that any potential acquisitions would be financed primarily by internally generated funds, additional borrowings or the issuance of the Company's stock.

Year 2000

During fiscal 1998, the Company engaged in a comprehensive project to select and implement a new enterprise resource planning ("ERP") system that will properly recognize the Year 2000 problem. This project involved replacing certain hardware and software maintained by the Company. The Company has received a representation from the ERP software provider that its software is Year 2000 compliant. On February 1, 1999, the Company started operating with the new ERP system. Contingency plans have been developed and will be implemented if Year 2000 problems are encountered with the new ERP system.

The total cumulative cost of the project was approximately $530,000. Purchased ERP system hardware and software, approximately $385,000 of the total estimated cost, was capitalized in accordance with normal policy. Personnel and all other remaining costs related to the project were expensed as incurred.

The Company has not formally communicated with all its customers and suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to address Year 2000 issues. The Company's business operations could be affected by the Year 2000 readiness of its customers and suppliers in such areas as the delay in receipt of cash from customers, the interruption of utilities and the inability of suppliers to deliver in a timely manner. The Company does not anticipate any materially adverse affect on its business due to Year 2000 problems encountered by its customers or suppliers; however, there can be no assurance that its business will not be materially adversely affected by such problems.

SUMMARY OF SELECTED FINANCIAL DATA

EDISON CONTROL CORPORATION

                                                              Year Ended January 31,               Year Ended December 31
                                              ---------------------------------------------- -----------------------------
                                                    1999             1998          1997              1995          1994
                                                    ----             ----          ----              ----          ----
Statements of Operations
Net sales                                        $ 25,050,116   $ 23,875,214    $13,604,340    $    791,502   $ 1,444,004
Cost of sales                                    $ 16,125,601   $ 14,717,711    $ 9,191,243    $    660,857   $ 1,005,326
Gross profit                                     $  8,924,515   $  9,157,503    $ 4,413,097    $    130,645   $   438,678
Selling, engineering & administrative            $  4,560,257   $  4,350,273    $ 3,238,168    $    729,267   $   676,857
Operating income (loss)                          $  4,045,728   $  4,190,142    $   531,702    $   (598,622)  $  (238,179)

Realized gains (losses) on trading securities    $    161,598   $    (54,837)   $ 2,802,490    $  2,214,145   $   712,530

Unrealized (losses) gains on trading securities  $   (375,863)  $   (205,618)   $(2,854,059)   $  1,842,902   $  (193,830)

Interest, dividends and other income             $     75,574   $     63,276       $ 84,848    $     39,598   $   187,818

Income (loss) before cumulative effect           $  1,202,330   $  1,105,162    $  (731,028)   $  2,082,582   $   382,780

Cumulative effect of change in accounting
  principle, net of income taxes                 $          -   $          -    $         -    $          -   $ 1,447,567

Net income (loss)                                $  1,202,330   $  1,105,162    $  (731,028)   $  2,082,582   $ 1,830,347

Per Share Information
Net income (loss) per share - basic              $       0.52   $       0.49    $     (0.33)   $       0.98        $ 0.87

Net income (loss) per share - diluted            $       0.42   $       0.41    $     (0.33)   $       0.94        $ 0.84

Book value at year end                           $       6.90   $       6.41    $      5.98    $       4.86        $ 3.89

At Year End
Working capital                                  $ 12,730,093   $ 10,873,332    $11,554,170    $ 10,299,875   $ 8,101,993
Property, plant and equipment-net                $  8,187,899   $  6,945,103    $ 7,077,228    $     65,687   $    65,618
Total assets                                     $ 34,902,997   $ 32,355,957    $34,060,105    $ 12,553,486   $ 9,332,572
Long-term debt                                   $ 14,741,601   $ 14,023,342    $16,907,424    $          -   $         -
Shareholders' equity                             $ 16,183,272   $ 14,590,525    $13,601,241    $ 10,375,912   $ 8,176,330

Weighted average shares outstanding
      -assuming dilution                            2,883,133      2,686,951      2,558,232       2,209,117     2,174,918

Common stock outstanding                            2,346,933      2,275,933      2,275,933       2,136,000     2,100,000

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



INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
  Of Edison Control Corporation:

We have audited the accompanying consolidated balance sheets of Edison Control Corporation and subsidiaries (the "Corporation") as of January 31, 1999 and
1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Edison Control Corporation and subsidiaries as of January 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles.




Deloitte & Touche LLP
Milwaukee, Wisconsin
March 26, 1999

EDISON CONTROL CORPORATION

CONSOLIDATED BALANCE SHEETS
JANUARY 31, 1999 AND 1998
--------------------------------------------------------------------------------------------------------------

ASSETS (Note 8)                                                                1999               1998

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                                     $    468,072       $  1,037,288
  Investments (Note 1)                                                        190,000            190,000
  Trading securities (Notes 1 and 3)                                        3,616,314          3,653,763
  Accounts receivable, less allowance of
    $268,000 and $320,000, respectively (Note 1)                            3,513,342          2,995,637
  Receivable from affiliate (Note 5)                                           93,575            103,482
  Inventories (Notes 1 and 4)                                               7,619,746          5,974,302
  Prepaid expenses and other current assets                                   193,650            193,099
  Deferred  income taxes (Note 7)                                               2,000
  Refundable income taxes (Note 7)                                            120,505             81,182
  Assets held for sale (Note 1)                                             1,032,200
  Deferred financing costs (Note 10)                                          389,236            983,333
                                                                         ------------       ------------
           Total current assets                                            17,238,640         15,212,086

INVESTMENT IN AND ADVANCES TO AFFILIATE (Note 5)                              421,263            433,150

OTHER ASSETS:
  Prepaid pension (Note 9)                                                    151,477            283,134
  Deferred  income taxes (Note 7)                                             129,000
  Deferred financing costs (Note 10)                                                             389,236
                                                                         ------------       ------------
           Total other assets                                                 280,477            672,370

PROPERTY, PLANT AND EQUIPMENT  (Note 1):
  Cost:
    Land                                                                      302,902            343,059
    Buildings and improvements                                              3,603,659          2,788,014
    Machinery and equipment                                                 5,869,300          4,729,916
    Construction in progress                                                   10,908             47,014
                                                                         ------------       ------------
                                                                            9,786,769          7,908,003
  Less - accumulated depreciation                                          (1,598,870)          (962,900)
                                                                         ------------       ------------
                                                                            8,187,899          6,945,103

GOODWILL (net of amortization of $600,000 and                               8,690,318          8,922,576
 $367,741, respectively) (Note 1)

ORGANIZATIONAL/FINANCE COSTS (net of
  amortization of $226,670 and $140,398, respectively)(Note 1)                 84,400            170,672
                                                                         ------------       ------------

TOTAL                                                                    $ 34,902,997       $ 32,355,957
                                                                         ============       ============


-----------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY                                                  1999                    1998

CURRENT LIABILITIES:
  Trade accounts payable                                                          $  1,939,917           $  1,261,244
  Accrued compensation                                                                 739,938                781,566
  Taxes other than income taxes                                                         21,325                 29,985
  Other accrued expenses (Note 6)                                                      522,694                555,045
  Deferred income taxes (Note 7)                                                                              115,000
  Deferred compensation (Notes 1 and 10)                                               754,250                754,250
  Current maturities on long-term debt (Note 8)                                        530,423                841,664
                                                                                  ------------           ------------
           Total current liabilities                                                 4,508,547              4,338,754


LONG-TERM DEBT, LESS CURRENT MATURITIES (Note 8)                                    14,211,178             13,181,678

DEFERRED INCOME TAXES (Note 7)                                                                                245,000
                                                                                  ------------           ------------

           Total liabilities                                                        18,719,725             17,765,432


SHAREHOLDERS' EQUITY (Note 10):
  Preferred Stock, $.01 par value; 1,000,000 shares authorized, none issued
  Common Stock, $.01 par value; 20,000,000 shares authorized,
    2,346,933 and 2,275,933 shares issued and outstanding, respectively                 23,469                 22,759
  Additional paid-in capital                                                        10,323,225             10,016,435
  Retained earnings                                                                  5,760,823              4,558,493
  Accumulated other comprehensive income                                                75,755                 (7,162)
                                                                                  ------------           ------------
           Total shareholders' equity                                               16,183,272             14,590,525
                                                                                  ------------           ------------

TOTAL                                                                             $ 34,902,997           $ 32,355,957
                                                                                  ============           ============

See notes to consolidated financial statements.



EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JANUARY 31, 1999, 1998 and 1997
---------------------------------------------------------------------------------------------------------------
                                                                        Year Ended January 31
                                                       --------------------------------------------------------
                                                             1999               1998                1997

NET SALES                                                  $ 25,050,116        $ 23,875,214       $ 13,604,340

COST OF GOODS SOLD                                           16,125,601          14,717,711          9,191,243
                                                           ------------        ------------       ------------

GROSS PROFIT                                                  8,924,515           9,157,503          4,413,097

OTHER OPERATING EXPENSES:
  Selling, engineering and administrative expenses            4,560,257           4,350,273          3,238,168
  Stock option amortization (Note 10)                                               298,558            455,691
  Goodwill and organizational/finance cost
    amortization (Note 1)                                       318,530             318,530            187,536
                                                           ------------        ------------       ------------
           Total other operating expenses                     4,878,787           4,967,361          3,881,395
                                                           ------------        ------------       ------------

OPERATING INCOME                                              4,045,728           4,190,142            531,702

OTHER EXPENSE (INCOME):
  Interest expense                                              955,818           1,133,382            775,762
  Realized (gains) losses on trading securities                (161,598)             54,837         (2,802,490)
  Unrealized losses on trading securities                       375,863             205,618          2,854,059
  Interest and miscellaneous income                             (75,574)            (63,276)           (84,848)
  Loss on sale of assets, net (Note 2)                                                                 434,166
  Stock warrant amortization (Note 10)                          983,333             983,333            594,097
  Equity in earnings of affiliate (Note 5)                      (84,444)            (78,914)           (18,016)
                                                           ------------        ------------       ------------
           Total other expense (income)                       1,993,398           2,234,980          1,752,730
                                                           ------------        ------------       ------------
INCOME (LOSS) BEFORE INCOME TAXES                             2,052,330           1,955,162         (1,221,028)

INCOME TAXES (CREDIT) (Note 7)                                  850,000             850,000           (490,000)
                                                           ------------        ------------       ------------

NET  INCOME (LOSS)                                            1,202,330           1,105,162           (731,028)

OTHER COMPREHENSIVE INCOME (LOSS)-
  Foreign currency translation adjustments (Note 1)              82,917            (115,878)           108,716
                                                           ------------        ------------       ------------

COMPREHENSIVE  INCOME (LOSS)                               $  1,285,247         $   989,284       $   (622,312)
                                                           ============        ============       ============


NET INCOME (LOSS) PER SHARE (Note 1):
Net Income (Loss) Per Share - Basic                        $       0.52         $      0.49       $      (0.33)
                                                           ============        ============       ============

Net Income (Loss) Per Share - Diluted                      $       0.42         $      0.41       $      (0.33)
                                                           ============        ============       ============

See notes to consolidated financial statements.
See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF  SHAREHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 1999, 1998 and 1997
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                       Accumulated
                                                    Common Stock          Additional                      Other
                                             -------------------------     Paid-in         Retained    Comprehensive
                                                 Shares        Amount      Capital         Earnings       Income         Total

BALANCES, JANUARY 31, 1996                    2,136,000      $ 21,360    $ 6,143,334     $ 4,184,359                  $ 10,349,053

  Stock issued at acquisition (Note 10)         114,933         1,149        860,851                                       862,000
  Stock warrants issued (Note 10)                                          2,950,000                                     2,950,000
  Stock options exercised (Note 10)              25,000           250         62,250                                        62,500
  Foreign currency translation adjustment                                                               $ 108,716          108,716
  Net (loss)                                                                                (731,028)                     (731,028)
                                              ---------      --------    -----------     -----------    ---------     ------------

BALANCES, JANUARY 31, 1997                    2,275,933        22,759     10,016,435       3,453,331      108,716       13,601,241

  Foreign currency translation adjustment                                                                (115,878)        (115,878)
  Net income                                                                               1,105,162                     1,105,162
                                              ---------      --------    -----------     -----------    ---------     ------------

BALANCES, JANUARY 31, 1998                    2,275,933        22,759     10,016,435       4,558,493       (7,162)      14,590,525

  Stock options exercised (Note 10)              71,000           710        306,790                                       307,500
  Foreign currency translation adjustment                                                                  82,917           82,917
  Net income                                                                               1,202,330                     1,202,330
                                              ---------      --------    -----------     -----------    ---------     ------------

BALANCES, JANUARY 31, 1999                    2,346,933      $ 23,469    $10,323,225     $ 5,760,823    $  75,755     $ 16,183,272
                                              =========      ========    ===========     ===========    =========     ============

See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 1999, 1998 and 1997
---------------------------------------------------------------------------------------------------------------

                                                                                  Year Ended January 31
                                                                   --------------------------------------------
                                                                         1999          1998           1997
OPERATING ACTIVITIES:
  Net income (loss)                                                  $ 1,202,330   $ 1,105,162     $  (731,028)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation of plant and equipment                                  766,497       653,089         328,421
    Amortization                                                       1,301,863     1,600,421       1,235,253
    Provision for doubtful accounts                                      (39,931)       76,780          10,127
    Realized (gain) loss on trading securities sales                    (161,598)       54,837      (2,802,490)
    Unrealized loss on trading securities                                375,863       205,618       2,854,059
    Purchases of trading securities                                   (2,530,113)   (3,768,475)     (9,003,912)
    Proceeds from the sales of trading securities                      2,353,297     4,605,945      15,409,029
    Loss on sale of assets                                                26,202        19,973         396,318
    Equity in earnings of affiliate                                      (84,444)      (78,914)        (18,016)
    Changes in assets and liabilities, net of acquired companies:
      Accounts receivable                                               (456,077)     (377,314)       (140,961)
      Receivable from affiliate                                            9,907        52,553          44,973
      Inventories                                                     (1,611,616)     (679,253)      1,417,211
      Prepaid expenses and other assets                                    1,356         1,395          23,928
      Prepaid pension                                                    131,657       101,887          57,577
      Trade accounts payable                                             676,489       388,713         (71,315)
      Accrued compensation                                               (41,965)      175,254          78,084
      Taxes other than income taxes                                          724        (2,223)        (44,774)
      Other accrued expenses                                             (43,183)       19,550         101,490
      Income taxes                                                        94,636       (97,324)       (538,285)
      Deferred income taxes                                             (491,000)     (386,000)     (1,370,871)
                                                                     -----------   -----------     -----------

           Net cash provided by operating activities                   1,480,894     3,671,674       7,234,818
                                                                     -----------   -----------     -----------

INVESTING ACTIVITIES:
  Additions to plant and equipment                                    (3,082,725)     (554,923)       (416,340)
  Maturity of certificate of deposit                                                    94,000
  Payments received from (advances to) affiliate                          96,331       (14,182)         45,823
  Proceeds from sale of assets                                            24,122         4,741           9,819
  Payment for the purchase of acquired companies, net of
  cash acquired                                                                                    (18,914,093)
                                                                     -----------   -----------     -----------

           Net cash used in investing activities                      (2,962,272)     (470,364)    (19,274,791)
                                                                     -----------   -----------     -----------

FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                             2,175,000       600,000      16,540,000
  Payments on long-term debt                                          (1,456,741)   (3,484,082)     (4,531,936)
  Proceeds from issuance of common stock                                                                95,724
  Stock options exercised                                                177,500                        62,500
                                                                     -----------   -----------     -----------

           Net cash provided by (used in) financing activities           895,759    (2,884,082)     12,166,288
                                                                     -----------   -----------     -----------


                                                                                               (Continued)

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 1999, 1998 and 1997
-----------------------------------------------------------------------------------------------------------

                                                                       Year Ended January 31
                                                      -----------------------------------------------------
                                                              1999             1998               1997



EFFECT OF EXCHANGE RATE CHANGES ON CASH                   $    16,403       $   (51,948)       $    46,762
                                                          -----------       -----------        -----------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                           (569,216)          265,280            173,077

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                         1,037,288           772,008            598,931
                                                          -----------       -----------        -----------

CASH AND CASH EQUIVALENTS,
  END OF YEAR                                             $   468,072       $ 1,037,288        $   772,008
                                                          ===========       ===========        ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during the year for:
      Interest                                            $   946,210       $ 1,111,901        $   773,954
      Income taxes, net of refunds                        $ 1,246,200       $ 1,336,130        $ 1,419,070

SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
      Stock issued as part of purchase price of
        acquired companies                                                                     $   766,274
      Notes receivable canceled as part of purchase
        price of acquired companies                                                            $   332,400
      Fair value of warrant issued in connection with
        financing of acquisition                                                               $ 2,950,000


See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------


1.     NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

       Principles of Consolidation - The consolidated financial statements include the accounts of Edison Control Corporation ("Edison") and subsidiaries, all of which are wholly owned (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

       Nature  of  Operations  - The  Company  is  currently  comprised  of  the following operations. Construction Forms ("ConForms") is a leading manufacturer and distributor of systems of pipes, couplings and hoses and other equipment used for the pumping of concrete. ConForms manufactures a wide variety of finished products which are used to create appropriate configurations of systems for various concrete pumps. Ultra Tech manufactures abrasion resistant piping systems for use in industries such as mining, pulp and paper, power and waste treatment. Gilco produces a line of concrete and plaster/mortar mixers. JABCO primarily leases property and equipment to the Company.

       The Company's principal market is in North America with limited sales activity in Europe, South America and Asia.

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

       Assets held for sale - Assets held for sale consist of land and building, which are no longer in use as of January 31, 1999. These assets were reclassified from property, plant and equipment and are recorded at their net book value. No depreciation has been taken on these assets since they were taken out of service. The Company classifies these assets as current assets since it believes that these assets will be sold within the next twelve months.

       Property, Plant and Equipment - Property, plant and equipment is stated at cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repairs, which do not significantly improve the related asset or extend its useful life, are charged to expense as incurred.

       For financial reporting purposes, plant and equipment is depreciated primarily by the straight-line method over the estimated useful lives of the assets. Estimated useful lives of buildings and improvements range from 7 to 40 years and of machinery and equipment from 2 to 12 years. Depreciation claimed for income tax purposes is computed by accelerated methods.

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

       Translation of Foreign Currencies - Assets and liabilities of foreign operations are translated into United States dollars at current exchange rates. Income and expense accounts are translated into United States dollars at average exchange rates for the periods and capital accounts have been translated using historical rates. The resulting translation adjustments are recorded as other comprehensive income.

       Revenue Recognition - The Company recognizes revenue upon shipment of products.

       Research and Development - Amounts expended for research and development for the years ended January 31, 1999, 1998 and 1997 totaled approximately $212,000, $190,000 and $190,000, respectively, and are expensed as incurred.

       Net income (loss) per share - Effective for 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," which established new standards for the calculation of net income per share effective for interim and annual periods ending after December 1997. Income per share for the year ended January 31, 1997 has been restated to comply with SFAS No. 128. Reconciliation of the numerator and denominator of the basic and diluted per share computations are summarized as follows:



                                                                      Year Ended January 31
                                                        -----------------------------------------------
                                                                 1999            1998           1997
                                                                 ----            ----           ----
Net Income (Loss) Per Share - Basic:
   Net income (loss)  (numerator)                            $ 1,202,330     $ 1,105,162    $ (731,028)
   Weighted average shares outstanding (denominator)           2,315,503       2,275,933     2,210,848
   Net income (loss)  per share - basic                           $ 0.52          $ 0.49       $ (0.33)
Net Income (Loss) Per Share - Diluted:
   Net income (loss)  (numerator)                            $ 1,202,330     $ 1,105,162    $ (731,028)
   Weighted average shares outstanding                         2,315,503       2,275,933     2,210,848
   Effect of dilutive securities:
         Stock options                                           178,257          99,224             -
         Stock warrants                                          389,373         311,794             -
                                                             -----------     -----------    ----------
   Weighted average shares outstanding (denominator)           2,883,133       2,686,951     2,210,848

   Net income (loss)  per share - diluted                    $      0.42     $      0.41    $    (0.33)


       Stock options and warrants were antidilutive for the year ended January 31, 1997 under the treasury stock method.

       Accounting Pronouncements - In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and
       Hedging Activities." The Company is in the process of evaluating the accounting and reporting requirements and does not believe the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial statements.

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

           Receivables                                $ 2,810,237
           Inventory                                    6,699,256
           Property, plant and equipment                6,990,408
           Goodwill                                     9,290,317
           Prepaid pension                                442,598
           Cash and other assets                        1,714,648
           Liabilities assumed                         (7,397,464)
                                                     ------------
                                                     $ 20,550,000
                                                     ============

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

3.     TRADING SECURITIES

     Trading securities at January 31, 1999 consisted of the following:

                                  Number of
Name of Issuer/                   Shares or
Title of Issue                      Units            Cost        Market Value

Common Stocks:
  Cendant Corp.                      20,000     $   435,438     $   435,000
  Equity One, Inc.                    9,500         104,500          85,500
  Glenayre Technologies, Inc.        40,000       1,029,352         200,000
  Microsoft                           2,000         250,050         350,000
  Panavision Inc.                       304           8,150           3,420
  Philip Morris                       5,000         266,875         234,375
  Sun International Hotels           10,100         448,250         431,144
  US Trust Corporation               25,000         411,953       1,825,000
  VIVUS, Inc.                        20,000         621,350          51,875
                                                -----------     -----------

Total                                           $ 3,575,918     $ 3,616,314
                                                ===========     ===========


     Trading securities at January 31, 1998 consisted of the following:

                                  Number of
Name of Issuer/                   Shares or
Title of Issue                      Units            Cost        Market Value

Common Stocks:
  General Motors Corp.                5,000     $   147,325     $   173,125
  Glenayre Technologies, Inc.        40,000       1,029,352         527,500
  NCR Corp.                          10,000         278,750         300,625
  Oxford Health Plans, Inc.          10,000         160,000         175,000
  Panavision Inc.                     6,400         139,750         166,800
  Raytheon                            2,812         118,925         143,763
  Sun International Hotels           10,100         330,100         386,325
  US Trust Corporation               25,000         411,953       1,484,375
  VIVUS, Inc.                        20,000         621,350         296,250
                                                -----------     -----------

Total                                           $ 3,237,505     $ 3,653,763
                                                ===========     ===========

4.     INVENTORIES

       Inventories consisted of the following:

                                                    January 31,    January 31,
                                                        1999           1998

       Raw materials                               $ 4,158,860    $ 2,945,598
       Work-in-process                                 992,073        818,003
       Finished goods                                2,631,813      2,325,701
                                                   -----------     ----------
                                                     7,782,746      6,089,302

       Less - reserve to reduce carrying value
         to LIFO cost                                 (163,000)      (115,000)
                                                   -----------    -----------

       Net inventories                             $ 7,619,746    $ 5,974,302
                                                   ===========    ===========



5.     INVESTMENT IN AND ADVANCES TO AFFILIATE

       The Company owns 50% of the outstanding common stock of South Houston Hose Company and accounts for the investment by the equity method. The Company had sales of approximately $900,000, $798,000 and $685,000 to the affiliate during 1998, 1997 and 1996, respectively. Summary unaudited financial information as of January 31, 1999, 1998 and 1997, and for the years then ended is as follows:


                                     1999              1998             1997

       Current assets           $ 1,208,819      $ 1,130,349         $ 934,399
       Noncurrent assets             60,439           45,878            49,930
       Current liabilities          311,764          388,727           306,198
       Noncurrent liabilities             -                -            41,555
       Shareholders' equity         957,494          787,500           633,364
       Net sales                  3,278,014        2,749,253         2,239,949
       Net income                   169,994          154,136            90,858

6.     ACCRUED EXPENSES

       Accrued expenses consisted of the following:

                                                 Year Ended January 31,
                                          ------------------------------------
                                                1999              1998

              Group benefits                 $  130,000         $ 130,000
              Warranty                          207,500           240,000
              Legal and professional             56,758            47,468
              Interest                           54,577            58,510
              Selling commissions                25,188            28,519
              Other                              48,671            50,548
                                             ----------         ---------
              Total                           $ 522,694         $ 555,045
                                             ==========         =========


7.     INCOME TAXES

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

       The provision for income taxes (credit) is as follows:

                                              Year Ended January 31
                                 ---------------------------------------------
                                      1999              1998            1997

       Currently payable:
         Federal                  $ 1,144,000      $ 1,066,000     $  718,871
         State                        197,000          170,000        162,000
                                  -----------      -----------     ----------
                                    1,341,000        1,236,000        880,871
       Deferred:
         Federal                     (416,000)        (332,000)    (1,120,871)
         State                        (75,000)         (54,000)      (250,000)
                                  -----------      -----------     ----------
                                     (491,000)        (386,000)    (1,370,871)
                                  -----------      -----------     ----------

       Total                      $   850,000      $   850,000      $ (490,000)
                                  ===========      ===========     ==========

       Temporary differences which gave rise to the deferred tax assets (liabilities) included the following items at January 31, 1999 and 1998:


                                                          1999           1998
       Deferred tax assets:
       Compensation and other employee benefits     $   313,000      $ 312,000
       Book reserves and other items                     18,000         97,000
       Net operating loss carryforwards                                  3,000
       Deferred financing                               999,000        615,000
       Vacation pay                                      73,000         67,000
                                                      ---------      ---------
                                                      1,403,000      1,094,000
                                                      ---------      ---------
       Deferred tax liabilities:
       Inventory items                                 (642,000)      (638,000)
       Unrealized gains                                 (16,000)      (162,000)
       Fixed assets                                    (555,000)      (544,000)
       Pension benefit                                  (59,000)      (110,000)
                                                      ---------      ---------
                                                     (1,272,000)    (1,454,000)
                                                      ---------      ---------

       Net deferred tax asset (liability)           $   131,000      ($360,000)
                                                     ==========     ==========


       The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:

                                                      Year Ended January 31
                                               ---------------------------------
                                                   1999      1998      1997

       Statutory tax rate                          34.0%     34.0%     34.0%
       State taxes, net of federal tax benefit      6.0       6.0       4.8
       Goodwill                                     3.8       4.0      (3.8)
       Dividends received deduction                (0.3)     (0.3)      1.3
       Reversal of provision for taxes not
         necessary in the future                    0.0       0.0       4.5
       Other, net                                  (2.1)     (0.2)     (0.7)
                                                   -----     -----     -----

       Effective tax rate                          41.4%     43.5%     40.1%
                                                   =====     =====     =====

8.     LONG-TERM DEBT

       Long-term debt, less current maturities, consisted of the following at January 31, 1999 and 1998:

                                                1999              1998

       Industrial revenue bonds            $  2,750,000      $  2,875,000

       RLF term loan                             96,582

       Bank revolving credit loan             4,700,000         3,225,000

       Bank overadvance term loan               396,984         1,125,278

       Subordinated bank loan                 6,798,035         6,798,064
                                           ------------      ------------

       Total debt                            14,741,601        14,023,342

       Less current portion                    (530,423)         (841,664)
                                           ------------      ------------

       Total long-term debt                $ 14,211,178      $ 13,181,678
                                           ============      ============

       The Industrial Revenue Bonds ("IRB") were issued to finance construction of a new production facility in Port Washington, Wisconsin. A total of $3,000,000 was issued for the facility and is due in annual installments of $125,000 from February 1997 through February 2000, $150,000 from February 2001 through February 2005, and $175,000 from February 2006 through February 2015. The interest rate at January 31, 1999 was 3.75%.

       The Revolving Loan Fund (RLF) term loan was a loan issued by the City of Port Washington to finance the purchase of real estate for the construction of an addition at the Company's Port Washington facility. A total of $100,000 was issued for the facility and is due in monthly installments through September 4, 2008. The interest rate at January 31, 1999 was 4.0%.

       The master credit agreement, which expires June 21, 2000, allows for revolving credit borrowings not to exceed $6,000,000. Borrowings which are based on qualified assets bear interest at either the prime rate plus .50% or the LIBOR rate plus 1.25% on the first $1,800,000 of debt (6.33% at January 31, 1999) and the LIBOR rate plus 2.00% on amounts in excess of $1,800,000 (7.08% at January 31, 1999).

       Also under the master credit agreement, the Company maintains an overadvance term loan. Monthly principal payments of $59,722 are required by the agreement. Borrowings bear interest at either the prime rate plus .375% or the LIBOR rate plus 3.1%. The interest rate at January 31, 1999 was 8.125%. The agreement calls for additional principal payments based on excess cash flow as defined in the agreement.

       The terms under the master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and fixed charge ratio, and restricts the Company to a maximum debt to worth ratio. Substantially all of the Company's assets are collateralized under the above debt agreements.

       The Company has a loan agreement with a bank which provides for subordinated borrowings up to $6,800,000 through June 21, 2002. Borrowings bear interest at the bank's LIBOR rate plus 1.25%. On January 31, 1999, the interest rate was 6.31%. The loan is secured by substantially all of the assets of the Company and is guaranteed by the principal stockholder of Edison.

       Annual principal payments for the next five years on long-term debt are as follows:



 Year Ending                       RLF        Revolving     Overadvance      Subordinated
 January 31,         IRB        Term Loan    Credit Loan     Term Loan        Bank Loan         Total

  2000          $    125,000     $  8,439    $               $ 396,984      $                $    530,423
  2001               125,000        8,784      4,700,000                                        4,833,784
  2002               150,000        9,141                                                         159,141
  2003               150,000        9,514                                      6,798,035        6,957,549
  2004               150,000        9,902                                                         159,902
  Thereafter       2,050,000       50,802                                                       2,100,802
                ------------     --------    -----------     ---------      ------------     ------------

                $  2,750,000     $ 96,582    $ 4,700,000     $ 396,984      $  6,798,035     $ 14,741,601
                ============     ========    ===========     =========      ============     ============


9.     EMPLOYEE RETIREMENT PLANS

       The Company adopted SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," in fiscal 1998. SFAS No. 132 revises disclosure requirements for such pension and postretirement benefit plans to, among other things, standardize certain disclosures and eliminate certain other disclosures no longer deemed useful. SFAS No. 132 does not change the measurement or recognition criteria for such plans.

       The Company has a noncontributory defined benefit pension plan, which relates to the acquired companies, covering substantially all full-time employees. The plan provides for benefits based on years of service and compensation.

       The following tables set forth the plan's change in benefit obligation, change in plan assets and funded status at January 31, 1999 and 1998:


                                                              1999            1998
       Change in benefit obligation:
         Benefit obligation at beginning of year          $ 2,884,024     $ 2,843,888
         Service cost                                         150,302         135,824
         Interest cost                                        223,198         186,853
         Acturial loss (gain)                                 335,398        (152,363)
         Benefits paid                                       (187,124)       (130,178)
         Assumption change                                   374,215
                                                          ----------      -----------
         Benefit obligation at end of year                  3,780,013       2,884,024

       Change in plan assets:
         Fair value of plan assets at beginning of year     3,998,045       3,521,285
         Actual return on plan assets                         690,910         606,938
         Benefits paid                                       (187,124)       (130,178)
                                                          -----------     -----------
                                                            4,501,831       3,998,045

       Funded Status                                          721,818       1,114,021
       Unrecognized net acturial gain                        (570,341)       (830,887)
                                                          -----------     -----------
       Prepaid pension expense                            $   151,477     $   283,134
                                                          ===========     ===========


       Assumptions for the years ended January 31 were:

                                                1999          1998         1997

            Discount rate                       6.75%         7.50%        7.50%

            Expected return on plan assets      8.00          8.00         8.00

            Rate of compensation increase       6.00          6.00         6.00

       The Company's funding policy is to contribute annually amounts within the limits which can be deducted for Federal income tax purposes. No contributions were made to the Plan during the years ended January 31, 1999, 1998 and 1997.

       Pension expense consisted of the following components for the years ended January 31:


                                                                1999           1998         1997

       Service cost-benefits earned during the year        $  150,302      $  135,824     $ 65,707

       Interest cost on projected benefit obligation          223,198         186,853      119,475

       Actual return on plan assets (gain) loss              (690,910)       (606,938)    (369,579)
       Net amortization and deferral                          449,067         386,148      241,974
                                                           ----------      ----------     --------

       Net periodic pension expense                        $ 131,657       $  101,887     $ 57,577
                                                           ==========      ==========     ========



       The Company also has a retirement savings and thrift plan (401(k) plan), which relates to the acquired companies, covering substantially all of its employees. Under the 401(k) plan, the Company contributes amounts based on employee contributions. Amounts charged to earnings for the plan for the years ended January 31, 1999, 1998 and 1997 were $91,059, $80,943 and $42,831, respectively.

10.    EMPLOYEE STOCK OPTION PLANS

       The Company adopted a 1986 Stock Option Plan (the "Plan") for the benefit of directors, officers and key employees of the Company. Pursuant to the Plan, as amended, these persons may be granted options to purchase up to an aggregate of 150,000 shares of Common Stock. The Board of Directors may authorize the granting of options under the Plan, and may determine to whom the options may be granted, the number thereof, the option price and the exercise period. The price for incentive stock options, which may be granted under the Plan and which meet the requirements of Section 422A of the Internal Revenue Code, as amended, will not be less than the fair market value of the Common Stock on the date the option is granted (100% of such fair market value for an optionee who holds more than 10% of the outstanding shares of the capital stock of the Company). The price for non-statutory options shall be fixed at the discretion of the Board of Directors and in no event will the option price for any non-statutory option granted be less than 85% of the fair market value of the Common Stock on the date of grant. The maximum exercise period for any option under the Plan is ten years from the date the option is granted (five years for an optionee who holds more than 10% of the outstanding shares of the capital stock of the Company). In November 1987, the Board of Directors issued non-statutory options to purchase an aggregate of 90,000 shares at an exercise price of $2.50 per share ("2.50 options"). In 1989, the Company issued non-statutory options to purchase an additional 60,000 shares at an exercise price of $1.22 per share. In November 1996, William Finneran purchased 25,000 shares of his options.

       In June 1993, the Board of Directors granted five-year non-statutory options to purchase 18,000 shares each to Clark H. Bailey, Gerald B. Cramer, John J. Delucca and Jay J. Miller, and 35,000 shares to William
       B. Finneran, Directors of the Company, at an exercise price of $2.50 per share, vesting 50% at June 5, 1994 and 50% at June 4, 1995 ("vesting $2.50 options"). In June 1995, Clarke H. Bailey exercised his option and purchased 18,000 shares. In September 1997, the options for Gerald B. Cramer expired. In May, 1998, John J. Delucca and Jay J. Miller exercised their options and purchased 18,000 shares each. Also, in May 1998, William B. Finneran exercised his options and purchased 35,000 shares.

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

       In January 1999, the Board of Directors approved, subject to shareholder approval, the Edison Control Corporation 1999 Equity Incentive Plan. The Plan provides that up to a total of 200,000 shares of Common Stock will be available for the granting of stock options, stock appreciation rights, restricted stock or performance shares. No awards were granted under this Plan as of January 31, 1999.

       The Company has adopted the disclosure-only provisions of SFAS No.123, "Accounting for Stock-Based Compensation," but continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for all of its plans. Compensation expense was $983,333, $1,281,891, and $1,049,788 for the years ended January 31, 1999, 1998 and
       1997, respectively. If the Company had elected to recognize compensation costs for the options/warrants issued after December 15, 1994 in accordance with SFAS No. 123, net income (loss) and net income (loss) per share would have changed to the pro-forma amounts as follows:


                                                               1999            1998          1997
                                                               ----            ----          ----
Net income (loss)                      As reported:     $ 1,202,330     $ 1,105,162     $ (731,028)
                                       Pro-forma:         1,754,989       1,240,831     (2,128,210)
Net income (loss) per share -basic     As reported:            0.52            0.49          (0.33)
                                       Pro-forma:              0.76            0.55          (0.96)
Net income (loss) per share -diluted   As reported:            0.42            0.41          (0.33)
                                       Pro-forma:              0.61            0.46          (0.96)

       The fair value of stock options/warrants used to compute and disclose pro-forma net income (loss) and pro-forma net income (loss) per share is the estimated present value at grant date using the Black Scholes option pricing model with the following weighted average assumptions:

                                            Year Ended January 31,
                            ---------------------------------------------
                                   1999          1998          1997
Dividend yield                      0%            0%            0%

Expected volatility                51%            55%           53%

Risk-free interest rate:
          5 year                     -             -           6.65%
          4 year                     -           5.41%           -
          3 year                  4.69%            -             -
          2 year                     -             -           6.29%
          1 year                     -           5.35%           -


       Stock option/warrant activity is summarized as follows:



                                                    Weighted                       Weighted
                                     Year Ended      Average        Year Ended     Average
                                     January 31,    Exercise        January 31,    Exercise
                                        1999          Price            1998         Price
                                        ----          -----            ----         -----
Options/warrant outstanding,
  beginning of year                    1,006,111     $  2.52         974,111      $   2.47
Options/warrant granted                        -           -          50,000          3.50
Options/warrant exercised                (71,000)       2.50               -             -
Options/warrant expired                       -           -          (18,000)         2.50
                                   -------------     -------   -------------      --------
Options/warrant outstanding,
  end of year                            935,111     $  2.52       1,006,111      $   2.52
                                   =============     =======   =============      ========

Options/warrant exercisable,
  end of year                            935,111     $  2.52         968,611      $   2.48
                                   =============     =======   =============      ========

Price range per share              $1.60 - $4.50               $1.60 - $4.50
                                   =============               =============

                                                             Weighted
                                             Year Ended       Average
                                            January 31,      Exercise
                                               1997            Price
                                               ----            -----
Options/warrant outstanding,
  beginning of year                            314,000         $ 3.46
Options/warrant granted                        685,111           2.02
Options/warrant exercised                      (25,000)          2.50
                                                    -              -
                                         -------------         ------
Options/warrant outstanding,
  end of year                                  974,111         $ 2.47
                                         =============         ======

Options/warrant exercisable,
  end of year                                  739,833         $ 2.21
                                         =============         ======

Price range per share                    $1.60 - $4.50
                                         =============

       The weighted average remaining contractual life of stock options and warrants outstanding at January 31, 1999 is 6.8 years.

       The weighted average fair value of options granted and warrants issued during the years ended January 31, 1998 and 1997 was $1.98 and $6.11, respectively. No options or warrants were issued during the year ended January 31, 1999.





11.    VALUATION ACCOUNTS

       Activity related to valuation accounts for the years ended January 31, 1999, 1998 and 1997 is as follows:



                                                                                    Additions         Deductions for
                                                                                    charged to      bad debts written
                                                       Balance,                    (deductions        off, inventory      Balance,
                                                       Beginning     Acquired      from) costs        disposed of or       End of
    Valuation Accounts                                  of Year      Companies     and expenses      warranty claims        Year
Allowance for doubtful accounts
  and finance charges:                    1/31/99     $ 320,000                    $   (39,931)     $       (12,069)     $ 268,000
                                          1/31/98       292,000           -             76,780              (48,780)       320,000
                                          1/31/97             -       304,026           10,127              (22,153)       292,000

Excess and obsolete inventory reserve:    1/31/99       557,000           -            (41,000)                 -          516,000
                                          1/31/98       772,500           -           (215,500)                 -          557,000
                                          1/31/97             -        770,000           2,500                  -          772,500
Notes receivable reserve:                 1/31/99       275,000           -                -                    -          275,000
                                          1/31/98       275,000           -                -                    -          275,000
                                          1/31/97             -           -            275,000                  -          275,000
Warranty reserve:                         1/31/99       240,000           -            188,895             (221,395)       207,500
                                          1/31/98       151,000           -            164,000              (75,000)       240,000
                                          1/31/97             -        174,466          42,360              (65,826)       151,000



12.    COMMITMENTS

       The Company has employment agreements with two of its executives. Minimum salaries to be paid to these individuals for the year ended January 31, 2000 are $270,000.

       The Company has various warehouse and auto leases expiring at various dates through January 2004. Future minimum lease payments required under these noncancelable operating lease agreements are approximately as follows:

        Year Ending
        January 31,
            2000                                $ 158,000
            2001                                  140,000
            2002                                   62,000
            2003                                   58,000
            2004                                   49,000
                                                ---------
                           Total                $ 467,000
                                                =========


       Total rent expense for the years ended January 31, 1999, 1998 and 1997 was approximately $181,000, $145,000 and $137,000, respectively.

13.    RELATED PARTY TRANSACTIONS

       At January 31, 1999, Edison held in its investment portfolio 304 shares of Panavision Inc., which were purchased in 1998 at a cost of $8,150 and have a market value at January 31, 1999 of $3,420. A member of the Board of Directors of Panavision Inc. is a member of the Board of Directors of the Company. At January 31, 1999, Edison also held in its investment portfolio 9,500 shares of Equity One, Inc., which were purchased in 1998 at a cost of $104,500 and have a market value at January 31, 1999 of $85,500. A member of the Board of Directors of Equity One, Inc. is a member of the Board of Directors of the Company.

14.    FOREIGN OPERATIONS

       Foreign  operations  information  for the year  ended  January  31,  1999 follows:



                                              United         United
                                              States         Kingdom       Malaysia      Total

Net sales to unaffiliated customers        $22,942,593     $ 1,652,010    $ 455,513    $25,050,116
Operating income (loss)                      4,131,668             280      (86,220)     4,045,728
Identifiable assets                         32,373,533       1,682,731      846,733     34,902,997
Depreciation and amortization                2,005,444          49,677       13,239      2,068,360
Capital expenditures                         3,054,929          20,090        7,706      3,082,725

       Foreign  operations  information  for the year  ended  January  31,  1998 follows:


                                              United          United
                                              States          Kingdom      Malaysia        Total

Net sales to unaffiliated customers        $21,852,948     $ 1,827,477    $ 194,789    $23,875,214
Operating income (loss)                      4,328,227         (51,859)     (86,226)     4,190,142
Identifiable assets                         30,050,025       1,852,144      453,788     32,355,957
Depreciation and amortization                2,196,795          49,737        6,978      2,253,510
Capital expenditures                           412,097          54,919       87,907        554,923


       Foreign  operations  information  for the year  ended  January  31,  1997 follows:



                                                    United              United
                                                    States              Kingdom          Malaysia           Total

Net sales to unaffiliated customers              $21,852,948         $ 1,827,477      $ 194,789         $23,875,214
Operating income (loss)                            4,328,227             (51,859)       (86,226)          4,190,142
Identifiable assets                               30,050,025           1,852,144        453,788          32,355,957
Depreciation and amortization                      2,196,795              49,737          6,978           2,253,510
Capital expenditures                                 412,097              54,919         87,907             554,923


15.    SEGMENT INFORMATION


The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in 1998. The Company's operating segments are organized based on the nature of products and services provided. A description of the nature of the segment's operations and their accounting policies are contained in Note 1. Segment information follows:




                                                                                                  Edison
                                                                 Ultra                            Holding
                                              ConForms            Tech            Gilco           Company           Total
Year ended January 31, 1999
Net sales to unaffiliated customers        $ 19,424,098       $ 3,484,277      $ 2,141,741      $         -      $ 25,050,116
Operating income (loss)                       3,469,171         1,059,404         (139,172)        (343,675)        4,045,728
Identifiable assets                          23,518,902         5,302,383        1,593,897        4,487,815        34,902,997
Depreciation and amortization                   722,534           317,691           44,240          983,895         2,068,360
Capital expenditures                          2,996,112            72,143           14,470                -         3,082,725


Year ended January 31, 1998
Net sales to unaffiliated customers        $ 18,050,120       $ 3,989,750      $ 1,835,344      $         -      $ 23,875,214
Operating income (loss)                       3,768,062         1,157,834           97,419         (833,173)        4,190,142
Identifiable assets                          19,648,193         5,742,341        1,077,870        5,887,553        32,355,957
Depreciation and amortization                   653,779           273,123           43,029        1,283,579         2,253,510
Capital expenditures                            342,263           209,039            3,621                -           554,923


Year ended January 31, 1997
Net sales to unaffiliated customers        $  9,285,487       $ 1,882,030      $ 1,549,711        $ 887,112      $ 13,604,340
Operating income (loss)                         691,941           733,550          170,871       (1,064,660)          531,702
Identifiable assets                          19,758,720         5,541,593        1,223,550        7,536,242        34,060,105
Depreciation and amortization                   356,165           134,398           21,468        1,051,643         1,563,674
Capital expenditures                            341,009            70,004            2,936            2,391           416,340




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