Form 10-K405, Exhibit 13
period 2000-01-31
EDISON CONTROLS CORP
filed 2000-04-14
CIK 795968

EDISON CONTROL CORPORATION

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            Page

Letter to Shareholders                                                         2

Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                      3-6

Summary of Selected Financial Data                                             7

AUDITED FINANCIAL STATEMENTS

     Independent Auditors' Report                                              8

     Consolidated Balance Sheets, January 31, 2000 and 1999                 9-10

     Consolidated Statements of Income, Years Ended January 31,
       2000, 1999 and 1998.                                                   11

     Consolidated Statements of Shareholders' Equity, Years Ended
       January 31, 2000, 1999 and 1998                                        12

     Consolidated Statements of Cash Flows, Years Ended January 31,
       2000, 1999 and 1998                                                 13-14

     Notes to Consolidated Financial Statements, Years Ended
       January 31, 2000, 1999 and 1998                                     15-31

LETTER TO SHAREHOLDERS


Fiscal 1999, which ended January 31, 2000, was one of our most successful years on record. Edison Control Corporation ("the Company") increased net sales by 4.3% from $25,050,116 to $26,136,445 and increased net income 79.3% from $1,202,330, or $0.42 per diluted share, to $2,156,872, or $0.74 per diluted share. Also, since the acquisition of Construction Forms, Inc. on June 21, 1996, we have reduced our debt by approximately $10,631,000. We are proud of these accomplishments.

Negotiations were conducted with potential acquisition candidates throughout the year, but nothing ensued. Edison will continue to look for acquisitions that compliment the Company's existing range of products and services and create value for our shareholders.

As we proceed forward, the Company will continue to focus on its key competitive advantages:

Market Leader. As the worldwide leader in the manufacture and distribution of concrete pumping systems and accessories, ConForms provides customers the advantage of purchasing all concrete pumping system components from one vendor with the assurance of parts compatibility. ConForms' leading market share is the result of its extensive distribution channels and commitment to quality products and customer service.

Customer Service. ConForms' primary strength is to provide superior customer service to the entire spectrum of the concrete pumping industry with high quality products.

International Expansion. Although several of the world's regional economies are stagnant, ConForms' expansion into the United Kingdom and Malaysia and its sales presence in South America have opened new markets for its products.

Ultra Tech Products. Our Ultra Tech division was started as a means of providing ConForms with a captive supply of abrasion resistant piping for concrete pumping systems. Today, Ultra Tech continues to establish its new identity as a leading provider of abrasion resistant products. Wherever abrasive solid materials are transported, Ultra Tech's growing line of products and services will provide customers value and enhance profitability.

Facilities and People. Our employees' talent and dedication have made this another profitable year. Our management personnel are committed to the Company's profitability and we have the facilities and resources in place to continue the trend.

With  the  continued  support  of  our  customers,   employees,   suppliers  and
shareholders, we look forward to building on our record of success in the coming year!

Sincerely,


/s/ William B. Finneran

William B. Finneran
Chairman of the Board

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Certain   matters   discussed  in  this  Annual  Report  to   Shareholders   are
"forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes", "anticipates", "expects", or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, new product advancements by competition, significant changes in industry technology, economic or political conditions in the countries in which the Company does business, the continued availability of sources of supply, the availability and consummation of favorable acquisition opportunities, increasing competitive pressures on pricing and other contract terms, economic factors affecting the Company's customer base and stock price variations affecting the Company's securities trading portfolio. These factors could cause actual results to differ materially from those anticipated as of the date of this report. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                              RESULTS OF OPERATIONS

Fiscal 1999 versus Fiscal 1998
Net sales for the year ended January 31, 2000 ("fiscal 1999") increased 4.3% to $26,136,445 compared with $25,050,116 for the year ended January 31, 1999 ("fiscal 1998"). Domestic sales for Construction Forms ("ConForms") increased 6.8% due largely to increased sales of the ConForms' Ultra Plus products. ConForms Europe sales increased 7.4% due to increased sales in the United Kingdom and the Middle East. These increases were offset by a 3.7% and 4.0% decrease in Ultra Tech and Gilco sales volume, respectively.

As a percentage of net sales, gross profit margin increased to 36.1% for fiscal 1999 as compared to 35.6% in fiscal 1998. The increase was due mainly to increased margins at ConForms from production efficiencies obtained from last year's plant consolidation, purchasing savings, and product mix variations. This increase was offset by low margin large-project business at Ultra Tech and lower margins on Gilco products. Selling, engineering and administrative expenses represented 17.7% of net sales for fiscal 1999 compared to 18.2% in fiscal 1998. Selling, engineering and administrative expenses increased $73,979 or 1.6% in fiscal 1999 to $4,634,236. Salary and wage increases were offset by decreases in telephone, employee training, forms and printing, and selling expenses.

Interest expense was $791,840 and $955,818 for fiscal 1999 and 1998, respectively. The decrease resulted from a reduction of the average outstanding debt from the previous year. Assuming rates remain stable, interest expense is expected to decrease in fiscal 2000 as further debt reduction is anticipated.

The Company had a net trading gain (realized and unrealized) of $441,944 in fiscal 1999 compared to a net trading loss of $214,265 in fiscal 1998. A major reason for the $656,209 change was the increase in the market value of the Company's holdings in Glenayre Technologies, Inc. and significant realized gains on the sale of US Trust Corporation stock which were offset by realized losses in VIVUS, Inc. stock. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. These factors, combined with the relative size of the Company's trading portfolio, has led, and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio as of the end of each reporting period. The Company does not use or buy derivative securities. See "Quantitative and Qualitative Disclosures about Market Risk".

The amortization of goodwill, financing costs, stock options and stock warrants created a total non-cash charge of $659,859 for fiscal 1999 compared to $1,301,863 for fiscal 1998. Goodwill from the June 1996 acquisition of ConForms is being amortized over a 40-year period. The stock option amortization was fully amortized as of June 21, 1997. The amortization of financing costs and stock warrants was completed during the year. Excluding these items, the Company would have reported net income after income taxes of approximately $2,546,000, or $.88 per diluted share, in fiscal 1999. The total amortization of all these non-cash charges for the year ended January 31, 2001 is expected to approximate $237,000.

The Company recorded tax expense of $1,550,000 for fiscal 1999, which represented the estimated annual effective rate of 41.8% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Net income of $2,156,872, or $.92 and $.74 per share, basic and diluted, respectively, for fiscal 1999 represented an increase of $954,542 from net income of $1,202,330, or $.52 and $.42 per share, basic and diluted, respectively, for fiscal 1998. The change was principally due to a $478,428, or 11.8%, increase in operating income and a $656,209 increase in net trading gains.

Fiscal 1998 versus Fiscal 1997
Net  sales  for  fiscal  1998  increased  4.9%  to  $25,050,116   compared  with
$23,875,214 in fiscal 1997. Strong domestic sales at Construction Forms ("ConForms"), the inclusion of sales from the Company's Malaysian operation and increased mortar-plaster mixer sales in the Florida market accounted for the increase. The lower percentage increase in fiscal 1998 compared to fiscal 1997 was due to decreases in sales volume at the Company's Ultra Tech and ConForms Europe divisions. Fewer sales to mining industry customers and the slowing of the construction economies in Europe accounted for the decrease at Ultra Tech and ConForms Europe, respectively.

As a percentage of net sales, gross profit margin decreased to 35.6% for fiscal 1998 as compared to 38.4% in fiscal 1998. The decrease was due mainly to product mix variations, the increase of lower margin foreign sales and costs associated with the move from Cedarburg to Port Washington. Selling, engineering and administrative expenses represented 18.2% of net sales for both fiscal 1998 and fiscal 1997. Selling, engineering and administrative expenses increased $209,984 in fiscal 1998 to $4,560,257 due to increased personnel in engineering, increased sales costs related to foreign sales, moving costs and training, and other costs incurred in relation to the implementation of the new enterprise resource planning system.

Interest expense was $955,818 and $1,133,382 for fiscal 1998 and 1997, respectively. The decrease resulted from a reduction of the average outstanding debt from the previous year.

Net investment loss, which includes interest, dividends and realized and unrealized gains or losses on trading securities, was $152,947 for fiscal 1998 compared to fiscal 1997's net loss of $173,366. A major reason for the net loss was the decrease in the market value of the Company's holdings in Glenayre Technologies, Inc. and VIVUS Inc.

The amortization of goodwill, financing costs, stock options and stock warrants created a total non-cash charge of $1,301,863 for fiscal 1998 compared to $1,600,421 for fiscal 1997. Goodwill from the June 1996 acquisition of ConForms is being amortized over a 40-year period. The stock option amortization was fully amortized as of June 21, 1997. The amortization of financing costs and stock warrants will continue principally until June 21, 1999. Excluding these items, the Company would have reported net income after income taxes of approximately $1,983,000, or $.69 per diluted share, in fiscal 1998.

The Company recorded tax expense of $850,000 for fiscal 1998, which represented the estimated annual effective rate of 41.4% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Net income of $1,202,330, or $.52 and $.42 per share, basic and diluted, respectively, for fiscal 1998 represented an increase of $97,168 from net income of $1,105,162, or $.49 and $.41 per share, basic and diluted, respectively, for fiscal 1997.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to interest rate risk, foreign currency risk and equity price risk. These risks include changes in U.S interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in the prices of stocks traded on the U.S. markets.

Interest Rate Risk
The Company's revolving credit borrowings and variable rate term loans, which total $8,963,142 as of January 31, 2000, are subject to interest rate risk. Most of the borrowings float at either the prime rate or LIBOR plus a certain number of basis points. Based on the fiscal 1999 year end balance, an increase of one percent in the interest rate on the Company's loans would cause an increase in interest expense of approximately $90,000, or $.02 per diluted share, net of taxes, on an annual basis. The Company currently does not use derivatives to fix variable rate interest obligations.

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

 Equity Price Risk
Approximately 5% of the Company's total assets as of January 31, 2000 are invested in trading securities of various domestic companies. The market value of these investments is subject to fluctuation. This factor, combined with the relative size of the Company's trading portfolio ($1,405,650 at January 31,
2000), has led and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio. A 10% decrease in the quoted market price of these trading securities would decrease the fair market value of these securities by approximately $141,000, or $.03 per diluted share, net of taxes. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. These factors, combined with the relative size of the Company's trading portfolio, has led, and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio as of the end of each reporting period. The Company does not use or buy derivative securities.


                         LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $5,534,471 for fiscal 1999, compared to $1,480,894 for fiscal 1998. In fiscal 1999, the net sale of trading securities accounted for approximately $2,653,000 of the operating cash flow. Excluding the net trading securities activity from operating cash flow, the significant increase in operating cash flow was due to the changes in accounts receivable and the increase in purchases of raw materials in the last few months of fiscal 1998 compared to the same period in fiscal 1999.

Net working capital of $8,821,365 at January 31, 2000 decreased $3,908,728, or 30.7%, from the fiscal 1998 year-end level of $12,730,093. The current ratio at January 31, 2000 was 3.1:1 compared to 3.8:1 at January 31, 1999. The change was mainly due to the decrease in trading securities, inventories and in assets held for sale.

Cash provided by investing activities in fiscal 1999 was $328,580 compared to cash of $2,962,272 used in investing activities in fiscal 1998. This change was principally due to the reduction in capital expenditures for the year and the proceeds received from the sale of the Cedarburg facility. During fiscal 1998, the Company constructed an addition to its Port Washington facility and implemented a new enterprise resource planning system.

Due to the increase in operating income, the sale of the trading securities and the sale of the Cedarburg facility, the Company reduced its debt by $5,778,459 in fiscal 1999, which accounted for most of the cash used in financing activities. Cash provided by financing activities in fiscal 1998 of $895,759 was due to the increase in capital expenditures. The Company has reduced its debt by $10,631,218 since the June 21, 1996 acquisition date. The Company's debt to capitalization ratio at January 31, 2000 and 1999 was 39.2% and 47.7%, respectively. The Company maintains various debt agreements, which are described in more detail in the footnotes to the consolidated financial statements. Required principal payments in fiscal 2000 are expected to be approximately $934,000.

The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents, investments, trading securities and existing bank credit lines. Proposed capital expenditures for the fiscal year ending January 31, 2001 are expected to total approximately $1,000,000 compared to $675,245 for fiscal 1999. The significant increase is due principally to the expected installation of a heat-treating facility in Germany.

The Company intends to continue to expand its businesses, both internally and through potential acquisitions. The Company currently anticipates that any potential acquisitions would be financed primarily by internally generated funds, additional borrowings or the issuance of the Company's stock.

SUMMARY OF SELECTED FINANCIAL DATA

EDISON CONTROL CORPORATION
                                                                                                                   Year Ended
                                                                        Year Ended January 31,                    December 31,
                                                     ---------------------------------------------------------   --------------
                                                        2000            1999          1998           1997            1995
                                                        ----            ----          ----           ----            ----
Statements of Operations
Net sales                                            $26,136,445    $25,050,116    $23,875,214    $13,604,340    $    791,502
Cost of sales                                        $16,707,430    $16,125,601    $14,717,711    $ 9,191,243    $    660,857
Gross profit                                         $ 9,429,015    $ 8,924,515    $ 9,157,503    $ 4,413,097    $    130,645
Selling, engineering & administrative                $ 4,634,236    $ 4,560,257    $ 4,350,273    $ 3,238,168    $    729,267
Operating income (loss)                              $ 4,524,156    $ 4,045,728    $ 4,190,142    $   531,702    $   (598,622)
Realized gains (losses) on trading securities        $   960,210    $   161,598    $   (54,837)   $ 2,802,490    $  2,214,145
Unrealized (losses) gains on trading securities      $  (518,266)   $  (375,863)   $  (205,618)   $(2,854,059)   $  1,842,902
Interest and miscellaneous income                    $    19,045    $   101,776    $    83,249    $    84,848    $     39,598

Net income (loss)                                    $ 2,156,872    $ 1,202,330    $ 1,105,162    $  (731,028)   $  2,082,582

Per Share Information
Net income (loss) per share - basic                  $      0.92    $      0.52    $      0.49    $     (0.33)   $       0.98

Net income (loss) per share - diluted                $      0.74    $      0.42    $      0.41    $     (0.33)   $       0.94

Book value at year end                               $      7.78    $      6.90    $      6.41    $      5.98    $       4.86

At Year End
Working capital                                      $ 8,821,365    $12,730,093    $10,873,332    $11,554,170    $ 10,299,875
Property, plant and equipment-net                    $ 7,968,785    $ 8,187,899    $ 6,945,103    $ 7,077,228    $     65,687
Total assets                                         $30,630,664    $34,902,997    $32,355,957    $34,060,105    $ 12,553,486
Long-term debt                                       $ 8,963,142    $14,741,601    $14,023,342    $16,907,424    $          -
Shareholders' equity                                 $18,303,188    $16,183,272    $14,590,525    $13,601,241    $ 10,375,912

Weighted average shares outstanding
  -assuming dilution                                   2,907,251      2,883,133      2,686,951      2,558,232       2,209,117

Common stock outstanding
                                                       2,351,308      2,346,933      2,275,933      2,275,933       2,136,000

Note:  OnJune 21,  1996,  the Company  purchased  all of the issued and  outstanding  stock of  Construction  Forms,  Inc. and subsidiaries and JABCO,  LLC for an aggregate cash  consideration  of  approximately  $20,550,000.  The acquisition was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Accordingly, the results of operations have been included since the date of acquisition.

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
  Of Edison Control Corporation:

We have audited the accompanying consolidated balance sheets of Edison Control Corporation and subsidiaries (the "Corporation") as of January 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Edison Control Corporation and subsidiaries as of January 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
March 31, 2000

EDISON CONTROL CORPORATION

CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS (Note 8)                                         2000           1999

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                 $   539,586    $   468,072
  Investments (Note 1)                                    95,000        190,000
  Trading securities (Notes 1 and 3)                   1,405,650      3,616,314
  Accounts receivable, less allowance of
    $227,000 and $268,000, respectively (Note 1)       3,522,867      3,513,342
  Receivable from affiliate (Note 5)                      61,606         93,575
  Inventories (Notes 1 and 4)                          7,110,888      7,619,746
  Prepaid expenses and other current assets              193,886        193,650
  Deferred  income taxes (Note 7)                        190,000          2,000
  Refundable income taxes (Note 7)                                      120,505
  Assets held for sale (Note 1)                                       1,032,200
  Deferred financing costs (Note 10)                                    389,236
                                                     -----------    -----------
           Total current assets                       13,119,483     17,238,640

INVESTMENT IN AND ADVANCES TO AFFILIATE (Note 5)         478,108        421,263

OTHER ASSETS:
  Prepaid pension (Note 9)                                25,193        151,477
  Deferred  income taxes (Note 7)                        535,000        129,000
                                                     -----------    -----------
           Total other assets                            560,193        280,477

PROPERTY, PLANT AND EQUIPMENT  (Note 1):
  Cost:
    Land                                                 302,902        302,902
    Buildings and improvements                         3,634,795      3,603,659
    Machinery and equipment                            6,414,492      5,869,300
    Construction in progress                               7,843         10,908
                                                     -----------    -----------
                                                      10,360,032      9,786,769
  Less - accumulated depreciation                     (2,391,247)    (1,598,870)
                                                     -----------    -----------
                                                       7,968,785      8,187,899

GOODWILL (net of amortization of $832,259 and          8,458,059      8,690,318
 $600,000, respectively) (Note 1)

ORGANIZATIONAL/FINANCE COSTS (net of
  amortization of $265,034 and $226,670,
  respectively) (Note 1)                                  46,036         84,400
                                                     -----------    -----------


TOTAL                                                $30,630,664    $34,902,997
                                                     ===========    ===========

--------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY                     2000           1999

CURRENT LIABILITIES:
  Trade accounts payable                             $   989,595    $ 1,939,917
  Accrued compensation                                   791,528        739,938
  Taxes other than income taxes
                                                          24,780         21,325
  Other accrued expenses (Note 6)                        653,077        522,694
  Income taxes payable                                   151,104
  Deferred compensation (Notes 1 and 10)                 754,250        754,250
  Current maturities on long-term debt (Note 8)          933,784        530,423
                                                     -----------    -----------
           Total current liabilities                   4,298,118      4,508,547


LONG-TERM DEBT, LESS CURRENT MATURITIES (Note 8)       8,029,358     14,211,178
                                                     -----------    -----------

           Total liabilities                          12,327,476     18,719,725



SHAREHOLDERS' EQUITY (Note 10):
  Preferred Stock, $.01 par value; 1,000,000
    shares authorized, none issued
  Common Stock, $.01 par value; 20,000,000
    shares authorized, 2,351,308 and 2,346,933
    shares issued and outstanding, respectively           23,513         23,469
  Additional paid-in capital                          10,344,868     10,323,225
  Retained earnings                                    7,917,695      5,760,823
  Accumulated other comprehensive income
                                                          17,112         75,755
                                                     -----------    -----------

           Total shareholders' equity                 18,303,188     16,183,272
                                                     -----------    -----------


TOTAL                                                $30,630,664    $34,902,997
                                                     ===========    ===========



See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JANUARY 31, 2000, 1999 and 1998
----------------------------------------------------------------------------------------------------

                                                              Year Ended January 31,
                                                           -----------------------------------------
                                                              2000           1999           1998

NET SALES                                                  $26,136,445    $25,050,116    $23,875,214

COST OF GOODS SOLD                                          16,707,430     16,125,601     14,717,711
                                                           -----------    -----------    -----------

GROSS PROFIT                                                 9,429,015      8,924,515      9,157,503

OTHER OPERATING EXPENSES:
  Selling, engineering and administrative expenses           4,634,236      4,560,257      4,350,273
  Stock option amortization (Note 10)                                                        298,558
  Goodwill and organizational/finance cost
    amortization (Note 1)                                      270,623        318,530        318,530
                                                           -----------    -----------    -----------
           Total other operating expenses                    4,904,859      4,878,787      4,967,361
                                                           -----------    -----------    -----------

OPERATING INCOME                                             4,524,156      4,045,728      4,190,142

OTHER EXPENSE (INCOME):
  Interest expense                                             791,840        955,818      1,133,382
  Realized (gains) losses on trading securities               (960,210)      (161,598)        54,837
  Unrealized losses on trading securities                      518,266        375,863        205,618
  Interest and miscellaneous income                            (19,045)      (101,776)       (83,249)
  Loss on sale of assets, net                                  143,267         26,202         19,973
  Stock warrant amortization (Note 10)                         389,236        983,333        983,333
  Equity in earnings of affiliate (Note 5)                     (46,070)       (84,444)       (78,914)
                                                           -----------    -----------    -----------
           Total other expense                                 817,284      1,993,398      2,234,980
                                                           -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                   3,706,872      2,052,330      1,955,162

INCOME TAXES (Note 7)                                        1,550,000        850,000        850,000
                                                           -----------    -----------    -----------

NET  INCOME                                                  2,156,872      1,202,330      1,105,162

OTHER COMPREHENSIVE (LOSS) INCOME-
  Foreign currency translation
    adjustments (Note 1)                                       (58,643)        82,917       (115,878)
                                                           -----------    -----------    -----------

COMPREHENSIVE  INCOME                                      $ 2,098,229    $ 1,285,247    $   989,284
                                                           ===========    ===========    ===========


NET INCOME PER SHARE (Note 1):
Net Income Per Share - Basic                               $      0.92    $      0.52    $      0.49
                                                           ===========    ===========    ===========

Net Income Per Share - Diluted                             $      0.74    $      0.42    $      0.41
                                                           ===========    ===========    ===========


See notes to consolidated financial statements.

See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF  SHAREHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 2000, 1999 and 1998
---------------------------------------------------------------------------------------------------------------------------

                                                                                                Accumulated
                                                 Common Stock        Additional                   Other
                                             --------------------     Paid-in      Retained    Comprehensive
                                              Shares      Amount      Capital      Earnings       Income          Total

BALANCES, JANUARY 31, 1997                   2,275,933   $ 22,759   $10,016,435   $3,453,331     $ 108,716     $13,601,241

  Foreign currency translation adjustment                                                        $(115,878)       (115,878)
  Net income                                                                       1,105,162                     1,105,162
                                             ---------   --------   -----------   ----------     ---------     -----------

BALANCES, JANUARY 31, 1998                   2,275,933     22,759    10,016,435    4,558,493        (7,162)     14,590,525

  Foreign currency translation adjustment                                                           82,917          82,917
  Stock options exercised (Note 10)             71,000        710       306,790                                    307,500
  Net income                                                                       1,202,330                     1,202,330
                                             ---------   --------   -----------   ----------     ---------     -----------

BALANCES, JANUARY 31, 1999                   2,346,933     23,469    10,323,225    5,760,823        75,755      16,183,272

  Foreign currency translation adjustment                                                          (58,643)        (58,643)
  Stock options exercised (Note 10)              4,375         44        21,643                                     21,687
  Net income                                                                       2,156,872                     2,156,872
                                             ---------   --------   -----------   ----------     ---------     -----------

BALANCES, JANUARY 31, 2000                   2,351,308   $ 23,513   $10,344,868   $7,917,695     $  17,112     $18,303,188
                                             =========   ========   ===========   ==========     =========     ===========


See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2000, 1999 and 1998
----------------------------------------------------------------------------------------------------

                                                                     Year Ended January 31,
                                                            ----------------------------------------
                                                                2000           1999         1998
OPERATING ACTIVITIES:
  Net income                                                $  2,156,872   $ 1,202,330   $ 1,105,162
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation of plant and equipment                          860,442       766,497       653,089
    Amortization                                                 659,859     1,301,863     1,600,421
    Provision for doubtful accounts                               (9,165)      (39,931)       76,780
    Realized (gain) loss on trading securities sales            (960,210)     (161,598)       54,837
    Unrealized loss on trading securities                        518,266       375,863       205,618
    Purchases of trading securities                           (1,189,718)   (2,530,113)   (3,768,475)
    Proceeds from the sales of trading securities              3,842,326     2,353,297     4,605,945
    Loss on sale of assets                                       143,267        26,202        19,973
    Equity in earnings of affiliate                              (46,070)      (84,444)      (78,914)
    Changes in assets and liabilities:
      Accounts receivable                                         (5,871)     (456,077)     (377,314)
      Receivable from affiliate                                   31,969         9,907        52,553
      Inventories                                                491,372    (1,611,616)     (679,253)
      Prepaid expenses and other current assets                     (571)        1,356         1,395
      Prepaid pension                                            126,284       131,657       101,887
      Trade accounts payable                                    (949,518)      676,489       388,713
      Accrued compensation                                        51,866       (41,965)      175,254
      Taxes other than income taxes                                7,348           724        (2,223)
      Other accrued expenses                                     195,357       (43,183)       19,550
      Income taxes payable                                       204,366        94,636       (97,324)
      Deferred income taxes                                     (594,000)     (491,000)     (386,000)
                                                            ------------   -----------   -----------

           Net cash provided by operating activities           5,534,471     1,480,894     3,671,674
                                                            ------------   -----------   -----------

INVESTING ACTIVITIES:
  Additions to plant and equipment                              (675,245)   (3,082,725)     (554,923)
  Maturity of certificate of deposit                              95,000                      94,000
  (Advances to)  payments received from affiliate                (10,775)       96,331       (14,182)
  Proceeds from sale of assets                                   919,600        24,122         4,741
                                                            ------------   -----------   -----------

           Net cash provided by (used) in                        328,580    (2,962,272)     (470,364)
             investing activities                           ------------   -----------   -----------

FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                     6,057,182     2,175,000       600,000
  Payments on long-term debt                                 (11,835,641)   (1,456,741)   (3,484,082)
  Stock options exercised                                         19,687       177,500
                                                            ------------   -----------   -----------

           Net cash (used in) provided by                     (5,758,772)      895,759    (2,884,082)
             financing activities                           ------------   -----------   -----------


                                                                                          (Continued)



                                       13



EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2000, 1999 and 1998
----------------------------------------------------------------------------------------------------


                                                                     Year Ended January 31,
                                                            ----------------------------------------
                                                                2000           1999         1998

EFFECT OF EXCHANGE RATE CHANGES ON CASH                     $    (32,765)  $    16,403   $   (51,948)
                                                            ------------   -----------   -----------


NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                71,514      (569,216)      265,280


CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                              468,072     1,037,288       772,008
                                                            ------------   -----------   -----------


CASH AND CASH EQUIVALENTS,
  END OF YEAR                                               $    539,586   $   468,072   $ 1,037,288
                                                            ============   ===========   ===========




SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during the year for:
      Interest                                              $    809,391   $   946,210   $ 1,111,901
      Income taxes, net of refunds                          $  1,870,454   $ 1,246,200   $ 1,336,130




See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

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

     The Company's principal market is in North America with limited sales activity in Europe, South America, the Middle East and Asia.

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

     Assets held for sale - Assets held for sale consisted of land and building, which are no longer in use as of January 31, 1999. These assets were reclassified from property, plant and equipment and are recorded at their net book value. No depreciation was taken on these assets since they were taken out of service. These assets were sold at a loss of $128,543 during the year ended January 31, 2000.

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

     Research and Development - Amounts expended for research and development for the years ended January 31, 2000, 1999 and 1998 totaled approximately $223,000, $212,000 and $190,000, respectively, and are expensed as incurred.

     Net income per share - Reconciliation of the numerator and denominator of the basic and diluted per share computations are summarized as follows:

                                                   Year Ended January 31,
                                            ------------------------------------
                                               2000         1999         1998
                                               ----         ----         ----
     Net Income Per Share - Basic:
        Net income  (numerator)             $2,156,872   $1,202,330   $1,105,162
        Weighted average shares
           outstanding (denominator)         2,347,633    2,315,503    2,275,933
        Net income per share - basic            $ 0.92       $ 0.52       $ 0.49
     Net Income Per Share - Diluted:
        Net income  (numerator)             $2,156,872   $1,202,330   $1,105,162
        Weighted average shares
          outstanding                        2,347,633    2,315,503    2,275,933
        Effect of dilutive securities:
          Stock options                        170,455      178,257       99,224
          Stock warrants                       389,163      389,373      311,794
                                            ----------   ----------   ----------
        Weighted average shares
          outstanding (denominator)          2,907,251    2,883,133    2,686,951

        Net income per share - diluted          $ 0.74       $ 0.42       $ 0.41


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

 3.  TRADING SECURITIES

     Trading securities at January 31, 2000 consisted of the following:

                                         Number of
     Name of Issuer/                     Shares or
     Title of Issue                        Units        Cost       Market Value
     ---------------                     ---------      ----       ------------

     Common Stocks:
       Allied Capital Corp.                10,000    $  196,875     $  185,000
       Compaq Computer Corp.                5,000       148,125        136,875
       Entremed, Inc.                       1,500        79,094         58,875
       Glenayre Technologies, Inc.         40,000     1,029,352        455,000
       Intel Corp.                          2,000       186,500        197,875
       Liberty Digital, Inc.                3,500       105,187        185,500
       Newbridge Networks Corp.             5,000        89,688        141,563
       Parametric Technology Corp.          2,000        44,250         42,875
       Sun International Hotels               100         4,450          2,087
                                                     ----------     ----------

     Total                                           $1,883,521     $1,405,650
                                                     ==========     ==========


      Trading securities at January 31, 1999 consisted of the following:

                                         Number of
     Name of Issuer/                     Shares or
     Title of Issue                        Units        Cost       Market Value
     ---------------                     ---------      ----       ------------

     Common Stocks:
       Cendant Corp.                       20,000    $  435,438     $  435,000
       Equity One, Inc.                     9,500       104,500         85,500
       Glenayre Technologies, Inc.         40,000     1,029,352        200,000
       Microsoft                            2,000       250,050        350,000
       Panavision Inc.                        304         8,150          3,420
       Philip Morris                        5,000       266,875        234,375
       Sun International Hotels            10,100       448,250        431,144
       US Trust Corporation                25,000       411,953      1,825,000
       VIVUS, Inc.                         20,000       621,350         51,875
                                                     ----------     ----------

     Total                                           $3,575,918     $3,616,314
                                                     ==========     ==========

 4.  INVENTORIES

     Inventories consisted of the following:


                                                    January 31,   January 31,
                                                       2000          1999
                                                    -----------   -----------

     Raw materials                                  $3,469,588    $4,158,860
     Work-in-process                                 1,530,052       992,073
     Finished goods                                  2,276,248     2,631,813
                                                    ----------    ----------
                                                     7,275,888     7,782,746

     Less - reserve to reduce carrying                (165,000)     (163,000)
     value to LIFO cost                             ----------    ----------

     Net inventories                                $7,110,888    $7,619,746
                                                    ==========    ==========


 5.  INVESTMENT IN AND ADVANCES TO AFFILIATE

     The Company owns 50% of the outstanding common stock of South Houston Hose Company and accounts for the investment by the equity method. The Company had sales of approximately $841,000, $900,000 and $798,000 to the affiliate during 2000, 1999 and 1998, respectively. Summary unaudited financial information as of January 31, 2000, 1999 and 1998, and for the years then ended is as follows:

                                            2000          1999          1998
                                            ----          ----          ----
     Current assets                      $1,210,978    $1,208,819    $1,130,349
     Noncurrent assets                       72,520        60,439        45,878
     Current liabilities                    232,758       311,764       388,727
     Shareholders' equity                 1,050,740       957,494       787,500
     Net sales                            2,850,497     3,278,014     2,749,253
     Net income                              97,404       169,994       154,136

 6.  ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                     Year Ended January 31,
                                                   ---------------------------
                                                       2000          1999

     Group benefits                                 $ 130,000     $ 130,000
     Warranty                                         173,000       207,500
     Legal and professional                           107,277        56,758
     Interest                                          37,025        54,577
     Selling commissions and rebates                  165,659        61,560
     Other                                             40,116        12,299
                                                    ---------     ---------

     Total                                          $ 653,077     $ 522,694
                                                    =========     =========


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

     The provision for income taxes is as follows:


                                                 Year Ended January 31,
                                         ---------------------------------------
                                            2000         1999          1998

     Currently payable:
       Federal                           $1,859,000    $1,144,000    $1,066,000
       State                                285,000       197,000       170,000
                                         ----------    ----------    ----------
                                          2,144,000     1,341,000     1,236,000
     Deferred (credit):
       Federal                             (514,000)     (416,000)     (332,000)
       State                                (80,000)      (75,000)      (54,000)
                                         ----------    ----------    ----------
                                           (594,000)     (491,000)     (386,000)
                                         ----------    ----------    ----------

     Total                               $1,550,000    $  850,000    $  850,000
                                         ==========    ==========    ==========

     Temporary   differences   which  gave  rise  to  the  deferred  tax  assets
     (liabilities) included the following items at January 31, 2000 and 1999:


                                                         2000             1999
     Deferred tax assets:
     Compensation and other employee benefits        $   316,000    $   313,000
     Book reserves and other items                                       18,000
     Unrealized losses                                   186,000
     Deferred financing                                1,150,000        999,000
     Vacation pay                                         74,000         73,000
                                                     -----------    -----------
                                                       1,726,000      1,403,000
                                                     -----------    -----------
     Deferred tax liabilities:
     Inventory items                                    (624,000)      (642,000)
     Book reserves and other items                       (67,000)
     Unrealized gains                                                   (16,000)
     Fixed assets                                       (300,000)      (555,000)
     Pension benefit                                     (10,000)       (59,000)
                                                     -----------    -----------
                                                      (1,001,000)    (1,272,000)
                                                     -----------    -----------

     Net deferred tax asset                          $   725,000    $  131,000
                                                     ===========    ===========



     The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:


                                                       Year Ended January 31,
                                                    ----------------------------
                                                    2000       1999        1998

     Statutory tax rate                             34.0%      34.0%       34.0%
     State taxes, net of federal tax benefit         5.7        6.0         6.0
     Goodwill                                        2.1        3.8         4.0
     Dividends received deduction                   (0.1)      (0.3)       (0.3)
     Other, net                                      0.1       (2.1)       (0.2)
                                                    ----       ----        ----
     Effective tax rate                             41.8%      41.4%       43.5%
                                                    ====       ====        ====

 8.  LONG-TERM DEBT

     Long-term debt, less current maturities, consisted of the following at January 31, 2000 and 1999:


                                                          2000          1999
                                                          ----          ----

     Industrial revenue bonds                          $2,625,000   $ 2,750,000

     RLF term loan                                         88,142        96,582

     Bank revolving credit loan                         2,000,000     4,700,000

     Bank overadvance term loan                         4,250,000       396,984

     Subordinated bank loan                                           6,798,035
                                                       ----------   -----------

     Total debt                                         8,963,142    14,741,601

     Less current portion                                (933,784)     (530,423)
                                                       ----------   -----------

     Total long-term debt                              $8,029,358   $14,211,178
                                                       ==========   ===========


     The Industrial Revenue Bonds ("IRB") were issued to finance construction of a new production facility in Port Washington, Wisconsin. A total of $3,000,000 was issued for the facility and is due in annual installments of $125,000 from February 1997 through February 2000, $150,000 from February
     2001 through February 2005, and $175,000 from February 2006 through February 2015. The interest rate at January 31, 2000 was 3.65%.

     The Revolving Loan Fund (RLF) term loan was a loan issued by the City of Port Washington to finance the purchase of real estate for the construction of an addition at the Company's Port Washington facility. A total of $100,000 was issued for the facility and is due in monthly installments through September 4, 2008. The interest rate at January 31, 2000 was 4.0%.

     On April 30, 1999, Edison refinanced its bank debt and amended its master credit agreement with LaSalle National Bank of Chicago. As part of the refinancing, Edison liquidated approximately $2,600,000 of its existing trading security portfolio and utilized $2,500,000 of these funds to reduce its outstanding debt. Also, as part of the refinancing, the subordinated bank loan holder was paid in full (approximately $6,800,000).

     The amended master credit agreement, which expires April 30, 2004, allows for revolving credit borrowings not to exceed $6,000,000. Borrowings, which are based on qualified assets, bear interest at either the prime rate or the LIBOR rate plus 2.00%. The interest rate at January 31, 2000 was 7.82%.

     Also under the amended master credit agreement, the Company maintains an overadvance term loan. Quarterly principal payments of $200,000 are required by the agreement, with the remaining term balance to be paid on April 30, 2004. Borrowings bear interest at either the prime or the LIBOR rate plus 2.25%.

     The interest rate at January 31, 2000 was 8.07%. The agreement calls for additional principal payments based on excess cash flow as defined in the agreement.

     The terms under the amended master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and debt service ratio, and restricts the Company to a maximum funded debt to EBITDA ratio. Substantially all of the Company's assets are collateralized under the above debt agreement. The LIBOR spread may be reduced or increased annually based on the achievement of a certain "funded debt to EBITDA" ratio.

     Annual principal payments for the next five years on long-term debt are as follows:

                                   RLF     Revolving
     Year Ending                   Term      Credit     Overadvance
     January 31,       IRB         Loan       Loan       Term Loan       Total
     -----------       ---         ----    ---------    -----------      -----

     2001          $  125,000    $ 8,784   $            $  800,000    $  933,784
     2002             150,000      9,141                   800,000       959,141
     2003             150,000      9,514                   800,000       959,514
     2004             150,000      9,902                   800,000       959,902
     2005             150,000     10,305    2,000,000    1,050,000     3,210,305
     Thereafter     1,900,000     40,496                               1,940,496
                   ----------    -------   ----------   ----------    ----------
                   $2,625,000    $88,142   $2,000,000   $4,250,000    $8,963,142
                   ==========    =======   ==========   ==========    ==========

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

     The following tables set forth the plan's change in benefit obligation, change in plan assets and funded status at January 31, 2000 and 1999:

                                                         2000          1999
                                                         ----          ----
     Change in benefit obligation:
       Benefit obligation at beginning of year        $3,780,013    $2,884,024
       Service cost                                      168,434       150,302
       Interest cost                                     239,332       223,198
       Acturial loss                                      20,072       335,398
       Benefits paid                                    (165,881)     (187,124)
       Assumption change                                               374,215
                                                      ----------    ----------
       Benefit obligation at end of year               4,041,970     3,780,013
                                                      ----------    ----------

     Change in plan assets:
       Fair value of plan assets at
         beginning of year                             4,501,831     3,998,045
       Actual return on plan assets                      150,251       690,910
       Benefits paid                                    (165,881)     (187,124)
                                                      ----------    ----------
                                                       4,486,201     4,501,831
                                                      ----------    ----------

     Funded Status                                       444,231       721,818
     Unrecognized net acturial gain                     (419,038)     (570,341)
                                                      ----------    ----------
     Prepaid pension expense                          $   25,193    $  151,477
                                                      ==========    ==========


     Assumptions for the years ended January 31 were:

                                                2000         1999         1998
                                                ----         ----         ----

     Discount rate                              6.75%        6.75%        7.50%

     Expected return on plan assets             8.00         8.00         8.00

     Rate of compensation increase              6.00         6.00         6.00

     The Company's funding policy is to contribute annually amounts within the limits that can be deducted for Federal income tax purposes. No contributions were made to the Plan during the years ended January 31, 2000, 1999 and 1998.

     Pension expense consisted of the following components for the years ended January 31:


                                               2000         1999         1998
                                               ----         ----         ----
     Service cost-benefits earned
       during the year                       $168,434    $ 150,302    $ 135,824
     Interest cost on projected benefit
       obligation                             239,332      223,198      186,853
     Actual return on plan assets
       (gain) loss                           (150,251)    (690,910)    (606,938)
     Net amortization and deferral           (131,231)     449,067      386,148
                                             --------    ---------    ---------
     Net periodic pension expense            $126,284    $ 131,657    $ 101,887
                                             ========    =========    =========


     The Company also has a retirement savings and thrift plan (401(k) plan), which relates to the acquired companies, covering substantially all of its employees. Under the 401(k) plan, the Company contributes amounts based on employee contributions. Amounts charged to earnings for the plan for the years ended January 31, 2000, 1999 and 1998 were $93,800, $91,059 and
     $80,943, respectively.

10.  EMPLOYEE STOCK OPTION PLANS

     The Company adopted a 1986 Stock Option Plan (the "Plan") for the benefit of directors, officers and key employees of the Company. Pursuant to the Plan, as amended, these persons may be granted options to purchase up to an aggregate of 150,000 shares of Common Stock. The Board of Directors may authorize the granting of options under the Plan, and may determine to whom the options may be granted, the number thereof, the option price and the exercise period. The price for incentive stock options, which may be granted under the Plan and which meet the requirements of Section 422A of the Internal Revenue Code, as amended, will not be less than the fair market value of the Common Stock on the date the option is granted (110% of such fair market value for an optionee who holds more than 10% of the outstanding shares of the capital stock of the Company). The price for non-statutory options shall be fixed at the discretion of the Board of Directors and in no event will the option price for any non-statutory option granted be less than 85% of the fair market value of the Common Stock on the date of grant. The maximum exercise period for any option under the Plan is ten years from the date the option is granted (five years for an optionee who holds more than 10% of the outstanding shares of the capital stock of the Company). In November 1987, the Board of Directors issued non-statutory options to purchase an aggregate of 90,000 shares at an exercise price of $2.50 per share ("2.50 options"). In 1989, the Company issued non-statutory options to purchase an additional 60,000 shares at an exercise price of $1.22 per share. In November 1996, William Finneran purchased 25,000 shares of his options.

     In June 1993, the Board of Directors granted five-year non-statutory options to purchase 18,000 shares each to Clark H. Bailey, Gerald B. Cramer, John J. Delucca and Jay J. Miller, and 35,000 shares to William B. Finneran, Directors of the Company, at an exercise price of $2.50 per share, vesting 50% at June 5, 1994 and 50% at June 4, 1995 ("vesting $2.50 options"). In June 1995, Clarke H. Bailey exercised his option and purchased 18,000 shares. In September 1997, the options for Gerald B. Cramer expired. In May 1998, John J. Delucca and Jay J. Miller exercised their options and purchased 18,000 shares each. Also, in May 1998, William
     B. Finneran exercised his options and purchased 35,000 shares.

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

     In February 1995, the Board of Directors authorized and on October 17, 1995, the shareholders approved a grant to the Company's President and Chief Executive Officer of a ten-year option to purchase up to 200,000 shares of common stock pursuant to the 1986 Option Plan at an exercise price of $4.00 per share, vesting 33% each at date of grant, on February 1, 1996, and on February 1, 1997, respectively.

     In February 1996, non-qualified options for 17,500 shares were granted to three individuals for services rendered at an exercise price of $4.50 per share. In December 1999, options for 4,375 shares were exercised and options for 13,125 shares expired.

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

     In connection with the issuance of the subordinated debt, the principal shareholder of the Company provided collateral to a bank to support a guaranty of repayment by the Company of the principal and interest on the loan. The arrangement was made to reduce the cost of borrowed funds from that which would have been otherwise obtainable by the Company from unaffiliated "mezzanine" lenders. In consideration of his providing such collateral, the Company issued a ten-year Warrant to purchase 500,000 shares of Common Stock exercisable at a price of $1.60 per share. At the time the transaction was negotiated, Common Stock was quoted at approximately $4.00 per share. On the date the ConForms acquisition was consummated, which was the grant date, the closing sale price for the Common Stock in the over-the-counter market was $7.50 per share. The difference between the Warrant price and the fair market value at the grant date was amortized over the three-year term of the subordinated debt.

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

     In January 1999, the Board of Directors authorized and on June 8, 1999, the shareholders approved the Edison Control Corporation 1999 Equity Incentive Plan. The Plan provides that up to a total of 200,000 shares of Common
     Stock will be available for the granting of stock options, stock appreciation rights, restricted stock or performance shares. No awards were granted under this Plan as of January 31, 2000.

     The Company has adopted the disclosure-only provisions of SFAS No.123, "Accounting for Stock-Based Compensation," but continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for all of its plans. Compensation expense was $389,236, $983,333, and $1,281,891 for the years ended January 31, 2000, 1999 and
     1998, respectively. If the Company had elected to recognize compensation costs for the options/warrants issued after December 15, 1994 in accordance with SFAS No. 123, net income and net income per share would have changed to the pro-forma amounts as follows:

                                                                 2000          1999           1998
                                                                 ----          ----           ----
     Net income                          As reported:         $2,156,872    $1,202,330    $1,105,162
                                         Pro-forma:            2,390,414     1,754,989     1,240,831
     Net income per share -basic         As reported:               0.92          0.52          0.49
                                         Pro-forma:                 1.02          0.76          0.55
     Net income per share -diluted       As reported:               0.74          0.42          0.41
                                         Pro-forma:                 0.82          0.61          0.46

     The fair value of stock options/warrants used to compute and disclose pro-forma net income and pro-forma net income per share is the estimated present value at grant date using the Black Scholes option pricing model with the following weighted average assumptions:

                                            Year Ended January 31,
                                   ----------------------------------------
                                      2000           1999            1998

     Dividend yield                      0%             0%              0%

     Expected volatility                53%            51%             55%

     Risk-free interest rate:
       4 year                            -              -            5.41%
       3 year                            -           4.69%              -
       2 year                         6.61%             -               -
       1 year                            -              -            5.35%


     Stock option/warrant activity is summarized as follows:

                                                    Weighted                      Weighted
                                    Year Ended      Average       Year Ended      Average
                                    January 31,     Exercise      January 31,     Exercise
                                       2000          Price           1999          Price
                                    -----------     --------      -----------     --------

Options/warrant outstanding,
  beginning of year                      935,111     $ 2.52          1,006,111     $ 2.52
Options/warrant exercised                 (4,375)      4.50            (71,000)      2.50
Options/warrant expired                  (13,125)      4.50                  -          -
                                   -------------     ------      -------------     ------
Options/warrant outstanding,
  end of year                            917,611     $ 2.48            935,111     $ 2.52
                                   =============     ======      =============     ======

Options/warrant exercisable,
  end of year                            917,611     $ 2.48            935,111     $ 2.52
                                   =============     ======      =============     ======

Price range per share              $1.60 - $4.00                 $1.60 - $4.50
                                   =============                 =============

                                                                    Weighted
                                               Year Ended           Average
                                               January 31,          Exercise
                                                  1998               Price
                                               -----------          --------
     Options/warrant outstanding,
       beginning of year                            974,111          $ 2.47
     Options/warrant granted                         50,000            3.50
     Options/warrant expired                        (18,000)           2.50
                                                          -               -
     Options/warrant outstanding,
       end of year                                1,006,111          $ 2.52
                                                  =========          ======
     Options/warrant exercisable,
       end of year                                  968,611          $ 2.48
                                                  =========          ======

     Price range per share                    $1.60 - $4.50
                                              =============


     The weighted average remaining contractual life of stock options and warrants outstanding at January 31, 2000 is 5.9 years.

     The weighted average fair value of options granted during the year ended January 31, 1998 was $1.98. No options or warrants were issued during the years ended January 31, 2000 and 1999.



11.   VALUATION ACCOUNTS

     Activity related to valuation accounts for the years ended January 31, 2000, 1999 and 1998 is as follows:

                                                                         Additions       Deductions for
                                                                         charged to     bad debts written
                                                         Balance,       (deductions      off, inventory       Balance,
                                                        Beginning       from) costs      disposed of or        End of
      Valuation Accounts                                 of Year        and expenses     warranty claims        Year
      ------------------                                ---------       ------------    -----------------     --------

Allowance for doubtful accounts
  and finance charges:                1/31/2000         $ 268,000        $  (9,165)         $ (31,835)       $ 227,000
                                        1/31/99         $ 320,000        $ (39,931)         $ (12,069)       $ 268,000
                                        1/31/98           292,000           76,780            (48,780)         320,000

Excess and obsolete inventory         1/31/2000           516,000           92,000                  -          608,000
  reserve:                            1/31/1999           557,000          (41,000)                 -          516,000
                                        1/31/98           772,500         (215,500)                 -          557,000

Notes receivable reserve:               1/31/00           275,000                -                  -          275,000
                                        1/31/99           275,000                -                  -          275,000
                                        1/31/98           275,000                -                  -          275,000

Warranty reserve:                     1/31/2000           207,500           39,575            (74,075)         173,000
                                        1/31/99           240,000          188,895           (221,395)         207,500
                                        1/31/98           151,000          164,000            (75,000)         240,000


12.  COMMITMENTS

     The Company has employment agreements with two of its executives. Minimum salaries to be paid to these individuals for the year ended January 31, 2001 are $290,500.

     The Company has various warehouse and auto leases expiring at various dates through January 2004. Future minimum lease payments required under these noncancelable operating lease agreements are approximately as follows:


               Year Ending
               January 31,
               -----------
                  2001                            $ 160,000
                  2002                               82,000
                  2003                               65,000
                  2004                               49,000
                                                  ---------
                          Total                   $ 356,000
                                                  =========


     Total rent expense for the years ended January 31, 2000, 1999 and 1998 was approximately $200,000, $181,000 and $145,000, respectively.


13.  RELATED PARTY TRANSACTIONS

     In July 2000, Edison sold 304 shares of Panavision Inc., which were purchased in 1998 at a cost of $8,150, for $2,450 resulting in a loss of $5,700. A member of the Board of Directors of Panavision Inc. is a member of the Board of Directors of the Company. In April 1999, Edison sold 9,500 shares of Equity One, which were purchased in 1998 at a cost of $104,500, for $83,125 resulting in a loss of

     $21,375. A member of the Board of Directors of Equity One, Inc. is a member of the Board of Directors of the Company.

14.  FOREIGN OPERATIONS

     Foreign operations information for the year ended January 31, 2000 follows:



                                                United          United
                                                States          Kingdom        Malaysia         Total
                                                ------          -------        --------         -----

     Net sales to unaffiliated customers      $23,900,577     $ 1,774,718     $ 461,150      $26,136,445
     Operating income (loss)                    4,482,724          98,200       (56,768)       4,524,156
     Identifiable assets                       27,899,155       1,880,061       851,448       30,630,664
     Depreciation and amortization              1,448,836          56,600        14,865        1,520,301
     Capital expenditures                         469,390         194,171        11,684          675,245


     Foreign operations information for the year ended January 31, 1999 follows:

                                                United          United
                                                States          Kingdom        Malaysia         Total
                                                ------          -------        --------         -----

     Net sales to unaffiliated customers      $22,942,593     $ 1,652,010     $ 455,513      $25,050,116
     Operating income (loss)                    4,131,668             280       (86,220)       4,045,728
     Identifiable assets                       32,373,533       1,682,731       846,733       34,902,997
     Depreciation and amortization              2,005,444          49,677        13,239        2,068,360
     Capital expenditures                       3,054,929          20,090         7,706        3,082,725


     Foreign operations information for the year ended January 31, 1998 follows:

                                                United          United
                                                States          Kingdom        Malaysia         Total
                                                ------          -------        --------         -----

     Net sales to unaffiliated customers      $21,852,948     $ 1,827,477     $ 194,789      $23,875,214
     Operating income (loss)                    4,328,227         (51,859)      (86,226)       4,190,142
     Identifiable assets                       30,050,025       1,852,144       453,788       32,355,957
     Depreciation and amortization              2,196,795          49,737         6,978        2,253,510
     Capital expenditures                         412,097          54,919        87,907          554,923


15.  SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in 1998. The Company's operating segments are organized based on the nature of products and services provided. A description of the nature of the segment's operations and their accounting policies are contained in Note 1. Segment information follows:

                                                                                                    Edison
                                                                    Ultra                           Holding
                                                  ConForms          Tech            Gilco           Company          Total
                                                  --------          -----           -----           -------          -----
     Year ended January 31, 2000
     Net sales to unaffiliated customers        $ 20,724,575     $ 3,356,036     $ 2,055,834      $        -      $ 26,136,445
     Operating income (loss)                       4,578,091         596,009        (181,976)       (467,968)        4,524,156
     Identifiable assets                          22,426,283       4,670,088       1,149,430       2,384,863        30,630,664
     Depreciation and amortization                   794,830         290,719          45,516         389,236         1,520,301
     Capital expenditures                            632,804          40,391           2,050               -           675,245



     Year ended January 31, 1999
     Net sales to unaffiliated customers        $ 19,424,098     $ 3,484,277     $ 2,141,741      $        -      $ 25,050,116
     Operating income (loss)                       3,469,171       1,059,404        (139,172)       (343,675)        4,045,728
     Identifiable assets                          23,518,902       5,302,383       1,593,897       4,487,815        34,902,997
     Depreciation and amortization                   722,534         317,691          44,240         983,895         2,068,360
     Capital expenditures                          2,996,112          72,143          14,470               -         3,082,725



     Year ended January 31, 1998
     Net sales to unaffiliated customers        $ 18,050,120     $ 3,989,750     $ 1,835,344      $        -      $ 23,875,214
     Operating income (loss)                       3,768,062       1,157,834          97,419        (833,173)        4,190,142
     Identifiable assets                          19,648,193       5,742,341       1,077,870       5,887,553        32,355,957
     Depreciation and amortization                   653,779         273,123          43,029       1,283,579         2,253,510
     Capital expenditures                            342,263         209,039           3,621               -           554,923

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