Form 10-K405, Exhibit 13
period 2001-01-31
EDISON CONTROLS CORP
filed 2001-04-20
CIK 795968

EDISON CONTROL CORPORATION

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            Page

Letter to Shareholders                                                         2

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                        3-6

Summary of Selected Financial Data                                             7

AUDITED FINANCIAL STATEMENTS

    Independent Auditors' Report                                               8

    Consolidated Balance Sheets, January 31, 2001 and 2000                  9-10

    Consolidated Statements of Income and Comprehensive Income,
    Years Ended January 31, 2001, 2000 and 1999                               11

    Consolidated Statements of Shareholders' Equity, Years Ended
    January 31, 2001, 2000 and 1999                                           12

    Consolidated Statements of Cash Flows, Years Ended January 31,
    2001, 2000 and 1999                                                    13-14

    Notes to Consolidated Financial Statements, Years Ended
    January 31, 2001, 2000 and 1999                                        15-31

LETTER TO SHAREHOLDERS



During fiscal 2000, which ended January 31, 2001, Edison Control Corporation ("the Company") made significant progress in creating value for our shareholders. Net sales increased 4.6% to $26,070,682 from $24,920,820 in fiscal 1999 and net income increased 2.1% to $2,203,178 from $2,156,872 in fiscal 1999. On September 29, 2000, we sold certain assets and the business of our Gilco division. The sale of our Gilco division allows us to focus all our efforts on our profitable core business. Debt decreased by 37.8% during the year as cash from operations and the sale of our Gilco division was utilized to repay our long-term obligations. With these strides, we have increased the book value of the Company by 11.2% in fiscal 2000.

Our ConForms division continues to be the leader in the design, manufacture, distribution and service of high quality concrete pumping systems and accessories for customers worldwide. Utilizing our highly abrasion resistant chrome carbide insert ("CCI") technology, our CCI boom elbows are having substantial success in the field and are rapidly becoming the elbow of choice for top of the line concrete pumping systems. During the year, we also developed a new hydraulic concrete deck placer to meet the increasing demands for flexibility and durability on the job site. The new deck placer simplifies concrete pours in applications that are not suited for truck mounted boom pumps. In early 2001, we introduced our new CCI-lined backend kit designed to reduce backend changeovers on boom pumps. We expect this new product line to have significant success in the upcoming year.

Our Ultra Tech division continues to establish its identity as a leading provider of abrasion resistant products. Wherever abrasive solid materials and slurries are transported through pipelines, whether pneumatically or hydraulically, Ultra Tech's growing line of abrasion resistant piping products are setting new standards in performance. Our goal is to continue to expand Ultra Tech's product offerings so that we can provide a variety of solutions to our customer's varying needs.

As we go forward, the Company will look for more ways to increase shareholder value. We will continue our strategy to build value by finding new applications for our existing product lines, expanding our business through innovations, alliances or acquisitions, increasing our international sales efforts, and utilizing our capital resources in an efficient manner.

We wish to thank our dedicated employees, our loyal customers and our resourceful vendors in making fiscal 2000 another successful year. Your continued support and dedication are our building blocks to success in the future!

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


                              RESULTS OF OPERATIONS

Fiscal 2000 versus Fiscal 1999
Net sales for the year ended January 31, 2001 ("fiscal 2000") increased 4.6% to $26,070,682 compared with $24,920,820 for the year ended January 31, 2000 ("fiscal 1999"). Domestic sales for Construction Forms ("ConForms") increased 7.3% due largely to increased sales of the ConForms' Ultra Plus piping systems and CCI boom elbows. ConForms Asia sales increased 62.6% due to increased sales in Malaysia, Singapore and Hong Kong as Asia's customer base continues to expand. These increases were partially offset by an 18.4% decrease in ConForms Europe sales due to decreased sales in the United Kingdom and the Middle East and a 5.6% decrease in Ultra Tech sales volume, respectively. Ultra Tech's sales volume will continue to fluctuate based on its ability to attain large project sales in the industries it serves.

As a percentage of net sales, gross profit margin decreased to 37.1% for fiscal 2000 as compared to 37.9% in fiscal 1999. Decreases in ConForms domestic and foreign margins were partially offset by increased margins for Ultra Tech project sales. Selling, engineering and administrative expenses represented 18.1% of net sales for fiscal 2000 compared to 17.9% in fiscal 1999. Selling, engineering and administrative expenses increased $260,057, or 5.8%, in fiscal 2000 to $4,723,293. The increase was largely due to legal and professional expenses during the first quarter of fiscal 2000, which related to discussions held with various parties interested in acquiring all of the Company's common stock.

Interest expense decreased $258,060, or 32.6%, to $533,780 for fiscal 2000 from $791,840 for fiscal 1999. The decrease resulted from a reduction of the Company's average outstanding debt from the previous year. Assuming interest rates remain stable, interest expense is expected to decrease in fiscal 2001 as further debt reduction is anticipated.

The Company had a net trading loss (realized and unrealized) of $380,900 in fiscal 2000 compared to a net trading gain of $441,944 in fiscal 1999. A major reason for the $822,844 change was the decrease in the market value of the Company's holdings in Glenayre Technologies, Inc. during fiscal 2000 and significant realized gains on the sale of US Trust Corporation stock during fiscal 1999. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. These factors, combined with the relative size of the Company's trading portfolio, has led, and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio as of the end of each reporting period. The Company does not use or buy derivative securities. See "Quantitative and Qualitative Disclosures about Market Risk".

The amortization of goodwill, financing costs and stock warrants created a total non-cash charge of $235,796 for fiscal 2000 compared to $659,859 for fiscal 1999. Goodwill from the June 1996 acquisition of ConForms is being amortized over a 40-year period.

The Company recorded tax expense of $1,500,000 for fiscal 2000, which represented an estimated annual effective tax rate of 39.4% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Income from continuing operations of $2,308,255, or $.98 and $.80 per share, basic and diluted, respectively, for fiscal 2000 represented an increase of $42,406 from income from continuing operations of $2,265,849, or $.97 and $.78 per share, basic and diluted, respectively, for fiscal 1999.

Fiscal 1999 versus Fiscal 1998
Net sales for the year ended January 31, 2000 ("fiscal 1999") increased 6.0% to $24,920,820 compared with $23,508,748 for the year ended January 31, 1999 ("fiscal 1998"). Domestic sales for Construction Forms increased 7.7% due largely to increased sales of the ConForms' Ultra Plus products. ConForms Europe sales increased 7.4% due to increased sales in the United Kingdom and the Middle East. These increases were offset by a 2.3% decrease in Ultra Tech sales volume.

As a percentage of net sales, gross profit margin increased to 37.9% for fiscal 1999 as compared to 37.2% in fiscal 1998. The increase was due mainly to increased margins at ConForms from production efficiencies obtained from the prior year's plant consolidation, purchasing savings, and product mix variations. This increase was offset by low margin, large-project business at Ultra Tech. Selling, engineering and administrative expenses represented 17.9% of net sales for fiscal 1999 compared to 18.0% in fiscal 1998. Selling, engineering and administrative expenses increased $225,319, or 5.3%, in fiscal 1999 to $4,463,236. Salary and wage increases were slightly offset by decreases in telephone, employee training, forms and printing, and selling expenses.

Interest expense was $791,840 and $955,818 for fiscal 1999 and 1998, respectively. The decrease resulted from a reduction of the Company's average outstanding debt from the previous year.

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

The amortization of goodwill, financing costs and stock warrants created a total non-cash charge of $659,859 for fiscal 1999 compared to $1,301,863 for fiscal 1998. Excluding these items, the Company would have reported income from continuing operations of approximately $2,655,000, or $.91 per diluted share, in fiscal 1999.

The Company recorded tax expense of $1,623,000 for fiscal 1999, which represented an estimated annual effective tax rate of 41.7% applied to pre-tax book income.

Income from continuing operations of $2,265,849, or $.97 and $.78 per share, basic and diluted, respectively, for fiscal 1999 represented an increase of $980,976 from income from continuing operations of $1,284,873, or $.55 and $.45 per share, basic and diluted, respectively, for fiscal 1998. The change was principally due to a $404,168, or 9.7%, increase in operating income and a $656,209 increase in net trading gains.

New Accounting Standards
In May 2000, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 provides guidance on the financial reporting of shipping and handling fees and costs in the consolidated statements of income and comprehensive income. Effective February 1, 2000, the Company adopted EITF 00-10 and, as a result, amounts billed to a customer in a sale transaction related to shipping costs are reported as net sales and the related costs incurred for shipping are reported as costs of goods sold. The Company previously reported shipping costs as a reduction of net sales. Prior year consolidated financial statements have been reclassified to conform to the new requirements.

In 1998, the Financial Accounting Standards Board issued SFAS No. 133. "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, is required to be adopted on February 1, 2001. The Company evaluated the impact of this statement and has concluded that the adoption of this statement will not have an impact on the consolidated financial statements.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to interest rate risk, foreign currency risk and equity price risk. These risks include changes in U.S interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in the prices of stocks traded on the U.S. markets.

Interest Rate Risk
The Company's revolving credit borrowings and variable rate term loans, which totaled $5,579,358 as of January 31, 2001, are subject to interest rate risk. Most of the borrowings float at either the prime rate or LIBOR plus a certain number of basis points. Based on the fiscal 2000 year end balance, an increase of one percent in the interest rate on the Company's loans would cause an increase in interest expense of approximately $56,000, or $.01 per diluted share, net of taxes, on an annual basis. The Company currently does not use derivatives to fix variable rate interest obligations.

Foreign Currency Risk
The Company has foreign operations in the United Kingdom and Malaysia. Sales and purchases are typically denominated in the British pound, Malaysian ringgit, German mark, Singapore dollar, U.S. dollar or the Euro, thereby creating exposures to changes in exchange rates. The changes in exchange rates may positively or negatively affect the Company's sales, gross margins and retained earnings. The Company does not enter into foreign exchange contracts but attempts to minimize currency exposure risk through working capital management. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of a currency.

Equity Price Risk
Approximately 1.4% of the Company's total assets as of January 31, 2001 are invested in trading securities of various domestic companies. The market value of these investments is subject to fluctuation. This factor, combined with the relative size of the Company's trading portfolio ($420,797 at January 31, 2001), has led and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio. A 10% decrease in the quoted market price of these trading securities would decrease the fair market value of these securities by approximately $42,000, or $.01 per diluted share, net of taxes. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. These factors, combined with the relative size of the Company's trading portfolio, has led, and will likely continue to lead, to significant period-to-period earnings volatility depending upon the capital appreciation or depreciation of the Company's trading securities portfolio as of the end of each reporting period. The Company does not use or buy derivative securities.


                         LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $3,240,183 for fiscal 2000, compared to $5,534,471 for fiscal 1999. The reduction in cash flow was due largely to the net proceeds of approximately $2,600,000 received from sales of trading securities during fiscal 1999 versus approximately $600,000 during fiscal 2000.

Net working capital of $9,035,361 at January 31, 2001 increased $213,996, or 2.4%, from the fiscal 1999 year-end level of $8,821,365. The current ratio at January 31, 2001 was 3.6:1 compared to 3.1:1 at January 31, 2000. The change was largely due to the decrease in current maturities on long-term debt.

Cash used in investing activities in fiscal 2000 was $61,967 compared to cash provided by investing activities of $328,580 in fiscal 1999. This change was principally due to the $400,000 in proceeds received from the sale of the Gilco division during fiscal 2000, compared to the $919,600 in proceeds received from the sale of the Cedarburg facility during fiscal 1999.

Due to cash generated from operating activities and the sale of the Gilco division, the Company reduced its debt by $3,383,784 in fiscal 2000, which accounted for all of the cash used in financing activities. Cash used in financing activities of $5,758,772 during fiscal 1999 was due mostly to debt reduction of $5,778,459 from cash generated from operating activities, the sale of the trading securities and the sale of the Cedarburg facility. The Company has reduced its debt by $14,015,002 since the June 21, 1996 acquisition date. The Company's debt to capitalization ratio at January 31, 2001 and 2000 was 21.5% and 39.2%, respectively. The Company maintains various debt agreements, which are described in more detail in the footnotes to the consolidated financial statements. Required principal payments in fiscal 2001 are expected to be approximately $159,000.

The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents, investments, trading securities and existing bank credit lines.
Proposed capital expenditures for the fiscal year ending January 31, 2002 are expected to total approximately $1,000,000 compared to $478,872 for fiscal 2000.

The Company intends to continue to expand its businesses, both internally and through potential acquisitions. The Company currently anticipates that any potential acquisitions would be financed primarily by internally generated funds, additional borrowings or the issuance of the Company's stock.

SUMMARY OF SELECTED FINANCIAL DATA

EDISON CONTROL CORPORATION
                                                                           Year Ended January 31,
                                                  -------------------------------------------------------------------------
                                                      2001           2000           1999           1998            1997
                                                      ----           ----           ----           ----            ----
Statements of Operations
Net sales                                         $26,070,682    $24,920,820    $23,508,748    $22,578,884     $12,380,834
Cost of sales                                     $16,390,713    $15,480,828    $14,767,401    $13,749,833     $ 8,247,508
Gross profit                                      $ 9,679,969    $ 9,439,992    $ 8,741,347    $ 8,829,051     $ 4,133,326
Selling, engineering and administrative           $ 4,723,293    $ 4,463,236    $ 4,237,917    $ 4,119,240     $ 3,129,268
Operating income (loss)                           $ 4,632,343    $ 4,562,866    $ 4,158,698    $ 4,072,750     $   (73,335)
Realized gains (losses) on trading securities     $    57,911    $   960,210    $   161,598    $   (54,837)    $ 2,802,490
Unrealized (losses) on trading securities         $  (438,811)   $  (518,266)   $  (375,863)   $  (205,618)    $(2,854,059)
Interest and miscellaneous income                 $    50,075    $    19,045    $   101,147    $    82,735     $    89,199

Income (loss) from continuing operations          $ 2,308,255    $ 2,265,849    $ 1,284,873    $ 1,047,229     $  (833,548)

(Loss) income from discontinued operations        $   (92,698)   $  (108,977)   $   (82,543)   $    57,933     $   102,520

Loss from sale of discontinued operations         $   (12,379)   $         -    $         -    $         -     $         -

Net income (loss)                                 $ 2,203,178    $ 2,156,872    $ 1,202,330    $ 1,105,162     $  (731,028)

Per Share Information

Income (loss) from continuing operations
 - basic                                          $      0.98    $      0.97    $      0.55    $      0.46     $     (0.38)

Income (loss) from continuing operations
 - diluted                                        $      0.80    $      0.78    $      0.45    $      0.39     $     (0.38)

Book value at year end                            $      8.65    $      7.78    $      6.90    $      6.41     $      5.98

At Year End
-----------
Working capital                                   $ 9,035,361    $ 8,821,365    $12,730,093    $10,873,332     $11,554,170
Property, plant and equipment - net               $ 7,359,953    $ 7,968,785    $ 8,187,899    $ 6,945,103     $ 7,077,228
Total assets                                      $29,182,233    $30,630,664    $34,902,997    $32,355,957     $34,060,105
Long-term debt                                    $ 5,579,358    $ 8,963,142    $14,741,601    $14,023,342     $16,907,424
Shareholders' equity                              $20,333,315    $18,303,188    $16,183,272    $14,590,525     $13,601,241

Weighted average shares outstanding
      -assuming dilution                            2,896,599      2,907,251      2,883,133      2,686,951       2,558,232

Common stock outstanding                            2,351,308      2,351,308      2,346,933      2,275,933       2,275,933

Note:     On June 21, 1996, the Company purchased all of the issued and outstanding stock of Construction Forms, Inc. and subsidiaries and JABCO, LLC for an aggregate cash consideration of approximately $20,550,000. The acquisition was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Accordingly, the results of operations have been included since the date of acquisition.

          On September 29, 2000, the Company sold certain assets and the business of its Gilco division. The results of operations of the Gilco division have been presented as discontinued operations. Accordingly, previously reported statements of operations information has been restated to reflect this presentation.


INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
  Of Edison Control Corporation:

We have audited the accompanying consolidated balance sheets of Edison Control Corporation and subsidiaries (the "Corporation") as of January 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Edison Control Corporation and subsidiaries as of January 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
March 30, 2001

EDISON CONTROL CORPORATION

CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2001 AND 2000
--------------------------------------------------------------------------------

ASSETS (Note 8)                                       2001           2000

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)              $   305,337    $   539,586
  Investments (Note 1)                                 95,000         95,000
  Trading securities (Notes 1 and 3)                  420,797      1,405,650
  Accounts receivable, less allowance for
   doubtful accounts of $169,000 and
   $227,000, respectively (Notes 1 and 11)          4,233,754      3,522,867
  Receivable from affiliate (Note 5)                  136,657         61,606
  Inventories (Notes 1, 4 and 11)                   6,545,187      7,110,888
  Prepaid expenses and other current assets           261,025        193,886
  Deferred  income taxes (Note 7)                     240,000        190,000
  Refundable  income taxes (Note 7)                   62,150
  Note receivable (Note 2)                           164,155
                                                  ----------     -----------
           Total current assets                     2,464,062     13,119,483

INVESTMENT IN AND ADVANCES TO AFFILIATE
(Note 5)                                              524,919        478,108

OTHER ASSETS:
  Prepaid pension (Note 9)                                            25,193
  Deferred  income taxes (Note 7)                     565,000        535,000
                                                  -----------    -----------
           Total other assets                         565,000        560,193

PROPERTY, PLANT AND EQUIPMENT (Note 1):
  Cost:
    Land                                              302,902        302,902
    Buildings and improvements                      3,669,118      3,634,795
    Machinery and equipment                         6,480,185      6,414,492
    Construction in progress                                           7,843
                                                  -----------    -----------
                                                   10,452,205     10,360,032
  Less - accumulated depreciation                  (3,092,252)    (2,391,247)
                                                  -----------    -----------
                                                    7,359,953      7,968,785

GOODWILL (net of amortization of $1,064,517
 and $832,259, respectively) (Note 1)               8,225,801      8,458,059

FINANCE COSTS (net of amortization of
 $268,572 and $265,034, respectively) (Note 1)         42,498         46,036
                                                  -----------    -----------


TOTAL                                             $29,182,233    $30,630,664
                                                  ===========    ===========

--------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY                  2001           2000

CURRENT LIABILITIES:
  Trade accounts payable                          $ 1,056,501    $   989,595
  Accrued compensation                                984,011        791,528
  Taxes other than income taxes                        23,061         24,780
  Other accrued expenses (Note 6)                     451,737        653,077
  Income taxes payable (Note 7)                                      151,104
  Deferred compensation                               754,250        754,250
  Current maturities on long-term debt
   (Note 8)                                           159,141        933,784
                                                  -----------    -----------
           Total current liabilities                3,428,701      4,298,118


LONG-TERM DEBT, LESS CURRENT MATURITIES
(Note 8)                                            5,420,217      8,029,358
                                                  -----------    -----------

           Total liabilities                        8,848,918     12,327,476



SHAREHOLDERS' EQUITY (Note 10):
  Preferred Stock, $.01 par value; 1,000,000
   shares authorized, none issued
  Common Stock, $.01 par value; 20,000,000
   shares authorized, 2,351,308 shares issued
   and outstanding                                     23,513         23,513
  Additional paid-in capital                       10,344,868     10,344,868
  Retained earnings                                10,120,873      7,917,695
  Accumulated other comprehensive (loss) income      (155,939)        17,112
                                                  -----------    -----------

           Total shareholders' equity              20,333,315     18,303,188




TOTAL                                             $29,182,233    $30,630,664
                                                  ===========    ===========



See notes to consolidated financial statements.

EDISON CONTROL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JANUARY 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                Year Ended January 31,
                                       ---------------------------------------
                                           2001          2000          1999
                                       ---------------------------------------
NET SALES (Note 1)                     $26,070,682   $24,920,820   $23,508,748
COST OF GOODS SOLD                      16,390,713    15,480,828    14,767,401
                                       -----------   -----------   -----------
GROSS PROFIT                             9,679,969     9,439,992     8,741,347
OTHER OPERATING EXPENSES:
  Selling, engineering and
   administrative expenses               4,723,293     4,463,236     4,237,917
  Loss on sale of assets, net               88,537       143,267        26,202
  Amortization (Note 1)                    235,796       270,623       318,530
                                       -----------   -----------   -----------
     Total other operating expenses      5,047,626     4,877,126     4,582,649
                                       -----------   -----------   -----------
OPERATING INCOME                         4,632,343     4,562,866     4,158,698
OTHER EXPENSE (INCOME):
  Interest expense                         533,780       791,840       955,818
  Realized  gains on trading
   securities (Note 1)                     (57,911)     (960,210)     (161,598)
  Unrealized losses on trading
   securities (Note 1)                     438,811       518,266       375,863
  Interest and miscellaneous income        (50,075)      (19,045)     (101,147)
  Stock warrant amortization
   (Note 10)                                             389,236       983,333
  Equity in earnings of affiliate
   (Note 5)                                (40,517)      (46,070)      (84,444)
                                       -----------   -----------   -----------
           Total other expense             824,088       674,017     1,967,825
                                       -----------   -----------   -----------
INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAXES                     3,808,255     3,888,849     2,190,873
PROVISION FOR INCOME TAXES (Note 7)      1,500,000     1,623,000       906,000
                                       -----------   -----------   -----------
INCOME  FROM CONTINUING OPERATIONS       2,308,255     2,265,849     1,284,873
DISCONTINUED OPERATIONS (Note 2):
  (Loss) from operations of
   discontinued Gilco division net
   of income taxes (credit) of
   $(60,000), $(73,000) and
   $(56,000), respectively                 (92,698)     (108,977)      (82,543)
  Loss on disposal of Gilco division,
   net of income taxes (credit) of
   $(7,000),$0 and $0, respectively        (12,379)
                                       -----------   -----------   -----------
NET INCOME                               2,203,178     2,156,872     1,202,330
OTHER COMPREHENSIVE (LOSS) INCOME-
  Foreign currency translation
   adjustments (Note 1)                   (173,051)      (58,643)       82,917
                                       -----------   -----------   -----------
COMPREHENSIVE  INCOME                  $ 2,030,127   $ 2,098,229   $ 1,285,247
                                       ===========   ===========   ===========
INCOME (LOSS) PER SHARE (Note 1):
BASIC:
Income from continuing operations      $      0.98   $      0.97   $      0.55
Loss from discontinued operations            (0.04)        (0.05)        (0.03)
                                       -----------   -----------   -----------
NET INCOME                             $      0.94   $      0.92   $      0.52
                                       ===========   ===========   ===========
DILUTED:
Income from continuing operations      $      0.80   $      0.78   $      0.45
Loss from discontinued operations            (0.04)        (0.04)        (0.03)
                                       -----------   -----------   -----------
NET INCOME                             $      0.76   $      0.74   $      0.42
                                       ===========   ===========   ===========

See notes to consolidated financial statements

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF  SHAREHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 2001, 2000 and 1999
-------------------------------------------------------------------------------------------------------------------

                                                                                        Accumulated
                                        Common Stock       Additional                      Other
                                    --------------------    Paid-in       Retained     Comprehensive
                                     Shares      Amount     Capital       Earnings     Income (Loss)       Total
                                    ---------   --------   -----------   -----------   -------------    -----------

BALANCES, JANUARY 31, 1998          2,275,933   $ 22,759   $10,016,435   $ 4,558,493     $  (7,162)     $14,590,525

  Foreign currency translation
   adjustment                                                                               82,917           82,917
  Stock options exercised
   including taxes of $130,000         71,000        710       306,790                                      307,500
  Net income                                                               1,202,330                      1,202,330
                                    ---------   --------   -----------   -----------     ----------     -----------

BALANCES, JANUARY 31, 1999          2,346,933     23,469    10,323,225     5,760,823         75,755      16,183,272

  Foreign currency translation
   adjustment                                                                               (58,643)        (58,643)
  Stock options exercised
   including taxes of $2,000            4,375         44        21,643                                       21,687
  Net income                                                               2,156,872                      2,156,872
                                    ---------   --------   -----------   -----------     ----------     -----------
BALANCES, JANUARY 31, 2000          2,351,308     23,513    10,344,868     7,917,695         17,112      18,303,188

  Foreign currency translation
   adjustment                                                                              (173,051)       (173,051)
  Net income                                                               2,203,178                      2,203,178
                                    ---------   --------   -----------   -----------     ----------     -----------

BALANCES, JANUARY 31, 2001          2,351,308   $ 23,513   $10,344,868   $10,120,873     $ (155,939)    $20,333,315
                                    =========   ========   ===========   ===========     ==========     ===========

See notes to consolidated financial statements.

EDISON CONTROL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                 Year Ended January 31,
                                       ----------------------------------------
                                           2001          2000          1999
OPERATING ACTIVITIES:
  Net income                           $ 2,203,178   $ 2,156,872   $ 1,202,330
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation of plant and
     equipment                             892,246       860,442       766,497
    Amortization                           235,796       659,859     1,301,863
    Provision for doubtful accounts         50,306        (9,165)      (39,931)
    Realized (gain) loss on trading
     securities sales                      (57,911)     (960,210)     (161,598)
    Unrealized loss on trading
     securities                            438,811       518,266       375,863
    Purchases of trading securities        (80,783)   (1,189,718)   (2,530,113)
    Proceeds from the sales of
     trading securities                    684,736     3,842,326     2,353,297
    Loss on sale of assets                 115,749       143,267        26,202
    Loss on sale of Gilco division          19,379
    Equity in earnings of affiliate        (40,517)      (46,070)      (84,444)
    Changes in assets and
     liabilities, net of effect
     of business disposition:
      Accounts receivable                 (793,126)       (5,871)     (456,077)
      Receivable from affiliate            (75,051)       31,969         9,907
      Inventories                          (81,059)      491,372    (1,611,616)
      Prepaid expenses and other
       current assets                      (68,968)         (571)        1,356
      Prepaid pension                       25,193       126,284       131,657
      Trade accounts payable                71,157      (949,518)      676,489
      Accrued compensation                 194,534        51,866       (41,965)
      Taxes other than income taxes         (1,037)        7,348           724
      Other accrued expenses              (200,951)      195,357       (43,183)
      Income taxes payable                (211,499)      204,366        94,636
      Deferred income taxes                (80,000)     (594,000)     (491,000)
                                       -----------   -----------   -----------
        Net cash provided by
         operating activities            3,240,183     5,534,471     1,480,894
                                       -----------   -----------   -----------

INVESTING ACTIVITIES:
  Additions to plant and equipment        (478,872)     (675,245)   (3,082,725)
  Maturity of certificate of deposit                      95,000
  Proceeds from sale of Gilco
   division                               400,000
  (Advances to) payments received
   from affiliate                          (6,294)       (10,775)       96,331
  Proceeds from sale of assets             23,199        919,600        24,122
                                       -----------   -----------   -----------
        Net cash (used in) provided
         by investing activities           (61,967)      328,580    (2,962,272)
                                       -----------   -----------   -----------

FINANCING ACTIVITIES:
  Proceeds from issuance of
   long-term debt                        3,200,000     6,057,182     2,175,000
  Payments on long-term debt            (6,583,784)  (11,835,641)   (1,456,741)
  Stock options exercised                                 19,687       177,500
                                       -----------   -----------   -----------
        Net cash (used in) provided
         by financing activities        (3,383,784)   (5,758,772)      895,759
                                       -----------   -----------   -----------

                                                                    (Continued)

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------



                                                 Year Ended January 31,
                                       ----------------------------------------
                                           2001          2000          1999



EFFECT OF EXCHANGE RATE CHANGES
 ON CASH                               $   (28,681)  $   (32,765)  $    16,403
                                       -----------   -----------   -----------


NET (DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS                     (234,249)       71,514      (569,216)


CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                         539,586       468,072     1,037,288
                                       -----------   -----------   -----------


CASH AND CASH EQUIVALENTS,
 END OF YEAR                           $   305,337   $   539,586   $   468,072
                                       ===========   ===========   ===========




SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid during the year for:
    Interest                           $   539,290   $   809,391   $   946,210
    Income taxes, net of refunds       $ 1,726,327   $ 1,870,454   $ 1,246,200

SUPPLEMENTAL DISCLOSURE OF
 NON-CASH INVESTING ACTIVITIES:
  Note receivable from sale
   of Gilco division                   $   164,155

See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------


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

     Property, Plant and Equipment - Property, plant and equipment are stated at cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repairs, which do not significantly improve the related asset or extend its useful life, are charged to expense as incurred. For financial reporting purposes, plant and equipment are depreciated primarily by the straight-line method over the estimated useful lives of the assets. Estimated useful lives of buildings and improvements range from 7 to 40 years and of machinery and equipment from 2 to 12 years. Depreciation claimed for income tax purposes is computed by accelerated methods.

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

     Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments - Management believes the carrying value of investments is a reasonable estimate of their fair value as their carrying value represents market value. The carrying value of the Company's long-term debt approximates fair value due to its variable interest rates. All other financial instruments are considered to approximate fair value due to their short-term nature.

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

     Revenue Recognition - The Company recognizes revenue upon shipment of products. In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. Management believes the Company's revenue recognition policies are in compliance with SAB No. 101.

     Research and Development - Amounts expended for research and development for the years ended January 31, 2001, 2000 and 1999 totaled approximately $215,000, $223,000 and $212,000, respectively, and are expensed as incurred.

     Advertising Costs - Amounts expended for advertising for the years ended January 31, 2001, 2000 and 1999 totaled approximately $63,000, $55,000 and $85,000, respectively, and are expensed as incurred.

     New Accounting Standards - In May 2000, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 provides guidance on the financial reporting of shipping and handling fees and costs in the consolidated statements of income and comprehensive income. Effective February 1, 2000, the Company adopted EITF 00-10 and, as a result, amounts billed to a customer in a sale transaction related to shipping costs are reported as net sales and the related costs incurred for shipping are reported as costs of goods sold. The Company previously reported shipping costs as a reduction of net sales. Prior year consolidated financial statements have been reclassified to conform to the new requirements.

     In 1998, the Financial Accounting Standards Board issued SFAS No. 133. "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, is required to be adopted on

     February 1, 2001. The Company evaluated the impact of this statement and has concluded that the adoption of this statement will not have an impact on the consolidated financial statements.

     Income From Continuing Operations Per Share - Reconciliation of the numerator and denominator of the basic and diluted per share computations are summarized as follows:

                                                  Year Ended January 31,
                                         ---------------------------------------
                                             2001          2000          1999
     Basic:
       Income from continuing
        operations (numerator)           $ 2,308,255   $ 2,265,849   $ 1,284,873
       Weighted average shares
        outstanding (denominator)          2,351,308     2,347,633     2,315,503
       Income from continuing
        operations per share - basic     $      0.98   $      0.97   $      0.55

     Diluted:
       Income from continuing
        operations (numerator)           $ 2,308,255   $ 2,265,849   $ 1,284,873
       Weighted average shares
        outstanding                        2,351,308     2,347,633     2,315,503
       Effect of dilutive
        securities:
         Stock options                       160,691       170,455       178,257
         Stock warrants                      384,600       389,163       389,373
                                         -----------   -----------   -----------
       Weighted average shares
        outstanding (denominator)          2,896,599     2,907,251     2,883,133

       Income from continuing
        operations per share - diluted   $      0.80   $      0.78   $      0.45

     Reclassifications - Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

2.   DISPOSITION

     In September 2000, the Company sold the inventory, tooling and intangible assets of its Gilco division to a third party for $400,000 cash and a non-interest bearing note receivable for $164,155 which is due in the first quarter of fiscal 2001. Gilco had supplied portable concrete and mortar/plaster mixers to various customers. The sale resulted in a loss of $12,379, net of income taxes.

     The results of operations of the Gilco division have been presented as discontinued operations. Accordingly, previously reported statement of income information has been restated to reflect this presentation. Net sales of the Gilco division for the years ended January 31, 2001, 2000 and 1999 were $1,272,461, $2,133,034 and $2,230,198, respectively.

3.   TRADING SECURITIES

     Trading securities at January 31, 2001 consisted of the following:

                                        Number of
     Name of Issuer/                    Shares or
     Title of Issue                       Units         Cost        Market Value

     Common Stocks:
       Allied Capital Corp.               3,000       $   59,063     $ 69,187
       Compaq Computer Corp.              3,000           88,875       71,130
       Entremed, Inc.                       500           23,844       12,688
       Glenayre Technologies, Inc.       40,000        1,029,352      182,500
       Intel Corp.                        2,000           93,250       74,000
       Liberty Digital, Inc.              1,000           40,292        9,875
       Sun International Hotels              63            2,804        1,417
                                                      ----------     --------

     Total                                            $1,337,480     $420,797
                                                      ==========     ========

      Trading securities at January 31, 2000 consisted of the following:

                                        Number of
     Name of Issuer/                    Shares or
     Title of Issue                       Units         Cost        Market Value

     Common Stocks:
       Allied Capital Corp.              10,000       $  196,875       $185,000
       Compaq Computer Corp.              5,000          148,125        136,875
       Entremed, Inc.                     1,500           79,094         58,875
       Glenayre Technologies, Inc.       40,000        1,029,352        455,000
       Intel Corp.                        2,000          186,500        197,875
       Liberty Digital, Inc.              3,500          105,187        185,500
       Newbridge Networks Corp.           5,000           89,688        141,563
       Parametric Technology Corp.        2,000           44,250         42,875
       Sun International Hotels             100            4,450          2,087
                                                      ----------     ----------

     Total                                            $1,883,521     $1,405,650
                                                      ==========     ==========

4.   INVENTORIES

     Inventories consisted of the following:

                                               January 31,      January 31,
                                                  2001             2000

     Raw materials                             $ 3,455,928      $ 3,469,588
     Work-in-process                             1,271,956        1,530,052
     Finished goods                              2,001,303        2,276,248
                                               -----------      -----------
                                                 6,729,187        7,275,888

     Less - reserve to reduce
      carrying value to LIFO cost                 (184,000)        (165,000)
                                               -----------      -----------

     Net inventories                           $ 6,545,187      $ 7,110,888
                                               ===========      ===========



5.    INVESTMENT IN AND ADVANCES TO AFFILIATE

      The Company owns 50% of the outstanding common stock of South Houston Hose Company and accounts for the investment by the equity method. The Company had sales of approximately $878,000, $841,000 and $900,000 to the affiliate during 2001, 2000 and 1999, respectively. Summary unaudited financial information for this affiliate as of January 31, 2001, 2000 and 1999 and for the years then ended is as follows:

                                         2001            2000            1999

     Current assets                  $ 1,477,106     $ 1,210,978     $ 1,208,819
     Noncurrent assets                    81,733          72,520          60,439
     Current liabilities                 425,959         232,758         311,764
     Shareholders' equity              1,132,880       1,050,740         957,494
     Net sales                         3,094,694       2,850,497       3,278,014
     Net income                           82,139          97,404         169,994

6.   ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                       January 31,
                                               ---------------------------
                                                  2001             2000

     Group insurance benefits                  $  130,000       $  130,000
     Warranty (Note 11)                           165,000          173,000
     Legal and professional                        50,239          107,277
     Interest                                      31,515           37,025
     Selling commissions and rebates               63,041          165,659
     Other                                         11,942           40,116
                                               ----------       ----------

     Total                                     $  451,737       $  653,077
                                               ==========       ==========

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

     The provision for income taxes from continuing operations is as follows:

                                             Year Ended January 31,
                                 ----------------------------------------------
                                     2001             2000             1999

     Currently payable:
       Federal                   $ 1,360,000      $ 1,932,000      $ 1,200,000
       State                         220,000          285,000          197,000
                                 -----------      -----------      -----------
                                   1,580,000        2,217,000        1,397,000
     Deferred (credit):
       Federal                       (70,000)        (514,000)        (416,000)
       State                         (10,000)         (80,000)         (75,000)
                                 -----------      -----------      -----------
                                     (80,000)        (594,000)        (491,000)
                                 -----------      -----------      -----------

     Total                       $ 1,500,000      $ 1,623,000      $   906,000
                                 ===========      ===========      ===========

     Temporary differences, which gave rise to the deferred tax assets (liabilities), included the following items at January 31, 2001 and 2000:


                                                       2001             2000
     Deferred tax assets:
     Compensation and other employee benefits      $   303,000      $   316,000
     Unrealized losses                                 358,000          186,000
     Deferred financing                              1,150,000        1,150,000
     Vacation pay                                       72,000           74,000
                                                   -----------      -----------
                                                     1,883,000        1,726,000
                                                   -----------      -----------
     Deferred tax liabilities:
     Inventory items                                  (696,000)        (624,000)
     Book reserves and other items                    (123,000)         (67,000)
     Fixed assets                                     (259,000)        (300,000)
     Pension benefit                                                    (10,000)
                                                   -----------      -----------
                                                    (1,078,000)      (1,001,000)
                                                   -----------      -----------

     Net deferred tax asset                        $   805,000      $   725,000
                                                   ===========      ===========


     The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:


                                                      Year Ended January 31,
                                                  -----------------------------
                                                  2001         2000       1999

     Statutory tax rate                           34.0%       34.0%       34.0%
     State taxes, net of federal tax benefit       4.0         4.0         4.1
     Goodwill amortization                         2.1         2.0         3.6
     Dividends received deduction                 (0.1)       (0.1)       (0.3)
     Other, net                                   (0.6)        1.8         0.0
                                                  -----       -----       -----

     Effective tax rate                           39.4%       41.7%       41.4%
                                                  =====       =====       =====

8.    LONG-TERM DEBT

     Long-term debt, less current maturities, consisted of the following at January 31, 2001 and 2000:

                                                    2001              2000

     Industrial revenue bonds                   $ 2,500,000       $ 2,625,000

     Revolving loan fund term loan                   79,358            88,142

     Bank revolving credit loan                   3,000,000         2,000,000

     Bank overadvance term loan                                     4,250,000
                                                -----------       -----------

     Total debt                                   5,579,358         8,963,142

     Less current portion                          (159,141)         (933,784)
                                                -----------       -----------

     Total long-term debt                       $ 5,420,217       $ 8,029,358
                                                ===========       ===========

     The Industrial Revenue Bonds ("IRB") were issued to finance construction of a new production facility in Port Washington, Wisconsin. A total of $3,000,000 was issued for the facility and is due in annual principal installments of $125,000 from February 1997 through February 2000, $150,000 from February 2001 through February 2005, and $175,000 from February 2006 through February 2015. The interest rate at January 31, 2001 was 4.65%.

     The Revolving Loan Fund (RLF) term loan was a loan issued by the City of Port Washington to finance the purchase of real estate for the construction of an addition at the Company's Port Washington facility. A total of $100,000 was issued for the facility and is due in monthly installments of $1,012 through September 4, 2008. The interest rate at January 31, 2001 was 4.0%.

     On April 30, 1999, Edison refinanced its bank debt and amended its master credit agreement with LaSalle Bank NA. As part of the refinancing, Edison liquidated approximately $2,600,000 of its existing trading security portfolio and utilized $2,500,000 of these funds to reduce its outstanding debt. Also, as part of the refinancing, the subordinated bank loan holder was paid in full (approximately $6,800,000).

     The amended master credit agreement, which expires April 30, 2004, that allows for revolving credit borrowings not to exceed $6,000,000. Borrowings, which are based on qualified accounts receivable and inventory, bear interest at either the prime rate or the LIBOR rate plus 1.50% at the Company's election. The interest rate at January 31, 2001 was 7.18%. The Company had $3,000,000 available under the agreement at January 31, 2001.

     Also under the amended master credit agreement, the Company maintained an overadvance term loan. The balance of the overadvance term loan was paid in full in October 2000.

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

     Annual principal payments for the next five years on long-term debt are as follows:

     Year Ending                         RLF         Revolving
     January 31,            IRB       Term Loan     Credit Loan        Total

      2002             $   150,000     $  9,141     $               $   159,141
      2003                 150,000        9,514                         159,514
      2004                 150,000        9,902                         159,902
      2005                 150,000       10,305       3,000,000       3,160,305
      2006                 150,000       10,724                         160,724
      Thereafter         1,750,000       29,772                       1,779,772
                       -----------     --------     -----------     -----------
                       $ 2,500,000     $ 79,358     $ 3,000,000     $ 5,579,358
                       ===========     ========     ===========     ===========

9.   EMPLOYEE RETIREMENT PLANS

     The Company has a noncontributory defined benefit pension plan (the "Plan") covering substantially all full-time employees. The Plan provides for benefits based on years of service and compensation. In December 2000, the Company amended the Plan. The amendment specifically ceased accrual of benefits as of December 31, 2000 and terminated the Plan effective February 28, 2001. In February 2001, the Board of Directors authorized the allocation of excess plan assets to the participants.

     The following tables set forth the Plan's change in benefit obligation, change in plan assets and funded status at January 31, 2001 and 2000:


                                                        2001            2000
     Change in benefit obligation:
       Benefit obligation at beginning of year      $ 4,041,970     $ 3,780,013
       Service cost                                     186,568         168,434
       Interest cost                                    267,155         239,332
       Actuarial (gain) loss                           (148,721)         20,072
       Benefits paid                                   (168,004)       (165,881)
       Curtailment                                      807,826
                                                    -----------     -----------
       Benefit obligation at end of year              4,986,794       4,041,970
                                                    -----------     -----------

     Change in plan assets:
       Fair value of plan assets at
        beginning of year                             4,486,201       4,501,831
       Actual return on plan assets                     668,597         150,251
       Benefits paid                                   (168,004)       (165,881)
                                                    -----------     -----------
       Fair value of plan assets at end of year       4,986,794       4,486,201
                                                    -----------     -----------

     Funded Status                                                      444,231
     Unrecognized net actuarial gain                                   (419,038)
                                                                    -----------
     Prepaid pension expense                                          $ 25,193
                                                                    ===========

     Assumptions for the years ended January 31 were:

                                                2001        2000        1999

     Discount rate                              6.75%       6.75%       6.75%

     Expected return on plan assets             8.00        8.00        8.00

     Rate of compensation increase              0.00        6.00        6.00

     The Company's funding policy was to contribute annually amounts within the limits that can be deducted for Federal income tax purposes. No contributions were made to the Plan during the years ended January 31, 2001, 2000 and 1999.

     Pension expense consisted of the following components for the years ended January 31:

                                               2001         2000         1999
     Service cost-benefits earned
      during the year                       $ 186,568    $ 168,434    $ 150,302

     Interest cost on projected
      benefit obligation                      267,155      239,332      223,198

     Actual return on plan assets
      (gain) loss                            (668,597)    (150,251)    (690,910)
     Net deferral                             367,130     (131,231)     449,067
     Curtailment gain                        (127,063)
                                            ---------    ---------    ---------

     Net periodic pension expense           $  25,193    $ 126,284    $ 131,657
                                            =========    =========    =========


     The Company also has a retirement savings and thrift plan (401(k) plan) covering substantially all of its employees. Under the 401(k) plan, the Company contributes amounts based on employee contributions. Amounts charged to earnings related to the 401(k) plan for the years ended January 31, 2001, 2000 and 1999 were $98,088, $93,800 and $91,059, respectively.

10.  EMPLOYEE STOCK OPTION PLANS

     In February 1995, the Board of Directors authorized and on October 17, 1995, the shareholders approved a grant to the Company's President and Chief Executive Officer of a ten-year option to purchase up to 200,000 shares of common stock pursuant to the Company's 1986 Option Plan at an exercise price of $4.00 per share. In May 1997, a five-year non-qualified option for 25,000 shares was granted to Robert Cooney, a member of the Board of Directors, at an exercise price of $3.50 per share. In October 1997, a five-year non-qualified option for 25,000 shares was granted to William Scott, a member of the Board of Directors, at an exercise price of $3.50 per share. All of these options are fully vested.

     In connection with the issuance of the subordinated debt in 1996, the principal shareholder of the Company provided collateral to a bank to support a guaranty of repayment by the Company of the principal and interest on the loan. The arrangement was made to reduce the cost of borrowed funds from that which would have been otherwise obtainable by the Company from unaffiliated "mezzanine" lenders. In consideration of his providing such collateral, the Company issued a ten-year Warrant to purchase 500,000 shares of Common Stock exercisable at a price of $1.60 per share. At the time the transaction was negotiated, Common Stock was quoted at approximately $4.00 per share. On the date the ConForms acquisition was consummated, which was the grant date, the closing sale price for the Common Stock in the over-the-counter market was $7.50 per share. The difference between the Warrant price and the fair market value at the grant date was amortized over the three-year term of the subordinated debt.

     In connection with the ConForms acquisition on June 21, 1996, the Company granted ten-year nonqualified options to purchase an aggregate of 167,611 shares of Common Stock exercisable at $3.00 per share to key personnel. Such options vest fully on the first anniversary of the closing of the acquisition. On the date of the grant of the options, the closing sale price for the Common Stock was $7.50 per share. The difference between the option price and the fair market value at the time of grant was amortized over the one-year vesting period.

     In January 1999, the Board of Directors authorized and on June 8, 1999, the shareholders approved the Edison Control Corporation 1999 Equity Incentive Plan (the "Plan"). The Plan provides that up to a total of 200,000 shares of Common Stock will be available for the granting of stock options, stock appreciation rights, restricted stock or performance shares. No awards were granted under this Plan as of January 31, 2001.

     The Company has adopted the disclosure-only provisions of SFAS No.123, "Accounting for Stock-Based Compensation," but continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for all of its plans. Expense was $0, $389,236, and $983,333 for the years ended January 31, 2001, 2000 and 1999, respectively. If the Company had elected to recognize costs for the options/warrants issued after December 15, 1994 in accordance with SFAS No. 123, income from continuing operations and income from continuing operations per share would have changed to the pro-forma amounts as follows:


                                                   Year Ended January 31,
                                          --------------------------------------
                                              2001          2000        1999
Income from continuing operations:
                           As reported:   $ 2,308,255   $ 2,265,849   $1,284,873
                           Pro-forma:       2,308,255     2,255,602    1,224,146

Income from continuing operations
 per share:
Basic                      As reported:          0.98          0.97         0.55
                           Pro-forma:            0.98          0.96         0.53
Diluted                    As reported:          0.80          0.78         0.45
                           Pro-forma:            0.80          0.78         0.42

     The fair value of stock options/warrants used to compute and disclose pro-forma net income and pro-forma net income per share is the estimated present value at grant date using the Black Scholes option pricing model with the following weighted average assumptions:

                                             Year Ended January 31,
                                        --------------------------------
                                         2001         2000         1999

     Dividend yield                         0%           0%           0%

     Expected volatility                   57%          53%          51%

     Risk-free interest rate:
          3 year                            -            -         4.69%
          2 year                            -         6.61%           -
          1 year                         4.72%           -


     Stock option/warrant activity is summarized as follows:

                                                   Weighted                    Weighted
                                   Year Ended      Average      Year Ended     Average
                                   January 31,     Exercise     January 31,    Exercise
                                      2001          Price          2000         Price

Options/warrant outstanding,
  beginning of year                     917,611     $ 2.48          935,111     $ 2.52
Options/warrant exercised                     -          -           (4,375)      4.50
Options/warrant expired                       -          -          (13,125)      4.50
                                  -------------     ------    -------------     ------
Options/warrant outstanding,
  end of year                           917,611     $ 2.48          917,611     $ 2.48
                                  =============     ======    =============     ======

Options/warrant exercisable,
  end of year                           917,611     $ 2.48          917,611     $ 2.48
                                  =============     ======    =============     ======

Price range per share             $1.60 - $4.00               $1.60 - $4.00
                                  =============               =============

                                               Weighted
                                              Year Ended          Average
                                              January 31,         Exercise
                                                 1999              Price
     Options/warrant outstanding,
       beginning of year                         1,006,111         $ 2.52
     Options/warrant exercised                     (71,000)          2.50
     Options/warrant expired                             -              -
                                                         -              -
                                             -------------         ------
     Options/warrant outstanding,
      end of year                                  935,111         $ 2.52
                                             =============         ======

     Options/warrant exercisable,
      end of year                                  935,111         $ 2.52
                                             =============         ======

     Price range per share                   $1.60 - $4.50
                                             =============


     The weighted average remaining contractual life of stock options and warrants outstanding at January 31, 2001 is 4.9 years.

     No options or warrants were granted during the years ended January 31, 2001, 2000 and 1999.

11.  VALUATION ACCOUNTS

     Activity related to valuation accounts for the years ended January 31, 2001, 2000 and 1999 is as follows:

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

Allowance for doubtful
 accounts and finance charges:    01/31/2001   $ 227,000    $ 50,306        $ (108,306)       $ 169,000
                                  01/31/2000     268,000      (9,165)          (31,835)         227,000
                                    1/31/99      320,000     (39,931)          (12,069)         268,000
Excess and obsolete
 inventory reserve:               01/31/2001   $ 608,000    $ (67,617)      $ (228,383)       $ 312,000
                                  01/31/2000     516,000       92,000                -          608,000
                                  01/31/1999     557,000      (41,000)               -          516,000
Warranty reserve:                 01/31/2001   $ 173,000    $  70,197       $  (78,197)       $ 165,000
                                     1/31/00     207,500       39,575          (74,075)         173,000
                                     1/31/99     240,000      188,895         (221,395)         207,500

12.  COMMITMENTS

     The Company has various warehouse and auto leases expiring at various dates through July 2010. Future minimum lease payments required under these noncancelable operating lease agreements are approximately as follows:

                Year Ending
                January 31,

                   2002                                $ 154,000
                   2003                                  137,000
                   2004                                  122,000
                   2005                                   54,000
                   2006                                   54,000
                Thereafter                               237,000
                                                       ---------
                                          Total        $ 758,000
                                                       =========


     Total rent expense for the years ended January 31, 2001, 2000 and 1999 was approximately $203,000, $200,000 and $181,000, respectively.



13.  RELATED PARTY TRANSACTIONS

     In July 1999, Edison sold 304 shares of Panavision Inc., which were purchased in 1998 at a cost of $8,150, for $2,450 resulting in a loss of $5,700. A member of the Board of Directors of Panavision Inc. is a member of the Board of Directors of the Company. In April 1999, Edison sold 9,500 shares of Equity One, which were purchased in 1998 at a cost of $104,500, for $83,125 resulting in a loss of $21,375. A member of the Board of Directors of Equity One, Inc. is a member of the Board of Directors of the Company.

14.  FOREIGN OPERATIONS

     Foreign operations are based on the location of the Company's facilities.

     Foreign operations information for the year ended January 31, 2001 follows:

                                  United       United
                                  States       Kingdom    Malaysia      Total

Net sales to unaffiliated
 customers                     $23,806,287   $1,492,030   $772,365   $26,070,682
Operating income (loss)          4,687,752      (90,516)    35,107     4,632,343
Identifiable assets             27,046,303    1,396,069    739,861    29,182,233
Depreciation and amortization    1,059,863       52,448     15,731     1,128,042
Capital expenditures               450,762       25,298      2,812       478,872

     Foreign operations information for the year ended January 31, 2000 follows:

                                  United       United
                                  States       Kingdom    Malaysia      Total

Net sales to unaffiliated
 customers                     $22,617,875   $1,827,960   $474,985   $24,920,820
Operating income (loss)          4,521,434       98,200    (56,768)    4,562,866
Identifiable assets             27,899,155    1,880,061    851,448    30,630,664
Depreciation and amortization    1,448,836       56,600     14,865     1,520,301
Capital expenditures               469,390      194,171     11,684       675,245

     Foreign operations information for the year ended January 31, 1999 follows:

                                  United       United
                                  States       Kingdom    Malaysia      Total

Net sales to unaffiliated
 customers                     $21,338,000   $1,701,570   $469,178   $23,508,748
Operating income (loss)          4,244,638          280    (86,220)    4,158,698
Identifiable assets             32,373,533    1,682,731    846,733    34,902,997
Depreciation and amortization    2,005,444       49,677     13,239     2,068,360
Capital expenditures             3,054,929       20,090      7,706     3,082,725

15.  SEGMENT INFORMATION

     The Company's operating segments are organized based on the nature of products and services provided. A description of the nature of the segment's operations and their accounting policies are contained in Note 1. Segment information follows:

                                                         Edison
                                              Ultra      Holding
                               ConForms       Tech       Company        Total

Year ended January 31, 2001

Net sales to unaffiliated
 customers                    $22,753,684  $ 3,316,998  $        -   $26,070,682
Operating income (loss)         4,896,239      305,564    (569,460)    4,632,343
Identifiable assets            22,629,681    5,156,883   1,395,669    29,182,233
Depreciation and amortization     773,971      322,731      31,340     1,128,042
Capital expenditures              469,038        9,834           -       478,872

Year ended January 31, 2000

Net sales to unaffiliated
 customers                    $21,405,977  $ 3,514,843  $        -   $24,920,820
Operating income (loss)         4,434,824      596,009    (467,967)    4,562,866
Identifiable assets            22,426,283    4,670,088   3,534,293    30,630,664
Depreciation and amortization     794,830      290,719     434,752     1,520,301
Capital expenditures              632,804       40,391       2,050       675,245

Year ended January 31, 1999

Net sales to unaffiliated
 customers                    $19,912,979  $ 3,595,769  $        -   $23,508,748
Operating income (loss)         3,442,969    1,059,404    (343,675)    4,158,698
Identifiable assets            23,518,902    5,302,383   6,081,712    34,902,997
Depreciation and amortization     722,534      317,691   1,028,135     2,068,360
Capital expenditures            2,996,112       72,143      14,470     3,082,725

16.  CONTINGENCIES AND LITIGATION

     The Company is involved in various legal proceedings which have arisen in the normal course of business. Reserves are recorded when the occurrence of loss is probable and can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a materially adverse effect on the Company's consolidated financial statements.

17.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     Quarterly financial information for the year ended January 31, 2001 follows:

                              1st          2nd          3rd          4th
                            Quarter      Quarter      Quarter      Quarter        Total

Net sales                  $6,699,097   $6,958,976   $5,907,515   $6,505,094   $26,070,682
Gross profit                2,693,473    2,586,201    2,107,998    2,292,297     9,679,969
Income from  continuing
 operations                   688,663      727,782      431,145      460,665     2,308,255
Income from continuing
 operations per share
 - diluted                       0.25         0.25         0.15         0.16          0.80
Net Income                    651,510      743,378      347,625      460,665     2,203,178
Net Income per share
 - diluted                       0.22         0.25         0.12         0.16          0.76


      Quarterly financial information for the year ended January 31, 2000 follows:


                              1st          2nd          3rd          4th
                            Quarter      Quarter      Quarter      Quarter        Total

Net sales                  $5,757,887   $6,594,360   $6,359,927   $6,208,646   $24,920,820
Gross profit                2,195,768    2,563,700    2,365,645    2,314,879     9,439,992
Income from  continuing
 operations                   241,393      649,992      610,364      764,100     2,265,849
Income from continuing
 operations per share
 - diluted                       0.08         0.23         0.21         0.27          0.78
Net Income                    160,847      649,395      585,861      760,769     2,156,872
Net Income per share
 - diluted                       0.06         0.22         0.20         0.27          0.74