Form 10-K, Exhibit 13
period 2002-01-31
EDISON CONTROLS CORP
filed 2002-04-19
CIK 795968

EDISON CONTROL CORPORATION

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                           Page

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                   2-6

Summary of Selected Financial Data                                          7

AUDITED FINANCIAL STATEMENTS

     Independent Auditors' Report                                           8

     Consolidated Balance Sheets, January 31, 2002 and 2001                 9-10

     Consolidated Statements of Income and Comprehensive Income,
     Years Ended January 31, 2002, 2001 and 2000                           11

     Consolidated Statements of Shareholders' Equity, Years
     Ended January 31, 2002, 2001 and 2000                                 12

     Consolidated Statements of Cash Flows, Years Ended
     January 31, 2002, 2001 and 2000                                       13-14

     Notes to Consolidated Financial Statements, Years Ended
     January 31, 2002, 2001 and 2000                                       15-31

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

                              RESULTS OF OPERATIONS

FISCAL 2001 VERSUS FISCAL 2000
------------------------------
Net sales for the year ended January 31, 2002 ("fiscal 2001") increased 5.3% to $27,452,550 compared with $26,070,682 for the year ended January 31, 2001 ("fiscal 2000"). The increase was due largely to increases in Ultra Tech sales to mining customers for the year ended January 31, 2002 and the inclusion of $879,194 of South Houston Hose net sales for the three months ended January 31, 2002 due to acquisition of the remaining 50% of the common stock of South Houston Hose on November 1, 2001. These increases were partially offset by lower ConForms Asia sales. Ultra Tech's sales volume will continue to fluctuate based on its ability to attain large project sales in the industries it serves.

As a percentage of net sales, gross profit margin was 37.1% for fiscal 2001 as compared to 37.1% in fiscal 2000. Decreases in material costs were offset by increases in group and workers compensation insurance costs. Selling, engineering and administrative expenses increased $406,850, or 8.6%, in fiscal 2001 to $5,130,143. The increase was partially due to the inclusion of $253,811 of selling, engineering and administrative expenses for South Houston Hose for the three months ended January 31, 2002. The remaining increase is due largely to increases in sales and marketing expenses, bad debt expenses and group insurance costs.

Interest expense decreased $326,143, or 61.1%, to $207,637 for fiscal 2001 from $533,780 for fiscal 2000. The decrease resulted from a reduction of the Company's average outstanding debt from the previous year combined with lower interest rates.

The Company had a net trading loss (realized and unrealized) of $123,573 in fiscal 2001 compared to a net trading loss of $380,900 in fiscal 2000. A major reason for the $257,327 change was the decrease in the average holdings in the Company's portfolio. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company generally pursues an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. The Company does not use or buy derivative securities. See "Quantitative and Qualitative Disclosures about Market Risk".

The amortization of goodwill and financing costs created a total non-cash charge of $268,299 for fiscal 2001 compared to $235,796 for fiscal 2000. Goodwill from the June 1996 acquisition of ConForms was being amortized over a 40-year period through January 31, 2002.

The Company recorded tax expense of $1,820,000 for fiscal 2001, which represented an estimated annual effective tax rate of 40.1% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Income from continuing operations of $2,718,308, or $1.20 and $1.01 per share, basic and diluted, respectively, for fiscal 2001 represented an increase of $410,053 or 17.8% from income from continuing operations of $2,308,255, or $.98 and $.80 per share, basic and diluted, respectively, for fiscal 2000. The increase was due largely to the reduction of trading securities losses of $257,327 and the decrease in interest expense of $326,143 from the previous year.

FISCAL 2000 VERSUS FISCAL 1999
------------------------------
Net sales for the year ended January 31, 2001 ("fiscal 2000") increased 4.6% to $26,070,682 compared with $24,920,820 for the year ended January 31, 2000 ("fiscal 1999"). Domestic sales for Construction Forms ("ConForms") increased 7.3% due largely to increased sales of the ConForms' Ultra Plus piping systems and CCI boom elbows. ConForms Asia sales increased 62.6% due to increased sales in Malaysia, Singapore and Hong Kong as Asia's customer base continues to expand. These increases were partially offset by an 18.4% decrease in ConForms Europe sales due to decreased sales in the United Kingdom and the Middle East and a 5.6% decrease in Ultra Tech sales volume, respectively. Ultra Tech's sales volume will continue to fluctuate based on its ability to attain large project sales in the industries it serves.

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

Interest expense decreased $258,060, or 32.6%, to $533,780 for fiscal 2000 from $791,840 for fiscal 1999. The decrease resulted from a reduction of the Company's average outstanding debt from the previous year. The Company had a net trading loss (realized and unrealized) of $380,900 in fiscal 2000 compared to a net trading gain of $441,944 in fiscal 1999. A major reason for the $822,844 change was the decrease in the market value of the Company's holdings in Glenayre Technologies, Inc. during fiscal 2000 and significant realized gains on the sale of US Trust Corporation stock during fiscal 1999

The amortization of goodwill, financing costs and stock warrants created a total non-cash charge of $235,796 for fiscal 2000 compared to $659,859 for fiscal 1999.

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

ACCOUNTING POLICIES AND ESTIMATES
---------------------------------
The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates, assumptions and judgments that affect amounts of assets and liabilities reported in the consolidated financial statements, the disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts or revenues and expenses during the year. The Company believes its estimates and assumptions are reasonable; however, future results could differ from those estimates under different assumptions or conditions.

NEW ACCOUNTING STANDARDS
------------------------
In 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, was adopted on February 1, 2001. The adoption of this statement did not have an impact on the consolidated financial statements.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 eliminates the use of the pooling-of-interests method of accounting for business combinations and requires that all such transactions be accounted for by the purchase method. In addition, SFAS No. 141 requires that intangible assets be recognized as assets apart from goodwill and that they meet specific criteria. SFAS 141 is applicable to all business combinations initiated after June 30, 2001 and accordingly, the Company adopted this standard with the acquisition of South Houston Hose and for all future business combinations. SFAS No. 142 is effective for the Company beginning February 1, 2002, and applies to goodwill and other intangible assets recognized in the Company's balance sheet as of that date, regardless of when those assets were initially recognized. SFAS No. 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment on an annual basis. Goodwill amortization expense was $225,801 for the year ended January 31, 2002. The Company is currently evaluating the impairment provisions of SFAS No. 142 and has not determined the impact that SFAS No. 142 will have on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 significantly changes the criteria that would have to be met to classify an asset as held-for-sale. SFAS No. 144 also supersedes the provisions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred. In addition, more dispositions will qualify for discontinued operations treatment in the statement of income. The provisions of SFAS No. 144 are to be applied prospectively and will be effective for the Company beginning February 1, 2002. The Company is currently evaluating the provisions of SFAS No. 144 and has not determined the impact that it will have on its consolidated financial statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to interest rate risk, foreign currency risk and equity price risk. These risks include changes in U.S interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in the prices of stocks traded on the U.S. markets.

INTEREST RATE RISK
------------------
The Company's revolving credit borrowings and variable rate term loans, which totaled $4,950,000 as of January 31, 2002, are subject to interest rate risk. Most of the borrowings float at the prime rate or LIBOR plus a certain number of basis points. Based on the fiscal 2001 year end balance, an increase of one percent in the interest rate on the Company's loans would cause an increase in interest expense of approximately $49,500, or $.01 per diluted share, net of taxes, on an annual basis. The Company currently does not use derivatives to fix variable rate interest obligations.

FOREIGN CURRENCY RISK
---------------------
The Company has foreign operations in the United Kingdom and Malaysia. Sales and purchases are typically denominated in the British pound, Malaysian ringgit, Singapore dollar, U.S. dollar or the Euro, thereby creating exposures to changes in exchange rates. The changes in exchange rates may positively or negatively affect the Company's sales, gross margins and retained earnings. The Company does not enter into foreign exchange contracts but attempts to minimize currency exposure risk through working capital management. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of a currency.

                         LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $4,630,953 for fiscal 2001, compared to $3,240,183 for fiscal 2000. The increase in cash flow was due largely to increased net income combined with an increase in the change in accounts receivable of $639,729 from the previous year and an increase in the change in income taxes and deferred income taxes payable of $353,224 from the previous year. These increases were partially offset by a reduction in net proceeds from the sale of trading securities of $367,427 from the previous year.

Net working capital of $8,921,197 at January 31, 2002 decreased $114,164, or 1.3%, from the fiscal 2000 year-end level of $9,035,361. The current ratio at January 31, 2002 was 3.3:1 compared to 3.6:1 at January 31, 2001. The change was largely due to the addition of South Houston Hose current assets and liabilities.

Cash received from investing activities in fiscal 2001 was $17,970 compared to cash used in investing activities of $61,967 in fiscal 2000. The $164,155 note receivable was received in 2001 and $95,000 was received from the maturity of a certificate of deposit in fiscal 2001. In fiscal 2000, $400,000 in proceeds were received from the sale of the Gilco division. Capital expenditures decreased from $478,872 in fiscal 2000 to $233,602 in fiscal 2001.

The Company used $3,918,271 to repurchase its common stock during fiscal 2001. This was funded from cash generated by operating activities during the year. The Company used $559,141 to reduce debt during the year. The Company's debt to capitalization ratio at January 31, 2002 and 2001 was 22.4% and 21.5%, respectively. The Company maintains various debt agreements, which are described in more detail in the footnotes to the consolidated financial statements. Required principal payments in fiscal 2002 are expected to be approximately $260,000.

The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents, investments, trading securities and existing bank credit lines. Proposed capital expenditures for the fiscal year ending January 31, 2002 are expected to total approximately $700,000 compared to $233,602 for fiscal 2000.

The Company intends to continue to expand its businesses, both internally and through potential acquisitions. The Company currently anticipates that any potential acquisitions would be financed primarily by internally generated funds, additional borrowings or the issuance of the Company's stock.

CONTRACTUAL OBLIGATIONS
-----------------------
The terms under the amended master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and debt service ratio, and restricts the Company to a maximum funded debt to EBITDA (as defined) ratio. The tangible net worth requirement at January 31, 2002 was $8,861,743. The Company is out of compliance with certain non-financial covenants and has obtained waivers for such non-compliance. Substantially all of the Company's assets are collateralized under the above debt agreement. The LIBOR spread may be reduced or increased annually based on the achievement of a certain "funded debt to EBITDA" ratio.

The following table of material debt and lease commitments at January 31, 2002, summarizes the effect these obligations are expected to have on the Company's cash flow in future periods set forth below.

     Year Ending                Debt          Operating         Total
     January 31,             Obligations       Leases        Obligations
     -----------             -----------      ---------      -----------
       2003                  $   259,514      $ 200,000      $   459,514
       2004                      259,902        185,000          444,902
       2005                    2,860,305        112,000        2,972,305
       2006                      260,724        100,000          360,724
       2007                      286,162         92,000          378,162
     Thereafter                1,593,610        183,000        1,776,610
                             -----------      ---------      -----------
                             $ 5,520,217      $ 872,000      $ 6,392,217
                             ===========      =========      ===========

SUMMARY OF SELECTED FINANCIAL DATA

EDISON CONTROL CORPORATION
                                                                                  Year Ended January 31,
                                                       ------------------------------------------------------------------------
                                                          2002            2001           2000           1999           1998
                                                          ----            ----           ----           ----           ----
Statements of Income
--------------------
Net sales                                              $27,452,550     $26,070,682    $24,920,820    $23,508,748    $22,578,884
Cost of goods sold                                     $17,275,311     $16,390,713    $15,480,828    $14,767,401    $13,749,833
Gross profit                                           $10,177,239     $ 9,679,969    $ 9,439,992    $ 8,741,347    $ 8,829,051
Selling, engineering and administrative expenses       $ 5,130,143     $ 4,723,293    $ 4,463,236    $ 4,237,917    $ 4,119,240
Operating income                                       $ 4,778,797     $ 4,632,343    $ 4,562,866    $ 4,158,698    $ 4,072,750

Realized (losses) gains on trading securities          $  (169,919)    $    57,911    $   960,210    $   161,598    $   (54,837)

Unrealized gains (losses) on trading securities        $    46,346     $  (438,811)   $  (518,266)   $  (375,863)   $  (205,618)

Interest and miscellaneous income                      $    19,401     $    50,075    $    19,045    $   101,147    $    82,735

Income from continuing operations                      $ 2,718,308     $ 2,308,255    $ 2,265,849    $ 1,284,873    $ 1,047,229

(Loss) income from discontinued operations             $         -     $   (92,698)   $  (108,977)   $   (82,543)   $    57,933

Loss from sale of discontinued operations              $         -     $   (12,379)   $         -    $         -    $         -

Net income                                             $ 2,718,308     $ 2,203,178    $ 2,156,872    $ 1,202,330    $ 1,105,162

Per Share Information
---------------------
Income from continuing operations - basic              $      1.20     $      0.98    $      0.97    $      0.55    $      0.46

Income from continuing operations - diluted            $      1.01     $      0.80    $      0.78    $      0.45    $      0.39

Book value at year end                                 $     10.61     $      8.65    $      7.78    $      6.90    $      6.41

At Year End
-----------
Working capital                                        $ 8,921,197     $ 9,035,361    $ 8,821,365    $12,730,093    $10,873,332
Property, plant and equipment - net                    $ 6,790,839     $ 7,359,953    $ 7,968,785    $ 8,187,899    $ 6,945,103
Total assets                                           $28,358,194     $29,182,233    $30,630,664    $34,902,997    $32,355,957
Long-term debt, including current maturities           $ 5,520,217     $ 5,579,358    $ 8,963,142    $14,741,601    $14,023,342
Shareholders' equity                                   $19,151,333     $20,333,315    $18,303,188    $16,183,272    $14,590,525

Weighted average shares outstanding
 assuming dilution                                       2,700,435       2,896,599      2,907,251      2,883,133      2,686,951

Common stock outstanding,
 net of treasury stock of 559,753 at 1/31/02             1,805,470       2,351,308      2,351,308      2,346,933      2,275,933

Note:   On November 1, 2001, the Company purchased the remaining 50% of the outstanding common stock of South Houston Hose
        Company, Inc. ("South Houston Hose") from the seller for cash and debt totalling $800,000. The acquisition was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Accordingly, the results of operations have been included since the date of acquisition.

        On September 29, 2000, the Company sold certain assets and the business of its Gilco division. The results of operations of the Gilco division have been presented as discontinued operations. Accordingly, previously reported statements of income information have been restated to reflect this presentation.

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
 Of Edison Control Corporation:

We have audited the accompanying consolidated balance sheets of Edison Control Corporation and subsidiaries (the "Corporation") as of January 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Edison Control Corporation and subsidiaries as of January 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
March 29, 2002

EDISON CONTROL CORPORATION

CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2002 AND 2001
--------------------------------------------------------------------------------

ASSETS (Note 8)                                        2002            2001
                                                       ----            ----

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                $   472,352     $   305,337
  Investments (Note 1)                                                   95,000
  Trading securities (Notes 1 and 3)                     60,698         420,797
  Accounts receivable, less allowance for
   doubtful accounts of $218,000 and $169,000,
   respectively (Notes 1 and 11)                      4,660,141       4,233,754
  Receivable from affiliate (Notes 2 and 5)                             136,657
  Inventories (Notes 1, 4 and 11)                     7,250,891       6,545,187
  Prepaid expenses and other current assets             223,273         261,025
  Deferred  income taxes (Note 7)                       200,000         240,000
  Refundable  income taxes (Note 7)                                      62,150
  Note receivable (Note 2)                                              164,155
                                                    -----------     -----------
           Total current assets                      12,867,355      12,464,062

INVESTMENT IN AND ADVANCES TO AFFILIATE
 (Notes 2 and 5)                                                        524,919

DEFERRED INCOME TAXES (Note 7)                          570,000         565,000

PROPERTY, PLANT AND EQUIPMENT  (Note 1):
  Cost:
    Land                                                302,902         302,902
    Buildings and improvements                        3,669,118       3,669,118
    Machinery and equipment                           6,758,735       6,480,185
    Construction in progress                            24,140
                                                    -----------     -----------
                                                     10,754,895      10,452,205
  Less - accumulated depreciation                    (3,964,056)     (3,092,252)
                                                    -----------     -----------
                                                      6,790,839       7,359,953

GOODWILL (net of amortization of $1,290,318 and       8,130,000       8,225,801
 $1,064,517, respectively) (Note 1)
FINANCE COSTS (net of amortization of
 $268,572 at January 31, 2001)                                           42,498
                                                    -----------     -----------

TOTAL                                               $28,358,194     $29,182,233
                                                    ===========     ===========

--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY                   2002            2001
                                                       ----            ----

CURRENT LIABILITIES:
  Trade accounts payable                            $ 1,286,190     $ 1,056,501
  Accrued compensation                                1,186,972         984,011
  Taxes other than income taxes                          69,639          23,061
  Other accrued expenses (Note 6)                       398,739         451,737
  Income taxes payable (Note 7)                          78,352
  Deferred compensation                                 666,752         754,250
  Current maturities on long-term debt
   (Note 8)                                             259,514         159,141
                                                    -----------     -----------
           Total current liabilities                  3,946,158       3,428,701


LONG-TERM DEBT, LESS CURRENT MATURITIES (Note 8)      5,260,703       5,420,217
                                                    -----------     -----------

           Total liabilities                          9,206,861       8,848,918


SHAREHOLDERS' EQUITY (Note 10):
  Preferred Stock, $.01 par value; 1,000,000
   shares authorized, none issued
  Common Stock, $.01 par value; 20,000,000
   shares authorized, 2,365,223 and 2,351,308
   shares issued, respectively                           23,652          23,513
  Additional paid-in capital                         10,444,217      10,344,868
  Retained earnings                                  12,839,181      10,120,873
  Accumulated other comprehensive (loss)               (237,446)       (155,939)
                                                    -----------     -----------
                                                     23,069,604      20,333,315

  Less treasury stock at cost, 559,753 shares
   (Note 1)                                          (3,918,271)
                                                    -----------     -----------

           Total shareholders' equity                19,151,333      20,333,315
                                                    -----------     -----------



TOTAL                                               $28,358,194     $29,182,233
                                                    ===========     ===========


See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JANUARY 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------------------

                                                            Year Ended January 31,
                                                  ------------------------------------------
                                                     2002            2001          2000
                                                  ------------   ------------   ------------

NET SALES (Note 1)                                $27,452,550    $26,070,682    $24,920,820

COST OF GOODS SOLD (Note 1)                        17,275,311     16,390,713     15,480,828
                                                  -----------    -----------    -----------
GROSS PROFIT                                       10,177,239      9,679,969      9,439,992
OTHER OPERATIING EXPENSES:
  Selling, engineering and administrative
   expenses                                         5,130,143      4,723,293      4,463,236
  Loss on sale of assets, net                                         88,537        143,267
  Amortization (Note 1)                               268,299        235,796        270,623
                                                  -----------    -----------    -----------
            Total other operating expenses          5,398,442      5,047,626      4,877,126
                                                  -----------    -----------    -----------
OPERATING INCOME                                    4,778,797      4,632,343      4,562,866
OTHER EXPENSE (INCOME):
  Interest expense                                    207,637        533,780        791,840
  Realized losses (gains) on trading
   securities (Note 1)                                169,919        (57,911)      (960,210)
  Unrealized (gains) losses on trading
   securities (Note 1)                                (46,346)       438,811        518,266
  Interest and miscellaneous income                   (19,401)       (50,075)       (19,045)
  Stock warrant amortization (Note 10)                                              389,236
  Equity in earnings of affiliate
   (Notes 2 and 5)                                    (71,320)       (40,517)       (46,070)
                                                  -----------    -----------    -----------
            Total other expense                       240,489        824,088        674,017
                                                  -----------    -----------    -----------
INCOME FROM CONTINIUING OPERATIONS
     BEFORE INCOME TAXES                            4,538,308      3,808,255      3,888,849
PROVISION FOR INCOME TAXES (Note 7)                 1,820,000      1,500,000      1,623,000
                                                  -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS                   2,718,308      2,308,255      2,265,849
DISCONTINUED OPERATIONS (Note 2):
  Loss from operations of discontinued Gilco
   division net of income taxes (credit) of
   $0, $(60,000) and $(73,000), respectively                         (92,698)      (108,977)
  Loss on disposal of Gilco division, net of
   income taxes (credit) of $0, $(7,000) and
   $0, respectively                                                  (12,379)
                                                  -----------    -----------    -----------
NET INCOME                                          2,718,308      2,203,178      2,156,872
OTHER COMPREHENSIVE (LOSS) -
Foreign currency translation adjustments
 (Note 1)                                             (81,507)      (173,051)       (58,643)
                                                  -----------    -----------    -----------
COMPREHENSIVE INCOME                              $ 2,636,801    $ 2,030,127    $ 2,098,229
                                                  ===========    ===========    ===========
INCOME (LOSS) PER SHARE (Note 1):
BASIC:
Income from continuing operations                      $ 1.20         $ 0.98         $ 0.97
Loss from discontinued operations                                      (0.04)         (0.05)
                                                  -----------    -----------    -----------
NET INCOME                                             $ 1.20         $ 0.94         $ 0.92
                                                  ===========    ===========    ===========
DILUTED:
Income from continuing operations                      $ 1.01         $ 0.80         $ 0.78
Loss from discontinued operations                                      (0.04)         (0.04)
                                                  -----------    -----------    -----------
NET INCOME                                             $ 1.01         $ 0.76         $ 0.74
                                                  ===========    ===========    ===========

See notes to consolidated financial statements

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF  SHAREHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 2002, 2001 and 2000
-------------------------------------------------------------------------------------------------------------------------

                                                                                Accumulated
                                Common Stock       Additional                      Other
                            --------------------    Paid-in       Retained     Comprehensive    Treasury
                             Shares      Amount     Capital       Earnings     Income (Loss)      Stock          Total
                            ---------   --------   -----------   -----------   -------------   -----------    -----------

BALANCES,
JANUARY 31, 1999            2,346,933   $ 23,469   $10,323,225   $ 5,760,823     $  75,755     $              $16,183,272

  Foreign currency
   translation adjustment                                                          (58,643)                       (58,643)
  Stock options
   exercised, net of tax
   benefit of $2,000            4,375         44        21,643                                                     21,687
  Net income                                                       2,156,872                                    2,156,872
                            ---------   --------   -----------   -----------     ---------     -----------    -----------

BALANCES,
JANUARY 31, 2000            2,351,308     23,513    10,344,868     7,917,695        17,112                     18,303,188

  Foreign currency
   translation adjustment                                                         (173,051)                      (173,051)
  Net income                                                       2,203,178                                    2,203,178
                            ---------   --------   -----------   -----------     ---------     -----------    -----------

BALANCES,
JANUARY 31, 2001            2,351,308     23,513    10,344,868    10,120,873      (155,939)                    20,333,315

  Foreign currency
   translation adjustment                                                          (81,507)                       (81,507)
  Stock options
   exercised, net of
   shares exchanged and
   tax affect of
   $(17,600)                   13,915        139        99,349                                                     99,488
  Stock purchases                                                                               (3,918,271)    (3,918,271)
  Net income                                                       2,718,308                                    2,718,308
                            ---------   --------   -----------   -----------     ---------     -----------    -----------

BALANCES,
JANUARY 31, 2002            2,365,223   $ 23,652   $10,444,217   $12,839,181     $(237,446)    $(3,918,271)   $19,151,333
                            =========   ========   ===========   ===========     =========     ===========    ===========


See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2002, 2001 and 2000
---------------------------------------------------------------------------------------------

                                                            Year Ended January 31,
                                                  ------------------------------------------
                                                     2002            2001           2000
                                                  ------------   ------------    ------------

OPERATING ACTIVITIES:
  Net income                                      $ 2,718,308    $ 2,203,178     $ 2,156,872
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation of plant and equipment               885,209        892,246         860,442
    Amortization                                      268,299        235,796         659,859
    Provision for doubtful accounts                   109,693         50,306          (9,165)
    Realized loss (gain) on trading securities
     sales                                            169,919        (57,911)       (960,210)
    Unrealized (gain) loss on trading
     securities                                       (46,346)       438,811         518,266
    Purchases of trading securities                                  (80,783)     (1,189,718)
    Proceeds from the sales of trading
     securities                                       236,526        684,736       3,842,326
    Loss on sale of assets                             36,015        115,749         143,267
    Loss on sale of Gilco division                                    19,379
    Equity in earnings of affiliate                   (71,320)       (40,517)        (46,070)
    Changes in assets and liabilities, net of
     effect of business acquisition and
     disposition:
      Accounts receivable                            (153,397)      (793,126)         (5,871)
      Receivable from affiliate                        49,285        (75,051)         31,969
      Inventories                                      45,050        (81,059)        491,372
      Prepaid expenses and other current assets       107,243        (68,968)           (571)
      Prepaid pension                                                 25,193         126,284
      Trade accounts payable                           78,939         71,157        (949,518)
      Accrued compensation                            178,215        194,534          51,866
      Taxes other than income taxes                    10,481         (1,037)          7,348
      Other accrued expenses                          (52,891)      (200,951)        195,357
      Income taxes payable                             56,725       (211,499)        204,366
      Deferred income taxes                             5,000        (80,000)       (594,000)
                                                  -----------    -----------     -----------
            Net cash provided by operating
            activities                              4,630,953      3,240,183       5,534,471
                                                  -----------    -----------     -----------

INVESTING ACTIVITIES:
  Additions to plant and equipment                   (233,602)      (478,872)       (675,245)
  Maturity of certificate of deposit                   95,000                         95,000
  Payments received on notes receivable               164,155
  Proceeds from purchase of South Houston
   Hose, net of cash acquired                          21,714
  Proceeds from sale of Gilco division                               400,000
  Advances to  affiliate                              (55,905)        (6,294)        (10,775)
  Proceeds from sale of assets                         26,608         23,199         919,600
                                                  -----------    -----------     -----------

           Net cash provided by (used in)
            investing activities                       17,970        (61,967)        328,580
                                                  -----------    -----------     -----------

FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt          4,000,000      3,200,000        6,057,182
  Payments on long-term debt                       (4,559,141)    (6,583,784)    (11,835,641)
  Purchase of treasury stock                       (3,918,271)
  Stock options exercised                              30,000                         19,687
                                                  -----------    -----------     -----------

           Net cash (used in) financing
            activities                             (4,447,412)    (3,383,784)     (5,758,772)
                                                  -----------    -----------     -----------

                                         (Continued)

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2002, 2001 and 2000
---------------------------------------------------------------------------------------------

                                                            Year Ended January 31,
                                                  ------------------------------------------
                                                     2002            2001           2000
                                                  ------------   ------------    ------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH           $   (34,496)   $   (28,681)    $   (32,765)
                                                  -----------    -----------     -----------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                     167,015       (234,249)         71,514


CASH AND CASH EQUIVALENTS, BEGINNING
 OF YEAR                                              305,337        539,586         468,072
                                                  -----------    -----------     -----------

CASH AND CASH EQUIVALENTS, END OF YEAR            $   472,352    $   305,337     $   539,586
                                                  ===========    ===========     ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for:
    Interest                                      $   218,619    $   539,290     $   809,391
    Income taxes, net of refunds                  $ 1,714,741    $ 1,726,327     $ 1,870,454

SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING ACTIVITIES:
  Note payable for purchase of South
   Houston Hose                                   $   500,000
  Note receivable from sale of Gilco
   division                                                      $   164,155
  Acquistion:
    Fair value of assets acquired, net of cash    $ 1,528,646
    Liabilities assumed                              (898,217)
    Equity investment at date of acquisition         (652,143)
                                                  -----------
         Net cash (received)                      $   (21,714)



See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation - The consolidated financial statements include the accounts of Edison Control Corporation ("Edison") and subsidiaries, all of which are wholly owned (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

     Nature of Operations - The Company is currently comprised of the following operations. Construction Forms ("ConForms") is a leading manufacturer and distributor of systems of pipes, couplings and hoses and other equipment used for the pumping of concrete. ConForms manufactures a wide variety of finished products which are used to create appropriate configurations of systems for various concrete pumps. Ultra Tech manufactures abrasion resistant piping systems for use in industries such as mining, pulp and paper, power and waste treatment. South Houston Hose is a distributor of concrete pumping systems and accessories and industrial hose and fittings.

     The Company's principal market is in North America with limited sales activity in Europe, South America, the Middle East and Asia.

     Cash Equivalents - The Company considers all temporary investments with maturities of three months or less when acquired to be cash equivalents.

     Trading Securities - Debt and equity securities purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in income. The cost of securities sold is based on the first-in, first-out method.

     Accounts Receivable - Accounts receivable are stated net of an allowance for doubtful accounts.

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

     Long-Lived Assets - Consistent with Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", such assessments include, as appropriate, a comparison of the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period of the long-lived assets to the net carrying value of long-lived assets. The Company recognizes diminution in value of long-lived assets, if any, on a current basis.

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

     Translation of Foreign Currencies - Assets and liabilities of foreign operations are translated into United States dollars at current exchange rates. Income and expense accounts are translated into United States dollars at average exchange rates for the periods and capital accounts have been translated using historical rates. The resulting translation adjustments are recorded as other accumulated comprehensive loss.

     Revenue Recognition - The Company recognizes revenue upon shipment of products. In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes some of the staff's interpretations of the application of accounting principles generally accepted in the United States of America to revenue recognition. Management believes the Company's revenue recognition policies are in compliance with SAB No. 101.

     Research and Development - Amounts expended for research and development for the years ended January 31, 2002, 2001 and 2000 totaled approximately $207,000, $215,000 and $223,000, respectively, and are expensed as incurred.

     Advertising Costs - Amounts expended for advertising for the years ended January 31, 2002, 2001 and 2000 totaled approximately $93,000, $63,000 and $55,000, respectively, and are expensed as incurred.

     Treasury Stock - The Company uses the cost method to account for treasury stock.

     Shipping and Handling Costs - Amounts billed to a customer in a sale transaction related to shipping costs are reported as net sales and the related costs incurred for shipping are reported as costs of goods sold.

     Derivaties and Financial Instruments - In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, was adopted on February 1, 2001. The adoption of this statement had no impact on the consolidated financial statements.

     New Accounting Standards -In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 eliminates the use of the pooling-of-interests method of accounting for business combinations and requires that all such transactions be accounted for by the purchase method. In addition SFAS No. 141 requires that intangible assets be recognized as assets apart from goodwill and that they meet specific criteria in the Standard. This standard is applicable to all business combinations initiated after June 30, 2001 and accordingly, the Company adopted this standard with the acquisition of South Houston Hose and for all future business combinations. SFAS No. 142 is effective for the Company beginning February 1, 2002, and applies to goodwill and other intangible assets recognized in the Company's consolidated balance sheet as of that date, regardless of when those assets were initially recognized. SFAS No. 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment on an annual basis. Goodwill amortization expense was $225,801 for the year ended January 31, 2002. The Company is currently evaluating the impairment provisions of SFAS No. 142 and has not determined the impact that SFAS No. 142 will have on its consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 significantly changes the criteria that would have to be met to classify an asset as held-for-sale. SFAS No. 144 also supersedes the provisions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred. In addition, more dispositions will qualify for discontinued operations treatment in the statement of income. The provisions of SFAS No. 144 are to be applied prospectively and will be effective for the Company beginning February 1, 2002. The Company is currently evaluating the provisions of SFAS No. 144 and has not determined the impact that it will have on its consolidated financial statements.

     Income From Continuing Operations Per Share - Reconciliation of the numerator and denominator of the basic and diluted per share computations are summarized as follows:

                                                  Year Ended January 31,
                                          --------------------------------------
                                             2002          2001          2000
     Basic:
       Income from continuing
        operations (numerator)            $2,718,308    $2,308,225    $2,265,849
       Weighted average shares
        outstanding (denominator)          2,270,019     2,351,308     2,347,633
       Income from continuing
        operations per share - basic      $     1.20    $     0.98    $     0.97
     Diluted:
       Income from continuing
        operations (numerator)            $2,718,308    $2,308,255    $2,265,849
       Weighted average shares
        outstanding                        2,270,019     2,351,308     2,347,633
       Effect of dilutive securities:
         Stock options                        91,360       160,691       170,455
         Stock warrants                      339,056       384,600       389,163
       Weighted average shares
        outstanding denominator)           2,700,435     2,896,599     2,907,251

       Income from continuing
        operations per share - diluted    $     1.01    $     0.80    $     0.78

2.   ACQUISITIONS AND DISPOSITIONS

     On November 1, 2001 the Company purchased the remaining 50% of the outstanding common stock of South Houston Hose Company, Inc. ("South Houston Hose") from the seller for $800,000, which consisted of a cash payment of $300,000 and a note payable in the principal amount of $500,000. Prior to November 1, 2001, the Company owned 50% of the outstanding common stock of South Houston Hose and accounted for the investment by the equity method. South Houston Hose is a distributor of concrete pumping systems and accessories and industrial hose and fittings. The acquisition was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Accordingly, the results of operations have been included since the date of acquisition. The purchase price was allocated as follows:

     Cash on hand                                             $ 321,714
     Receivables                                                392,187
     Inventory                                                  787,021
     Other assets                                                69,915
     Property, plant and equipment                              149,523
     Goodwill                                                   130,000
     Liabilities assumed                                       (398,217)
     Less exisiting investment in South Houston Hose           (652,143)
                                                              ---------
                                                              $ 800,000
                                                              =========

     The following unaudited pro-forma results of operations give effect to the acquisition as if it had occurred at the beginning of the fiscal year for each of the periods presented:

                                               Year Ended January 31,
                                      ---------------------------------------
                                          2002          2001          2000
                                      -----------   -----------   -----------

     Net sales                        $29,584,049   $28,321,683   $26,940,797
     Net income                         2,809,738     2,249,474     2,207,996

     Net income per share, diluted    $      1.04   $      0.78   $      0.76


     The unaudited pro-forma information is not necessarily indicative of either results of operations that would have occurred had the purchase been made at the beginning of each fiscal year or of future results of operations of the combined companies.

     In September 2000, the Company sold the inventory, tooling and intangible assets of its Gilco division to a third party for $400,000 cash and a non-interest bearing note receivable for $164,155, which was paid in the first quarter of fiscal 2001. Gilco had supplied portable concrete and mortar/plaster mixers to various customers. The sale resulted in a loss of $12,379, net of income tax benefit.

     The results of operations of the Gilco division have been presented as discontinued operations. Accordingly, previously reported statements of income and comprehensive income information has been restated to reflect this presentation. Net sales of the Gilco division for the years ended January 31, 2001 and 2000 were $1,272,461 and $2,133,034, respectively.

3.   TRADING SECURITIES

     Trading securities at January 31, 2002 consisted of the following:

                                     Number of
     Name of Issuer/                 Shares or
     Title of Issue                    Units         Cost       Market Value
     ---------------                 ---------    ----------    ------------

     Common Stocks:
      Glenayre Technologies, Inc.      34,100     $  931,033      $ 60,698
                                                  ----------      --------

     Total                                        $  931,033      $ 60,698
                                                  ==========      ========



     Trading securities at January 31, 2001 consisted of the following:

                                     Number of
     Name of Issuer/                 Shares or
     Title of Issue                    Units         Cost       Market Value
     ---------------                 ---------    ----------    ------------

     Common Stocks:
       Allied Capital Corp.             3,000     $   59,063      $ 69,187
       Compaq Computer Corp.            3,000         88,875        71,130
       Entremed, Inc.                     500         23,844        12,688
       Glenayre Technologies, Inc.     40,000      1,029,352       182,500
       Intel Corp.                      2,000         93,250        74,000
       Liberty Digital, Inc.            1,000         40,292         9,875
       Sun International Hotels            63          2,804         1,417
                                                  ----------      --------

     Total                                        $1,337,480      $420,797
                                                  ==========      ========

4.   INVENTORIES

     Inventories consisted of the following:

                                              January 31,     January 31,
                                                 2002            2001
                                              -----------     -----------

     Raw materials                            $ 3,713,552     $ 3,455,928
     Work-in-process                            1,412,263       1,271,956
     Finished goods                             2,148,076       2,001,303
                                              -----------     -----------
                                                7,273,891       6,729,187

     Less - reserve to reduce
      carrying value to LIFO cost                 (23,000)       (184,000)
                                              -----------     -----------

     Net inventories                          $ 7,250,891     $ 6,545,187
                                              ===========     ===========

5.   INVESTMENT IN AND ADVANCES TO AFFILIATE

     The Company owned 50% of the outstanding common stock of South Houston Hose until October 31, 2001 and accounted for the investment by the equity method (see note 2). The Company had sales of approximately $852,000, $878,000 and $841,000 to the affiliate for the nine months ended October 31, 2001, and the years ended January 31, 2001 and 2000, respectively. Summary unaudited financial information for this affiliate as of October 31, 2001, January 31, 2001 and 2000 and for the nine-month period and years then ended is as follows:

                                  October 31,    January 31,    January 31,
                                     2001           2001           2000
                                  -----------    -----------    -----------

     Current assets               $1,570,834     $1,477,106     $1,210,978
     Noncurrent assets                73,732         81,733         72,520
     Current liabilities             368,217        425,959        232,758
     Shareholders' equity          1,276,349      1,132,880      1,050,740
     Net sales                     2,983,107      3,129,211      2,860,587
     Net income                      143,469         82,139         97,404

6.   ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                         January 31,
                                                    --------------------
                                                      2002        2001
                                                    --------    --------

     Group insurance benefits                       $130,000    $130,000
     Warranty (Note 11)                              120,000     165,000
     Legal and professional                           56,235      50,239
     Interest                                         20,533      31,515
     Selling commissions and rebates                  34,484      63,041
     Other                                            37,487      11,942
                                                    --------    --------

     Total                                          $398,739    $451,737
                                                    ========    ========


7.   INCOME TAXES

     Deferred income taxes are provided on temporary differences relating to reporting expenses in different periods for financial statement and income tax purposes and differences in bases of assets and liabilities. Such differences relate primarily to unrealized gain (losses) on investments, depreciation expense, inventory costs, bad debt expense, warranty costs, insurance and compensation.

     The provision for income taxes from continuing operations is as follows:

                                          Year Ended January 31,
                                ------------------------------------------
                                   2002            2001           2000
                                -----------    ------------    -----------

     Currently payable:
       Federal                  $ 1,510,000    $ 1,360,000     $ 1,932,000
       State                        275,000        220,000         285,000
                                -----------    -----------     -----------
                                  1,785,000      1,580,000       2,217,000
     Deferred (credit):
       Federal                       35,000        (70,000)       (514,000)
       State                                       (10,000)        (80,000)
                                -----------    -----------     -----------
                                     35,000        (80,000)       (594,000)
                                -----------    -----------     -----------

     Total                      $ 1,820,000    $ 1,500,000     $ 1,623,000
                                ===========    ===========     ===========

     Temporary differences, which gave rise to the deferred tax assets (liabilities), included the following items at January 31, 2002 and 2001:

                                                   2002            2001
                                               -----------     -----------

     Deferred tax assets:
     Compensation and other employee
      benefits                                 $   264,000     $   303,000
     Unrealized losses                             339,000         358,000
     Deferred financing                          1,150,000       1,150,000
     Vacation pay                                   72,000          72,000
                                               -----------     -----------
                                                 1,825,000       1,883,000
                                               -----------     -----------
     Deferred tax liabilities:
     Inventory items                              (677,000)       (696,000)
     Book reserves and other items                (148,000)       (123,000)
     Fixed assets                                 (230,000)       (259,000)
                                               -----------     -----------
                                                (1,055,000)     (1,078,000)
                                               -----------     -----------

     Net deferred tax asset                    $   770,000     $   805,000
                                               ===========     ===========



     The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:

                                                 Year Ended January 31,
                                           ---------------------------------
                                              2002        2001        2000
                                           ---------   ---------   ---------

     Statutory tax rate                      34.0%       34.0%       34.0%
     State taxes, net of federal
      tax benefit                             4.0         4.0         4.0
     Goodwill amortization                    1.7         2.1         2.0
     Dividends received deduction             0.0        (0.1)       (0.1)
     Other, net                               0.4        (0.6)        1.8
                                             ----        ----        ----

     Effective tax rate                      40.1%       39.4%       41.7%
                                             ====        ====        ====

8.   LONG-TERM DEBT

     Long-term debt, less current maturities, consisted of the following at January 31, 2002 and 2001:

                                                2002             2001
                                            -----------      -----------

     Industrial revenue bonds               $ 2,350,000      $ 2,500,000

     Revolving loan fund term loan               70,217           79,358

     Bank revolving credit loan               2,600,000        3,000,000

     Note payable                               500,000
                                            -----------      -----------

     Total debt                               5,520,217        5,579,358

     Less current portion                      (259,514)        (159,141)
                                            -----------      -----------

     Total long-term debt                   $ 5,260,703      $ 5,420,217
                                            ===========      ===========


     The Industrial Revenue Bonds ("IRB") were issued to finance construction of a new production facility in Port Washington, Wisconsin. A total of $3,000,000 was issued for the facility and is due in annual principal installments of $150,000 from February 2002 through February 2005, and $175,000 from February 2006 through February 2015. Interest is based on a weekly floating rate determined by the market for IRB loans. The interest rate at January 31, 2002 was 1.5%.

     The Revolving Loan Fund (RLF) term loan was a loan issued by the City of Port Washington to finance the purchase of real estate for the construction of an addition at the Company's Port Washington facility. A total of $100,000 was issued for the facility and is due in monthly installments of $1,012 through September 4, 2008 with interest at 4.0%.

     The amended master credit agreement, which expires April 30, 2004, allows for revolving credit borrowings not to exceed $6,000,000. Borrowings, which are based on qualified accounts receivable and inventory, bear interest at either the prime rate or the LIBOR rate plus 1.50% at the Company's election. The interest rate at January 31, 2002 was 3.37%. The Company had $3,400,000 available under the agreement at January 31, 2002.

     The terms under the amended master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and debt service ratio, and restricts the Company to a maximum funded debt to EBITDA (as defined) ratio. The tangible net worth requirement at January 31, 2002 was $8,861,743. The Company is out of compliance with certain non-financial covenants and has obtained waivers for such non-compliance. Substantially all of the Company's assets are collateralized under the above debt agreement. The LIBOR spread may be reduced or increased annually based on the achievement of a certain "funded debt to EBITDA" ratio.

     The note payable was to finance the purchase of the remaining 50% of South Houston Hose on November 1, 2001. The balance of $500,000 is due in annual installments of $100,000 to be paid each October 31 with the last installment due October 31, 2006. The interest rate is fixed at 7.0% for the life of the note.

     Annual principal payments for the next five years on long-term debt are as follows:

                                   RLF      Revolving
     Year Ending                   Term       Credit      Payable
     January 31,       IRB         Loan        Loan         Note         Total
     -----------   ----------    -------    ----------    --------    ----------

     2003          $  150,000    $ 9,514    $             $100,000    $  259,514
     2004             150,000      9,902                   100,000       259,902
     2005             150,000     10,305     2,600,000     100,000     2,860,305
     2006             150,000     10,724                   100,000       260,724
     2007             175,000     11,162                   100,000       286,162
     Thereafter     1,575,000     18,610                               1,593,610
                   ----------    -------    ----------    --------    ----------
                   $2,350,000    $70,217    $2,600,000    $500,000    $5,520,217
                   ==========    =======    ==========    ========    ==========


9.   EMPLOYEE RETIREMENT PLANS

     The Company has a retirement savings and thrift plan (401(k) plan) covering substantially all of its employees. Under the 401(k) plan, the Company contributes amounts based on employee contributions. Amounts charged to income related to the 401(k) plan for the years ended January 31, 2002, 2001 and 2000 were $104,015, $98,088 and $93,800, respectively.

     The Company had a noncontributory defined benefit pension plan (the "Plan") covering substantially all full-time employees. The Plan provided for benefits based on years of service and compensation. In December 2000, the Company amended the Plan. The amendment specifically ceased accrual of benefits as of December 31, 2000 and terminated the Plan effective February 28, 2001. In February 2001, the Board of Directors authorized the allocation of excess plan assets to the participants. In December 2001, all plan assets were distributed to the participants. Net periodic pension expense was $25,193, including a curtailment gain of $127,063, and $126,284 for the year ended January 31, 2001 and 2000, respectively.


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

     In connection with the ConForms acquisition on June 21, 1996, the Company granted ten-year nonqualified options to purchase an aggregate of 167,611 shares of Common Stock exercisable at $3.00 per share to key personnel. Such options vested fully on the first anniversary of the closing of the acquisition. On the date of the grant of the options, the closing sale price for the Common Stock was $7.50 per share. The difference between the option price and the fair market value at the time of grant was amortized over the one-year vesting period. On February 15, 2001, 19,444 of these options were exercised.

     In January 1999, the Board of Directors authorized and on June 8, 1999, the shareholders approved the Edison Control Corporation 1999 Equity Incentive Plan (the "Plan"). The Plan provides that up to a total of 200,000 shares of Common Stock will be available for the granting of stock options, stock appreciation rights, restricted stock or performance shares. No awards were granted under this Plan as of January 31, 2002.

     The Company has adopted the disclosure-only provisions of SFAS No.123, "Accounting for Stock-Based Compensation," but continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for all of its plans. Expense was $0, $0, and $389,236 for the years ended January 31, 2002, 2001 and 2000, respectively. If the Company had elected to recognize costs for the options/warrants issued after December 15, 1994 in accordance with SFAS No. 123, income from continuing operations and income from continuing operations per share would have changed to the pro-forma amounts as follows:


                                               Year Ended January 31,
                                      ---------------------------------------
                                          2002          2001          2000
                                      -----------   -----------   -----------

     Income from continuing operations:

                 As reported:         $ 2,718,308   $ 2,308,255   $ 2,265,849
                 Pro-forma:             2,718,308     2,308,255     2,255,602

     Income from continuing operations per share:

     Basic       As reported:                1.20          0.98          0.97
                 Pro-forma:                  1.20          0.98          0.96
     Diluted     As reported:                1.01          0.80          0.78
                 Pro-forma:                  1.01          0.80          0.78

     Stock option/warrant activity is summarized as follows:

                                             Weighted                   Weighted
                              Year Ended     Average     Year Ended     Average
                              January 31,    Exercise    January 31,    Exercise
                                 2002         Price         2001          Price
                              -----------    --------    -----------    --------

Options/warrant
 outstanding, beginning
 of year                          917,611     $ 2.48          917,611    $ 2.48
Options/warrant exercised         (19,444)      3.00                -         -
Options/warrant expired                 -          -                -         -
                            -------------     ------    -------------    ------
Options/warrant
 outstanding, end of year         898,167     $ 2.47          917,611    $ 2.48
                            =============     ======    =============    ======

Options/warrant
 exercisable, end of year         898,167     $ 2.47          917,611    $ 2.48
                            =============     ======    =============    ======

Price range per share       $1.60 - $4.00               $1.60 - $4.00
                            =============               =============


                                             Weighted
                              Year Ended     Average
                              January 31,    Exercise
                                 2002         Price
                              -----------    --------

Options/warrant
 outstanding, beginning
 of year                          935,111     $ 2.52
Options/warrant exercised          (4,375)      4.50
Options/warrant expired           (13,125)      4.50
                                        -          -
                            -------------     ------
Options/warrant
 outstanding, end of year         917,611     $ 2.48
                            =============     ======

Options/warrant
 exercisable, end of year         917,611     $ 2.48
                            =============     ======

Price range per share       $1.60 - $4.00
                            =============


     The weighted average remaining contractual life of stock options and warrants outstanding at January 31, 2002 is 3.5 years.

     No options or warrants were granted during the years ended January 31, 2002, 2001 and 2000.

11.  VALUATION ACCOUNTS

     Activity related to valuation accounts for the years ended January 31, 2002, 2001 and 2000 is as follows:

                                              Additions      Deductions for
                                              charged to    bad debts written
                                  Balance,   (deductions     off, inventory      Balance,
                                 Beginning   from) costs     disposed of or       End of
Valuation Accounts                of Year    and expenses    warranty claims       Year
------------------               ---------   ------------   -----------------    --------

Allowance for         01/31/02   $ 169,000    $ 109,693        $  (60,693)      $ 218,000
 doubtful accounts:   01/31/01     227,000       50,306          (108,306)        169,000
                      01/31/00     268,000       (9,165)          (31,835)        227,000

Excess and obsolete   01/31/02   $ 312,000     $ 43,457        $   (2,457)      $ 353,000
 inventory reserve:   01/31/01     608,000      (67,617)         (228,383)        312,000
                      01/31/00     516,000       92,000                 -         608,000

Warranty reserve:     01/31/02   $ 165,000     $ 73,444        $ (118,444)      $ 120,000
                      01/31/01     173,000       70,197           (78,197)        165,000
                      01/31/00     207,500       39,575           (74,075)        173,000


     The allowance for doubtful accounts is determined by specific analysis of all accounts over sixty days past due and the application of a historical percentage to the remaining receivable balance. The excess and obsolete inventory reserve is determined by specific analysis of all inventory items with quantities in excess of eighteen-months supply and items that become obsolete because of product design changes. The warranty reserve is determined by a specific analysis of all current product liability incidents and lawsuits and a specific review of known warranty claims with a historical percentage of sales utilized for potentially unknown warranty claims.

12.  COMMITMENTS

     The Company has various warehouse and auto leases expiring at various dates through July 2010. Future minimum lease payments required under these noncancelable operating lease agreements are approximately as follows:

               Year Ending
               January 31,
               -----------
                   2003                            $ 200,000
                   2004                              185,000
                   2005                              112,000
                   2006                              100,000
                   2007                               92,000
                Thereafter                           183,000
                                                   ---------
                                      Total        $ 872,000
                                                   =========

     Total rent expense for the years ended January 31, 2002, 2001 and 2000 was approximately $180,000, $203,000 and $200,000, respectively.

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

     The Company has a note payable to an employee, which was used to finance the purchase of the remaining 50% of South Houston Hose on November 1, 2001. The balance of $500,000 is due in annual installments of $100,000 to be paid each October 31 with the last installment due October 31, 2006. The interest rate is fixed at 7.0% for the life of the note. There were no principal or interest payments made by the Company on the note during the year ended January 31, 2002.

14.  FOREIGN OPERATIONS

     Foreign operations are based on the location of the Company's facilities.

     Foreign operations information for the year ended January 31, 2002 follows:

                               United
                               States        Kingdom    Malaysia      Total
                               ------        -------    --------      -----
Net sales to
 unaffiliated customers      $25,382,707   $1,491,720   $578,123   $27,452,550
Operating income               4,734,458       26,975     17,364     4,778,797
Identifiable assets           26,138,456    1,459,948    759,790    28,358,194
Depreciation and
 amortization                  1,100,737       36,453     16,318     1,153,508
Capital expenditures             229,524            -      4,078       233,602


     Foreign operations information for the year ended January 31, 2001 follows:

                               United
                               States        Kingdom    Malaysia      Total
                               ------        -------    --------      -----
Net sales to
 unaffiliated customers      $23,806,287   $1,492,030   $772,365   $26,070,682
Operating income (loss)        4,687,752      (90,516)    35,107     4,632,343
Identifiable assets           27,046,303    1,396,069    739,861    29,182,233
Depreciation and
 amortization                  1,059,863       52,448     15,731     1,128,042
Capital expenditures             450,762       25,298      2,812       478,872


     Foreign operations information for the year ended January 31, 2000 follows:

                               United
                               States        Kingdom    Malaysia      Total
                               ------        -------    --------      -----
Net sales to
 unaffiliated customers      $22,617,875   $1,827,960   $474,985   $24,920,820
Operating income (loss)        4,521,434       98,200    (56,768)    4,562,866
Identifiable assets           27,899,155    1,880,061    851,448    30,630,664
Depreciation and
 amortization                  1,448,836       56,600     14,865     1,520,301
Capital expenditures             469,390      194,171     11,684       675,245

15.  SEGMENT INFORMATION

     The Company's operating segments are organized based on the nature of products and services provided. A description of the nature of the segment's operations and their accounting policies are contained in Note 1. Segment information follows:

                                                         Edison
                                              Ultra      Holding
                             ConForms (1)     Tech       Company        Total
                             ------------     -----      -------        -----

Year ended January 31, 2002
---------------------------
Net sales to
 unaffiliated customers      $22,994,744   $4,457,806   $        -   $27,452,550
Operating income (loss)        4,637,707      550,406     (409,316)    4,778,797
Identifiable assets           24,082,614    4,080,110      195,470    28,358,194
Goodwill, net                  8,130,000            -            -     8,130,000
Depreciation and
 amortization                    796,002      357,506            -     1,153,508
Capital expenditures             219,828       13,774            -       233,602


Year ended January 31, 2001
---------------------------
Net sales to
 unaffiliated customers      $22,753,684   $3,316,998   $        -   $26,070,682
Operating income (loss)        4,896,239      305,564     (569,460)    4,632,343
Identifiable assets           22,629,681    5,156,883    1,395,669    29,182,233
Goodwill, net                  8,225,801            -            -     8,225,801
Depreciation and
 amortization                    773,971      322,731       31,340     1,128,042
Capital expenditures             469,038        9,834            -       478,872


Year ended January 31, 2000
---------------------------
Net sales to
 unaffiliated customers      $21,405,977   $3,514,843   $        -   $24,920,820
Operating income (loss)        4,434,824      596,009     (467,967)    4,562,866
Identifiable assets           22,426,283    4,670,088    3,534,293    30,630,664
Goodwill, net                  8,458,059            -            -     8,458,059
Depreciation and
 amortization                    794,830      290,719      434,752     1,520,301
Capital expenditures             632,804       40,391        2,050       675,245


(1) Results include the acquisition of South Houston Hose on November 1, 2001 (see note 2).

16.  CONTINGENCIES AND LITIGATION

     The Company is involved in various legal proceedings, which have arisen in the normal course of business. Reserves are recorded when the occurrence of loss is probable and can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a materially adverse effect on the Company's consolidated financial statements.

17.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     Quarterly financial information for the year ended January 31, 2002 follows:

                                    1st          2nd          3rd          4th
                                  Quarter      Quarter      Quarter    Quarter (1)      Total
                                  -------      -------      -------    -----------      -----

     Net sales                  $6,693,359   $7,097,924   $6,882,955   $6,778,312    $27,452,550
     Gross profit                2,632,299    2,527,392    2,611,392    2,406,156     10,177,239
     Income from continuing
      operations                   697,653      719,520      823,946      477,189      2,718,308
     Income from continuing
      operations per share -
      diluted                         0.25         0.26         0.30         0.20           1.01
     Net income                    697,653      719,520      823,946      477,189      2,718,308
     Net income per share -
      diluted                         0.25         0.26         0.30         0.20           1.01

     (1) Results include the acquisition of South Houston Hose on November 1, 2001 (see note 2).


     Quarterly financial information for the year ended January 31, 2001 follows:

                                    1st          2nd          3rd          4th
                                  Quarter      Quarter      Quarter      Quarter        Total
                                  -------      -------      -------      -------        -----

     Net sales                  $6,699,097   $6,958,976   $5,907,515   $6,505,094    $26,070,682
     Gross profit                2,693,473    2,586,201    2,107,998    2,292,297      9,679,969
     Income from continuing
      operations                   688,663      727,782      431,145      460,665      2,308,255
     Income from continuing
      operations per share -
      diluted                         0.25         0.25         0.15         0.16           0.80
     Net income                    651,510      743,378      347,625      460,665      2,203,178
     Net income per share -
      diluted                         0.22         0.25         0.12         0.16           0.76